                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 2)

Filed by the Registrant /x/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/  Preliminary Proxy Statement                /x/  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                CYBERONICS, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/x/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                      CONFIDENTIAL, FOR USE OF THE SEC ONLY

                                           PRELIMINARY PROXY DATED MAY 30, 1996

                                CYBERONICS, INC.

                                  June __, 1996

Dear Fellow Stockholder:

         A Special Meeting of Stockholders of Cyberonics, Inc., a Delaware corporation, will be held at__________________________________________, Texas, on Tuesday, July 16, 1996, commencing at 10:00 a.m., local time.

         At this Special Meeting, you will be asked to consider and vote on (i) the approval and adoption of an Agreement and Plan of Merger dated as of April 8, 1996 by and among Cyberonics, St. Jude Medical, Inc., a Minnesota corporation, and SJM Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of St. Jude, and the merger of Sub with and into Cyberonics. In the proposed Merger, each outstanding share of Cyberonics common stock (other than shares held by St. Jude, Cyberonics or any of their subsidiaries and other than dissenters' shares) will be converted into the right to receive an amount in cash equal to $72,090,669 divided by the number of shares of Cyberonics Common Stock outstanding immediately prior to the effective time of the Merger (approximately $7.00 per share of Cyberonics Common Stock) and (ii) the sale of 2,181,818 shares of Cyberonics Common Stock to St. Jude at a price of $5.50 per share.

         YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT, THE MERGER AND THE STOCK PURCHASE DESCRIBED IN THE ATTACHED MATERIAL AND HAS DETERMINED THAT THE MERGER AND THE STOCK PURCHASE ARE FAIR TO AND IN THE BEST INTERESTS OF CYBERONICS AND ITS STOCKHOLDERS. AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED MERGER AGREEMENT, THE MERGER AND THE STOCK PURCHASE.

         Accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Proxy Statement relating to the actions to be taken by Cyberonics stockholders at the Special Meeting and a proxy card. The Proxy Statement more fully describes the proposed Merger and the Stock Purchase.

         All stockholders are cordially invited to attend the Special Meeting in person. However, whether or not you plan to attend the Special Meeting, please complete, sign, date and return your proxy card in the enclosed envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy card. It is important that your shares be represented and voted at the Special Meeting.

                                   Sincerely,


                                   Reese S. Terry
                                   Chairman of the Board, Executive
                                   Vice President and Secretary


                             YOUR VOTE IS IMPORTANT.
        EVEN IF YOU HAVE SOLD SHARES SINCE THE JUNE 6, 1996 RECORD DATE,
                   ONLY YOU ARE ENTITLED TO VOTE SUCH SHARES.
        IF YOUR CYBERONICS SHARES WERE HELD BY YOUR BROKER ON THE RECORD
          DATE, YOU MUST INSTRUCT YOUR BROKER HOW TO VOTE THE SHARES.
             PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD
              AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                                CYBERONICS, INC.
                           17448 HIGHWAY 3, SUITE 100
                            WEBSTER, TEXAS 77598-4135

                               -------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JULY 16, 1996

                               -------------------

         NOTICE IS HEREBY GIVEN of a Special Meeting of Stockholders of Cyberonics, Inc., a Delaware corporation, to be held on Tuesday, July 16, 1996, at ____________________________________________________________________, Texas,
commencing at 10:00 a.m., local time (the "Special Meeting"), to consider and vote upon the following matters:

                  (1) The approval and adoption of an Agreement and Plan of Merger dated as of April 8, 1996 by and among St. Jude Medical, Inc., a Minnesota corporation, Cyberonics and SJM Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of St. Jude, pursuant to which Sub will merge with and into Cyberonics (the "Merger") and each share of Cyberonics common stock then outstanding (other than shares held by St. Jude, Cyberonics or any of their subsidiaries and other than dissenters' shares) will be converted without any action on the part of the holder thereof into the right to receive an amount in cash equal to $72,090,669 divided by the number of shares of Cyberonics common stock outstanding immediately prior to the effective time of the Merger. A copy of the Merger Agreement is attached as Annex I to the accompanying Proxy Statement;

                  (2) The approval of the sale of 2,181,818 shares of Cyberonics Common Stock to St. Jude at a cash purchase price of $5.50 per share; and

                  (3) The transaction of such other business incidental to the conduct of the Special Meeting as may properly come before the Special Meeting or any adjournments or postponements thereof.

         The Board of Directors of Cyberonics has approved the Merger Agreement, the Merger and the Stock Purchase and recommends that the stockholders vote "FOR" approval and adoption of the Merger Agreement, the Merger and the Stock Purchase.

         Only holders of record of shares of Cyberonics common stock at the close of business on June 6, 1996 are entitled to notice of and to vote at the Special Meeting and any and all adjournments or postponements thereof. Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of Cyberonics common stock is necessary to approve and adopt the Merger Agreement.

         Stockholders of Cyberonics who do not vote in favor of the Merger Agreement and who comply with the requirements of Section 262 of the Delaware General Corporation Law have the right to seek appraisal of the fair value of their shares of Cyberonics common stock. (See "Appraisal Rights" in the accompanying Proxy Statement.)

         Please complete, sign, date and return the enclosed proxy card promptly whether or not you expect to attend the Special Meeting. Your proxy will be revocable, either in writing or by voting in person at the Special Meeting, at any time prior to its exercise at the meeting. A return envelope is enclosed for your convenience and requires no postage for mailing in the United States. Stockholders should not send stock certificates with the enclosed proxy card.

                                       Reese S. Terry
                                       Chairman of the Board, Executive
                                       Vice President and Secretary

Webster, Texas
June __, 1996

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
AVAILABLE INFORMATION.......................................................................................      1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................................................      1

SUMMARY  ...................................................................................................      3

SELECTED FINANCIAL INFORMATION..............................................................................     12

THE CYBERONICS SPECIAL MEETING..............................................................................     13

         Record Date; Quorum; Proxies.......................................................................     13
         Stock Ownership of Management and Certain Beneficial Owners........................................     14
         Solicitation.......................................................................................     15

PROPOSAL I: APPROVAL OF THE MERGER..........................................................................     16

         Background.........................................................................................     16
         Reasons for the Merger.............................................................................     17
         Recommendation of the Cyberonics Board of Directors................................................     18
         Vote Required to Approve the Merger................................................................     18
         Description of the Merger; Merger Consideration....................................................     18
         Opinion of Cyberonics' Financial Advisor...........................................................     19
         Interests of Certain Persons in the Merger.........................................................     22
         Certain Cyberonics Employee Benefit Plans..........................................................     23
         Operations of Cyberonics After the Merger..........................................................     24
         Exchange of Certificates Representing Cyberonics Common Stock......................................     24
         Legends on Certificates............................................................................     25
         Conditions of the Merger; Amendments...............................................................     25
         Representations and Warranties.....................................................................     26
         Conduct of Business of Cyberonics Prior to the Effective Time; Certain Covenants...................     26
         No Solicitation....................................................................................     27
         Termination; Termination Fee.......................................................................     28
         Other Agreements...................................................................................     29
         Deregistration of Cyberonics Common Stock After the Merger.........................................     30
         Antitrust Matters..................................................................................     30
         Certain Federal Income Tax Consequences............................................................     30
         Appraisal Rights...................................................................................     31

PROPOSAL II: APPROVAL OF THE STOCK PURCHASE.................................................................     33

         General  ..........................................................................................     33
         Vote Required......................................................................................     34
         Recommendation of Cyberonics Board of Directors....................................................     34

                                TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                               PAGE
                                                                                                               ----
ACCOUNTANTS.................................................................................................     34

ANNEXES

Annex I        -  Agreement and Plan of Merger dated as of April 8, 1996, by and among St. Jude Medical, Inc., SJM Acquisition Corp. and Cyberonics, Inc.
                  (without exhibits)........................................................................    I-1

Annex II       -  Opinion of Vector Securities International, Inc...........................................   II-1

Annex III      -  Section 262 of the General Corporation Law of the State of Delaware.......................  III-1

Annex IV       -  Annual Report on Form 10-K for the fiscal year ended June 30, 1995........................   IV-1

Annex V        -  Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended
                  June 30, 1995.............................................................................    V-1

Annex VI       -  Quarterly Report on Form 10-Q for the quarter ended March 31, 1996........................   VI-1

                                 PROXY STATEMENT
                                       OF
                                CYBERONICS, INC.

                               -------------------


         This Proxy Statement is furnished by Cyberonics, Inc., a Delaware corporation ("Cyberonics"), to solicit proxies from holders of common stock, par value $.01 per share, of Cyberonics ("Cyberonics Common Stock") in connection with the proposed merger (the "Merger") of SJM Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary ("Sub") of St. Jude Medical, Inc., a Minnesota corporation ("St. Jude"), with and into Cyberonics, pursuant to an Agreement and Plan of Merger dated as of April 8, 1996, by and among St. Jude, Cyberonics and Sub (the "Merger Agreement").

                               -------------------

                              AVAILABLE INFORMATION

         Cyberonics is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "SEC") relating to its business, financial statements and other matters.

         The reports, proxy and information statements and other information filed with the SEC by Cyberonics pursuant to the Exchange Act may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the regional offices of the SEC located at the Northwestern Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661, and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by addressing written requests for such copies to the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549. Cyberonics' Common Stock is quoted for trading on The Nasdaq National Market and reports, proxy or information statements and other information concerning Cyberonics may be inspected at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

                              -------------------

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by Cyberonics with the SEC are incorporated herein by reference and/or delivered with this Proxy Statement:

                  1. Annual Report on Form 10-K for the year ended June 30, 1995 (as amended on Form 10-K/A dated October 26, 1995);

                  2. Quarterly Reports on Form 10-Q for the quarters ended September 30, 1995, December 31, 1995 and March 31, 1996; and

                  3. Current Report on Form 8-K dated April 8, 1996.

         All reports and definitive proxy or information statements filed by Cyberonics pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting of Cyberonics stockholders shall be deemed to be incorporated by reference into this Proxy Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

         The documents incorporated into this Proxy Statement by reference (without exhibits, unless such exhibits are specifically incorporated by reference into the information that this Proxy Statement incorporates by reference herein) are available without charge to each person, including each beneficial owner, to whom a copy of this Proxy Statement is delivered, upon written or oral request addressed to Cyberonics, Inc., 17448 Highway 3, Suite 100, Webster, Texas 77598-4135, Attention: Investor Relations. Cyberonics' telephone number is (713) 332-1375.

                               -------------------

         No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized by Cyberonics. This Proxy Statement does not constitute the solicitation of a proxy in any jurisdiction in which, or from any person from whom in any jurisdiction, it is unlawful to make such proxy solicitation. The delivery of this Proxy Statement shall not, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of Cyberonics or any of its subsidiaries since the date of this Proxy Statement.

                               -------------------

   This Proxy Statement is dated, and the date the proxy materials were first mailed to Cyberonics stockholders was, June 12, 1996.

                                     SUMMARY

         The following is, in part, a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement, in the Annexes attached hereto and the documents referred to and incorporated by reference herein. Stockholders are urged to read this Proxy Statement and the Annexes hereto in their entirety.


                              PARTIES TO THE MERGER

CYBERONICS, INC.

         Cyberonics was founded in 1987 to design, develop and bring to market medical devices which provide a novel therapy, vagus nerve stimulation, for the treatment of epilepsy and other debilitating neurological disorders. Currently, there are limited or no effective pharmacological or surgical treatments for many patients suffering from such disorders. The mailing address and telephone number of the principal executive offices of Cyberonics are 17448 Highway 3, Suite 100, Webster, Texas 77598-4135, (713) 332-1375. For more information relating to the business and operations of Cyberonics, reference is made to the documents of Cyberonics which are incorporated by reference in this Proxy Statement. See "Incorporation of Certain Documents by Reference."

ST. JUDE MEDICAL, INC.

         St. Jude is a global medical device company and is the leading manufacturer of mechanical heart valves. St. Jude also manufactures cardiac rhythm management products through its Pacesetter subsidiary. The mailing address and telephone number of the principal executive offices of St. Jude are One Lillehei Plaza, St. Paul, Minnesota 55117, (612) 483-2000.

SJM ACQUISITION CORP.

         SJM Acquisition Corp. is a corporation recently organized by St. Jude for the purpose of effecting the acquisition of Cyberonics. It has no material assets and has not engaged in any material activities except in connection with such proposed acquisition. The mailing address and telephone number of the principal executive offices of Sub are One Lillehei Plaza, St. Paul, Minnesota 55117, (612) 483-2000.

                           CYBERONICS SPECIAL MEETING

DATE, TIME AND PLACE OF THE MEETING

         The Special Meeting will be held on July 16, 1996, commencing at 10:00 a.m., local time, at___________________________________________________, Texas.

PURPOSES OF THE MEETING

         The purposes of the Special Meeting are (i) to consider and vote upon a proposal (the "Merger Proposal") to approve and adopt the Merger Agreement and the Merger pursuant to which Sub will merge with and into Cyberonics and each share of Cyberonics Common Stock then outstanding (other than shares held by St. Jude, Cyberonics or any of their subsidiaries and other than dissenters' shares) will be converted without any action on the part of the holder thereof into the right to receive an amount in cash equal to $72,090,669 divided by the number of shares of Cyberonics Common Stock outstanding immediately prior to the Effective Time (as defined below) (the "Merger Consideration") (approximately $7.00 per share of Cyberonics Common Stock), (ii) to consider and vote upon the sale of 2,181,818 shares of Cyberonics Common Stock to St. Jude at a purchase price of $5.50 per share (the "Stock Purchase") and (iii) to transact any other business that may properly come before the Special Meeting. As of the date of this Proxy Statement, the Board of Directors of Cyberonics does not know of any business to be presented at the Special Meeting other than as set forth in the notice accompanying this Proxy Statement. If any other matters should properly come before the Special Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies. A copy of the Merger Agreement is attached to this Proxy Statement as Annex I and incorporated herein by reference. See "The Cyberonics Special Meeting--Record Date; Quorum; Proxies."

         Note that the investment by St. Jude in Cyberonics is contingent on approval by the Cyberonics stockholders of the Merger Proposal. In the event that Cyberonics stockholders approve the Stock Purchase but fail to approve the Merger Proposal, St. Jude has no obligation to complete the Stock Purchase, and has indicated its intention not to make the investment under such circumstances. In the event that Cyberonics stockholders approve the Merger Proposal but fail to approve the Stock Purchase, the parties intend to proceed with the Stock Purchase notwithstanding such lack of approval to the extent legally permissible. See "Vote Required."

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM

         Only holders of record of shares of Cyberonics Common Stock at the close of business on June 6, 1996 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were [9,510,845] shares of Cyberonics Common Stock issued and outstanding, held by approximately [108] holders of record.

         The required quorum for the transaction of business at the Special Meeting is a majority of the shares of Cyberonics Common Stock issued and outstanding on the Record Date. Abstentions will be included in determining the number of shares present for purposes of determining the presence of a quorum.

VOTE REQUIRED

         Merger Proposal. The affirmative vote of the holders of a majority of the shares of Cyberonics Common Stock outstanding on the Record Date is required to approve the Merger Proposal.

         Stock Purchase. Cyberonics is seeking the approval of holders of a majority of the shares represented at the Special Meeting and eligible to vote with respect to the Stock Purchase.

         As of the Record Date, Cyberonics executive officers and directors owned an aggregate of 973,098 shares of Cyberonics Common Stock (excluding 311,000 shares that executive officers and directors have the right to acquire upon exercise of outstanding options granted under the Cyberonics 1988 Incentive Stock Plan (the "Stock Plan")).

MARKET PRICE OF CYBERONICS COMMON STOCK PRIOR TO ANNOUNCEMENT OF MERGER

         On April 4, 1996, the last full trading day prior to the joint public announcement by Cyberonics and St. Jude of the proposed Merger, the highest reported sales price for shares of Cyberonics Common Stock was $6.25 per share, the lowest reported sales price for shares of Cyberonics Common Stock was $4.25 per share and the last reported sales price for shares of Cyberonics Common Stock was $5.50 per share. For the month ended March 1996, the highest reported sales price for shares of Cyberonics Common Stock was $5.25 per share and the lowest reported sales price was $4.00 per share. For the month ended May 31, 1996, the highest reported sales price for shares of Cyberonics Common Stock was $_____ per share and the lowest reported sales price was $_____ per share.

APPRAISAL RIGHTS

         Holders of shares of Cyberonics Common Stock who comply with the requirements of Section 262 of the General Corporation Law of the State of Delaware (the "Delaware Law") with respect to the Merger are entitled to rights of appraisal with respect to such shares. Stockholders electing to exercise their appraisal rights under Section 262 must not vote for the Merger Proposal. If a stockholder returns a signed proxy but does not specify a vote against the Merger Proposal or a direction to abstain, the proxy will be voted "FOR" the Merger Proposal, which will have the effect of waiving that stockholder's appraisal rights. See "Proposal I: Approval of the Merger--Appraisal Rights" and Annex III.

                                   THE MERGER

DESCRIPTION OF THE MERGER; MERGER CONSIDERATION

         The Merger Agreement provides that, if the Merger Proposal is approved by the stockholders of Cyberonics and all other conditions to the consummation of the Merger have been satisfied or waived, (i) Sub will be merged with and into Cyberonics and (ii) each share of Cyberonics Common Stock then outstanding (other than shares of Cyberonics Common Stock held by St. Jude, Cyberonics or any direct or indirect subsidiary of either of them, all of which will be canceled without the payment of any consideration therefor, and other than dissenters' shares) will be converted without any action on the part of the holder thereof into the right to receive an amount in cash equal to $72,090,669 divided by the number of shares of Cyberonics Common Stock outstanding immediately prior to the Effective Time, excluding any shares held by St. Jude, Sub or their subsidiaries, but including any shares acquired by the treasury of Cyberonics after April 1, 1996 pursuant to the exercise of Cyberonics stock options. Based upon the number of shares of Common Stock and options outstanding as of May 31, 1996, the Merger Consideration per share is expected to be approximately $7.00. If the Merger Proposal and Stock Purchase are approved by stockholders, the Company does not anticipate a material change in the outstanding number of shares of Common Stock or options at the consummation of the Merger (other than the shares issuable to St. Jude in the Stock Purchase which do not share in the Merger Consideration). In the event that subsequent events would cause a material change in the per share Merger Consideration or other material terms of the Merger Proposal, the Company would resolicit stockholder approval of the Merger Proposal. See "Proposal I: Approval of the Merger--Description of the Merger; Merger Consideration."

         The Merger will be effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the Delaware Law (the time of such filing is hereinafter referred to as the "Effective Time"), which filing will be made on a date mutually acceptable to St. Jude and Cyberonics after the Merger Proposal has been approved by the stockholders of Cyberonics and after all other conditions to the consummation of the Merger have been satisfied or waived. The consummation of the Merger is not currently anticipated to occur until October 1996. See "Proposal I: Approval of the Merger--Conditions of the Merger; Amendments."

         Notwithstanding the foregoing, St. Jude has the right to terminate the Merger Agreement at any time, with or without cause. The effect of this provision is that St. Jude has the option, but not the obligation, to consummate the Merger. St. Jude's option to acquire Cyberonics would be exercised by St. Jude electing to consummate the Merger, and effectively expires on October 19, 1996 at which time Cyberonics becomes free to terminate this Merger Agreement without liability. See "Proposal I: Approval of the Merger--Termination; Termination Fee."

REASONS FOR THE MERGER

         Cyberonics. The Cyberonics Board of Directors considered many factors in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby. The principal reason for its decision was the opportunity to secure a premium for stockholders over the price of Cyberonics Common Stock which had been prevailing in the market before the announcement of the Merger Agreement. In comparing such premium to the return on stockholder investment believed to be achievable through future appreciation in the stock of Cyberonics operating as an independent company, the Board considered various factors affecting Cyberonics' future financial performance and prospects, including its ability to significantly improve revenues and operating results. A primary consideration was the potential risks and rewards to Cyberonics' stockholders from continuing to operate as an independent company, including the need for and probable dilutive impact of additional financing, compared to the opportunity presented by the Merger. After a careful analysis and with one director voting against and one director abstaining, the Board concluded that the Merger Agreement was the best alternative for Cyberonics' stockholders. The Cyberonics Board also considered the benefits to existing customers and employees which could result from a combination with St. Jude.

         St. Jude. St. Jude believes that, as a result of the Merger, the operating performance of Cyberonics can be significantly enhanced through the use of St. Jude's substantial international sales and marketing infrastructure and its significant core technology competencies in the design and manufacture of electrical stimulation devices. In addition, the Merger allows St. Jude to apply its core technology in a new market area, epilepsy therapy, providing additional opportunities for future growth. See "Proposal I: Approval of the Merger--Reasons for the Merger."

RECOMMENDATION OF THE CYBERONICS BOARD OF DIRECTORS; OPINION OF CYBERONICS' FINANCIAL ADVISOR

         The Board of Directors of Cyberonics believes that the terms of the Merger and Stock Purchase are fair to and in the best interests of Cyberonics and its stockholders and recommends to stockholders of Cyberonics that they vote FOR the Merger Proposal and Stock Purchase. Please note that one director abstained from voting with respect to the Merger Agreement (and from making a recommendation to stockholders) due to a potential conflict of interests arising from a contingent compensation arrangement and one director voted against the Merger Agreement. See "Proposal I: Approval of the Merger--Recommendation of the Cyberonics Board of Directors."

         Cyberonics has retained Vector Securities International, Inc. ("Vector Securities") to act as its financial advisor in connection with the Merger. Vector Securities has delivered to the Cyberonics Board of Directors its written opinion dated April 2, 1996, to the effect that, as of such date and based upon the matters described therein, the Merger Consideration to be received by the holders of such shares (other than St. Jude) is fair to such stockholders from a financial point of view. The opinion of Vector Securities is directed to the fairness of the Merger Consideration and does not constitute a recommendation to any stockholder as to how to vote at the Special Meeting. Reference is made to the full text of the Vector Securities opinion dated as of the date of this Proxy Statement, a copy of which is attached hereto as Annex II, for the specific assumptions made and matters considered by Vector Securities. This opinion should be read in its entirety by Cyberonics stockholders. See "Proposal
I: Approval of the Merger--Background" and "--Opinion of Cyberonics' Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Stock Ownership of Directors and Executive Officers. As of the Record Date, the executive officers and directors of Cyberonics as a group beneficially owned an aggregate of 973,098 shares of Cyberonics Common Stock (excluding 311,000 shares that executive officers and directors have the right to acquire upon exercise of outstanding options granted under the Stock Plan), representing approximately 10.2% of the total voting power of Cyberonics. All such shares will be treated in the Merger in the same manner as the shares of Cyberonics Common Stock held by the other stockholders of Cyberonics.

         Employment Agreement and Change of Control Provisions.

         Pursuant to the Employment Agreement dated September 30, 1995, as amended, between Cyberonics and Robert P. Cummins, the President and Chief Executive Officer of Cyberonics and a member of the Board of Directors of Cyberonics, Mr. Cummins is entitled to receive $450,000 in severance benefits if he is "involuntarily terminated" (as defined in such agreement) by Cyberonics on or before December 31, 1996. Consummation of the Merger is expected to result in an involuntary termination of Mr. Cummins' employment and payment of the severance benefit.

         Pursuant to the Employee Retention Agreement dated September 30, 1995, as amended, between Cyberonics and John K. Bakewell, the Chief Financial Officer of the Company, Mr. Bakewell is entitled to receive $200,000 upon a "change of control" of Cyberonics on or before December 31, 1996 under certain circumstances. Consummation of the Merger constitutes a "change of control" and will result in payment of the retention bonus.

         Pursuant to Change of Control Agreements, between Cyberonics and each of: John K. Bakewell, the Chief Financial Officer of Cyberonics; William H. Duffell, Jr., the Vice President, Clinical and Regulatory Affairs of Cyberonics; Stephen D. Ford, the Vice President of Manufacturing of Cyberonics; and Shawn Lunney, the Vice President of Manufacturing of Cyberonics; is entitled to receive a lump sum bonus in the event of a "change of control" of Cyberonics occurring on or before December 31, 1996 if certain conditions are satisfied. For purposes of all of the above described agreements, the Merger will constitute a "change of control" of Cyberonics. See "Proposal I: Approval of the Merger--Interests of Certain Persons in the Merger."

         Indemnification and Insurance. Pursuant to the Merger Agreement, St. Jude has agreed that, for six years after the Effective Time, it will cause the surviving corporation to indemnify and hold harmless the present and former officers and directors of Cyberonics in respect of acts or omissions occurring prior to the Effective Time to the extent provided under Cyberonics' Certificate of Incorporation, Bylaws and indemnification agreements in effect on the date of the Merger Agreement. For such six-year period, St. Jude will also cause the surviving corporation, at the surviving corporation's expense, to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by each respective Cyberonics' officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement. If the annual premiums of such insurance would exceed the premiums in effect as of the date of the Merger Agreement, St. Jude shall use its commercially reasonable efforts to procure such level of insurance having the same coverage as in effect as of the date of the Merger Agreement for an annual premium equal to such current premium amount. See "Proposal I: Approval of the Merger--Interests of Certain Persons in the Merger."

CERTAIN CYBERONICS EMPLOYEE BENEFIT PLANS

         Pursuant to the Cyberonics 1988 Incentive Stock Plan (the "Stock Plan") and the option agreements entered into between Cyberonics and its employees, all of the outstanding options of Cyberonics granted under the Stock Plan will be accelerated as a result of the Merger such that the options will be exercisable as to all shares, whether vested or not vested. Any outstanding options of Cyberonics granted under the Stock Plan that have not been exercised will be canceled at the Effective Time. Under the Cyberonics Employee Stock Purchase Plan (the "Purchase Plan"), the then pending offering period will terminate and accumulated payroll deductions will either be returned to participants or applied to the purchase of shares of Cyberonics Common Stock which shares, if issued, would be treated like all other shares of Cyberonics Common stock in the Merger. Both the Stock Plan and the Purchase Plan will terminate upon consummation of the Merger.

         Under the Merger Agreement, St. Jude has agreed to provide to those employees of Cyberonics which St. Jude elects to retain comparable compensation and benefits as those provided to employees of St. Jude with similar status and tenure. In addition, St. Jude shall give each Cyberonics employee full credit for all service with Cyberonics for purposes of all employee benefit plans and arrangements. For more information regarding the above and other Cyberonics employee benefit plans, see "Proposal I: Approval of the Merger--Certain Cyberonics Employee Benefit Plans."

EXCHANGE OF CYBERONICS STOCK CERTIFICATES

         Promptly after consummation of the Merger, American Stock Transfer & Trust Company as exchange agent (the "Exchange Agent") will mail a letter of transmittal with instructions to all holders of record of Cyberonics Common Stock as of the Effective Time for use in exchanging their Cyberonics stock certificates for the Merger Consideration. STOCK CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL IS RECEIVED. See "Proposal I:
Approval of the Merger--Exchange of Certificates Representing Cyberonics Common Stock."

CONDITIONS TO THE MERGER; AMENDMENTS OF THE MERGER AGREEMENT

         In addition to approval by the stockholders of Cyberonics, consummation of the Merger is subject to the fulfillment of a number of conditions customary in transactions similar to the Merger. To the fullest extent permitted by law, the Merger Agreement may be amended, modified or supplemented with respect to any of the terms contained therein, and any of the obligations or conditions of the parties may be waived, except that the obtaining of the approval of the stockholders of Cyberonics may not be waived. See "Proposal I: Approval of the Merger -- Conditions of the Merger; Amendments."

         Notwithstanding the foregoing, St. Jude has the right to terminate the Merger Agreement at any time, with or without cause and regardless of whether the conditions to the Merger have been satisfied. As a result, while Cyberonics may be obligated to consummate the Merger, St. Jude has an option and not an obligation to do so. See "Proposal I: Approval of the Merger--Termination; Termination Fee."

REPRESENTATIONS AND WARRANTIES

         The Merger Agreement contains standard representations and warranties of Cyberonics, St. Jude and Sub regarding their corporate existence, the authorization, execution and enforceability of the Merger Agreement, the accuracy of information contained in documents filed with the SEC and other matters. See "Proposal I: Approval of the Merger--Representations and Warranties."

CONDUCT OF BUSINESS OF CYBERONICS PRIOR TO THE EFFECTIVE TIME; CERTAIN COVENANTS

         Pursuant to the Merger Agreement, Cyberonics has agreed that, among other things, until the Effective Time or the date on which the Merger Agreement is terminated, it will operate its business only in the ordinary course consistent with past practice, use its best efforts to, among other things, preserve intact its business organization and relationships with third parties, keep available the services of its present officers and employees and provide St. Jude reasonable access to its financial, operating and other information. Both Cyberonics and St. Jude further agreed to use their commercially reasonable efforts to take certain actions to obtain requisite approvals for the Merger. See "Proposal I: Approval of the Merger--Conduct of Business of Cyberonics Prior to the Effective Time; Certain Covenants."

NO SOLICITATION

         Cyberonics agreed that it will not, for so long as the Merger Agreement remains in effect, directly or indirectly, (a) take any further action to solicit, initiate or encourage any offer or indication of interest from any person with respect to any Acquisition Proposal (as defined below), including without limitation, any such further action through any investment banker, broker, finder or other intermediary previously engaged or which may be engaged for the purpose of soliciting, initiating or encouraging such offer or indication of interest; or (b) engage in negotiations with, or disclose any non-public information relating to its businesses, assets or operations or of St. Jude or afford access to the properties, books or records of Cyberonics to, any person that has made, or that Cyberonics has good reason to believe may be considering making, an Acquisition Proposal. Cyberonics agreed to promptly notify St. Jude after receipt of any Acquisition Proposal or indication that any person is considering making an Acquisition Proposal or any request for non-public information relating to the business, assets or operations or for access to the properties, books or records of Cyberonics by any person that has made, or that Cyberonics has good reason to believe may be considering making an Acquisition Proposal, and will keep St. Jude informed of any such Acquisition Proposal for a period of seven days following receipt by St. Jude of such notification by Cyberonics.

         As used in the Merger Agreement, the term "Acquisition Proposal" means any proposal to (i) effect a merger or consolidation or similar transaction involving Cyberonics or any of its subsidiaries, (ii) purchase, lease, or otherwise acquire ten percent or more of the assets of Cyberonics or any of its subsidiaries, (iii) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or similar transaction) beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of securities representing ten percent or more of the voting power of Cyberonics or any of its subsidiaries, or
(iv) the assignment, transfer, licensing or the disposition of, in whole or in part, the patents, patent rights, trade secrets or the technology of Cyberonics or any of its subsidiaries, other than in the ordinary course of business. See "Proposal I: Approval of the Merger -- No Solicitation."

TERMINATION; TERMINATION FEE

         The Merger Agreement provides that it may be terminated and the Merger abandoned, either before or after approval by the stockholders of Cyberonics,
(a) by the mutual consent of the Boards of Directors of St. Jude and Cyberonics, (b) by St. Jude at any time, with or without cause, or (c) by Cyberonics if (i) the closing of the sale of shares of Cyberonics Common Stock to St. Jude pursuant to the Common Stock Purchase Agreement (as described below) does not occur; provided, however, that Cyberonics may not terminate the Merger Agreement where such failure to close resulted from a breach by Cyberonics of any of its obligations or covenants set forth in the Merger Agreement or the Common Stock Purchase Agreement, (ii) the Merger has not been consummated by October 18, 1996, (iii) the consummation of the Merger has been prohibited by a final non-appealable court order, decree or ruling, (iv) the requisite vote of the stockholders of Cyberonics is not obtained, (v) prior to the Special Meeting, the Board of Directors of Cyberonics has recommended, approved, accepted or entered into a definitive agreement regarding an Acquisition Proposal or an Acquisition Proposal has been made and the Board of Directors of Cyberonics has withdrawn or modified in a manner adverse to St. Jude its recommendation of the Merger, (vi) Cyberonics is not in breach of its obligations under the Merger Agreement and there has been a material breach by St. Jude of any of its representations and warranties under the Merger Agreement or a material failure by St. Jude to perform any of its obligations under the Merger Agreement, which breach or failure cannot, in the reasonable judgment of Cyberonics, be cured by October 18, 1996 following receipt by St. Jude of notice of the breach or such breach or failure is not in fact cured by such date, or
(vii) St. Jude materially breaches any of St. Jude's obligations under the Merger Agreement and such breach is not cured by St. Jude within 30 calendar days following receipt by St. Jude of notice of the breach. Under certain circumstances in which the Merger Agreement is terminated as a result of an Acquisition Proposal, Cyberonics is required to pay to St. Jude a termination fee of $3,500,000 (the "Termination Fee"). See "Proposal I: Approval of the Merger--Termination; Termination Fee."

         The Merger Agreement further provides that St. Jude may terminate the Merger Agreement at any time, with or without cause, and without liability to Cyberonics. The effect of this provision is that St. Jude has the option, but not the obligation, to consummate the Merger. The only obligations of St. Jude are (i) if the Merger Proposal is approved by the Cyberonics stockholders, St. Jude is obligated to consummate the Stock Purchase and (ii) if the Merger Proposal is not approved by the Cyberonics stockholders, St. Jude is obligated to provide loans to Cyberonics under the Loan Agreement described below. St. Jude's option to acquire Cyberonics would be exercised by St. Jude electing to consummate the Merger, and effectively expires on October 19, 1996 at which time Cyberonics becomes free to terminate the Merger Agreement without liability. See "Proposal I: Approval of the Merger--Termination; Termination Fee."

OTHER AGREEMENTS

         In connection with the Merger Agreement, Cyberonics and St. Jude entered into certain other agreements, each dated as of the date of the Merger Agreement.

         Common Stock Purchase Agreement. Pursuant to the Common Stock Purchase Agreement dated April 8, 1996 between Cyberonics and St. Jude (the "Common Stock Purchase Agreement"), Cyberonics has agreed to issue and sell, and St. Jude agreed to purchase, 2,181,818 shares of Cyberonics Common Stock at a purchase price of $5.50 per share (subject to adjustment for stock splits or the like), for a total purchase price of approximately $12,000,000. The parties' respective obligations under the Common Stock Purchase Agreement are subject to the fulfillment of certain conditions (any of which may be waived by either party), including without limitation the approval of the Merger Proposal by the stockholders of Cyberonics. The Stock Purchase is intended to provide Cyberonics with capital needed to fund its operations.

         Stockholders' Agreement. Pursuant to the Stockholders' Agreement dated April 8, 1996 between Cyberonics and St. Jude (the "Stockholders' Agreement"), Cyberonics granted to St. Jude certain demand and piggy-back registration rights with respect to any shares of Cyberonics Common Stock purchased under the Common Stock Purchase Agreement and Board observer rights. The Stockholders' Agreement also provides for a right of first refusal in favor of Cyberonics with respect to certain proposed transfers of Cyberonics Common Stock by St. Jude, restricts the holdings of Cyberonics Common Stock by St. Jude to 19% of the total outstanding shares of Cyberonics Common Stock, and provides for St. Jude (or its transferees) to vote its shares of Cyberonics Common Stock (i) for nominees to the Board of Directors of Cyberonics in accordance with the recommendation of the Cyberonics Board of Directors through July 1, 1998 and (ii) on other matters, as recommended by the Cyberonics Board of Directors or in the same proportions as other stockholders vote on a matter.

         Loan Agreement. The Loan Agreement dated April 8, 1996 between Cyberonics and St. Jude (the "Loan Agreement") provides for the loan by St. Jude to Cyberonics of up to $2,000,000 at an interest rate equal to the prime rate plus one percent upon the occurrence of certain events, including without limitation the absence of approval of the Merger Proposal by the stockholders of Cyberonics. The Loan Agreement is intended to provide Cyberonics with interim funding in a circumstance where the Cyberonics stockholders have failed to approve the Merger and the Merger Agreement is as a result being terminated.

         Sales and Marketing Support Agreement. Pursuant to a Letter Agreement dated April 8, 1996 between Cyberonics and St. Jude (the "Support Agreement"), St. Jude agreed to provide to Cyberonics the services of two senior executives, one to support international sales and marketing activities and the other to support Cyberonics' activities directed toward preparation for United States market launch of the NCP System once FDA approval is obtained. St. Jude has agreed to bear the compensation and expenses of its executives providing the support to Cyberonics. St. Jude's obligation to provide such support terminates upon the closing of the Merger or termination of the Merger Agreement. See "Proposal I: Approval of the Merger--Other Agreements."

GOVERNMENTAL AND REGULATORY APPROVALS

         Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), and the rules promulgated thereunder, the Merger may not be consummated until notifications have been given and certain information has been furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Justice Department (the "Antitrust Division"), and specified waiting period requirements have been satisfied. If the Cyberonics stockholders approve the Merger, Cyberonics and St. Jude plan to each file with the FTC and the Antitrust Division a Notification and Report Form with respect to the Merger shortly after the Special Meeting. See "Proposal I: Approval of the Merger--Regulatory Matters."

ACCOUNTING TREATMENT

         The Merger will be accounted for by St. Jude as a "purchase" for financial accounting purposes in accordance with generally accepted accounting principles.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The exchange of shares of Cyberonics Common Stock in the Merger for the Merger Consideration will be a taxable transaction to Cyberonics stockholders and gain or loss will be recognized by such stockholders measured by the difference between the amount of cash received in the Merger and the tax basis of the shares of Cyberonics Common Stock surrendered in exchange therefor. See ""Proposal I: Approval of the Merger--Certain Federal Income Tax Consequences."

                         SELECTED FINANCIAL INFORMATION

         The following table summarizes certain selected financial data, which should be read in conjunction with Cyberonics' Consolidated Financial Statements and notes thereto and the unaudited consolidated interim financial statements and notes thereto, both of which are incorporated by reference herein. The selected financial data as of June 30, 1995 and 1994, and for each of the years in the three-year period ended June 30, 1995 are derived from consolidated financial statements that have been audited by Arthur Andersen LLP, independent public accountants, which are incorporated by reference herein and are qualified by reference to such consolidated financial statements. The selected financial data as of June 30, 1993, 1992 and 1991 and for the years ended June 30, 1992 and 1991 are derived from audited financial statements not incorporated by reference herein. The selected financial data for the nine months ended March 31, 1996 and 1995 are derived from unaudited financial statements incorporated by reference herein

                                     Nine Months Ended
                                          March 31,                                   Year Ended June 30,
                                 --------------------------  --------------------------------------------------------------------
                                     1996          1995          1995          1994          1993          1992          1991
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
STATEMENT OF OPERATIONS DATA:
Net sales ....................   $   885,364   $   569,328   $   966,989   $   399,689   $   149,775   $    53,890   $        --

Cost of goods sold ...........       227,934       185,851       347,457       117,835        50,463        42,547            --
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
Gross profit .................       657,430       383,477       619,532       281,854        99,312        11,343            --
Operating expenses:
  Research and development ...     6,035,392     3,674,720     5,678,024     4,323,671     3,390,037     2,305,858     2,866,123
  Selling, general and
    administrative ...........     1,936,456     1,975,432     2,906,589     2,519,037     2,154,070     1,273,428       613,302
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
    Total operating expenses .     7,971,848     5,650,152     8,584,613     6,842,708     5,544,107     3,579,286     3,479,425
Interest and other income
  (net) ......................       369,477       469,393       726,271       635,129       323,075        75,240       116,237
Net loss .....................   $(6,944,941)  $(4,797,282)  $(7,238,810)  $(5,925,725)  $(5,121,720)  $(3,492,703)  $(3,363,188)
                                 ===========   ===========   ===========   ===========   ===========   ===========   ===========
Net loss per share ...........   $      (.73)  $      (.53)  $      (.79)  $      (.66)  $      (.65)  $      (.53)  $      (.59)
                                 ===========   ===========   ===========   ===========   ===========   ===========   ===========
Shares used in computing
  net loss per share .........     9,504,508     9,129,051     9,218,008     8,945,968     7,882,857     6,529,766     5,725,102

                         THE CYBERONICS SPECIAL MEETING

         This Proxy Statement and the accompanying letter, notice and proxy card are being furnished to the stockholders of Cyberonics in connection with the solicitation of proxies by the Board of Directors of Cyberonics from holders of outstanding shares of Cyberonics Common Stock to be voted at the Special Meeting to be held on Tuesday, July 16, 1996, commencing at 10:00 a.m., local time, and at any and all adjournments or postponements thereof.

         At the Special Meeting, the holders of outstanding shares of Cyberonics Common Stock will be asked to consider and vote upon the Merger Proposal and a proposal to approve the Stock Purchase. The Board of Directors of Cyberonics does not know of any other matters to be presented for consideration at the Special Meeting.

         This Proxy Statement summarizes the material terms of the Merger Agreement attached hereto as Annex I. The Merger Agreement is by necessity more complete than the summary set forth herein, and contains additional information not described herein. Therefore, the summary of the Merger Agreement set forth herein is qualified by reference to such agreement. The Merger Agreement is incorporated herein by reference and should be read carefully by each Cyberonics stockholder in formulating his or her voting decision with respect to the Merger Proposal.

         The Board of Directors of Cyberonics has approved the Merger Agreement, the Merger and the Stock Purchase and has determined that the Merger Agreement, the Merger and the Stock Purchase are fair to and in the best interests of Cyberonics and its stockholders. THE BOARD OF DIRECTORS OF CYBERONICS RECOMMENDS THAT STOCKHOLDERS OF CYBERONICS VOTE FOR THE MERGER PROPOSAL AND THE STOCK PURCHASE.

RECORD DATE; QUORUM; PROXIES

         Only holders of record of shares of Cyberonics Common Stock at the close of business on Record Date will be entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were [9,510,845] shares of Cyberonics Common Stock issued and outstanding, held by approximately [108] holders of record.

         The required quorum for the transaction of business at the Special Meeting is a majority of the shares of Cyberonics Common Stock issued and outstanding on the Record Date. Abstentions will be included in determining the number of shares present for purposes of determining the presence of a quorum. Holders of record of shares of Cyberonics Common Stock on the Record Date are entitled to one vote per share on the Merger Proposal, the Stock Purchase and any other matters that properly come before the Special Meeting.

         As of the Record Date, Cyberonics executive officers and directors owned an aggregate of 973,098 shares of Cyberonics Common Stock (excluding 311,000 shares that executive officers and directors have the right to acquire upon exercise of outstanding options granted under the Stock Plan).

         Shares of Cyberonics Common Stock represented by properly executed proxies will, unless such proxies have been revoked, be voted in accordance with the instructions indicated on such proxies. If no contrary instructions are indicated, such shares will be voted FOR the Merger Proposal and FOR the Stock Purchase. Such shares will also be voted in the discretion of the persons named as proxies as to any other matter which properly comes before the Special Meeting. Cyberonics is not aware of any other business to be transacted at the Special Meeting. A stockholder who has given a proxy may revoke it at any time prior to its exercise at the

Special Meeting by delivering a written notice of revocation or a duly executed proxy bearing a later date to: John K. Bakewell, Chief Financial Officer, Cyberonics, Inc., 17448 Highway 3, Suite 100, Webster, Texas 77598-4135, or by voting in person at the Special Meeting.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth as of the Record Date certain information with respect to the beneficial ownership of Cyberonics Common Stock
(i) by each person known by Cyberonics to own beneficially more than five percent of the outstanding shares of Cyberonics Common Stock, (ii) by each director of Cyberonics, (iii) by each of the Chief Executive Officer and four other most highly paid executive officers of Cyberonics who earned over $100,000 in fiscal 1995 and (iv) by all directors and executive officers as a group. Except as otherwise noted below, Cyberonics knows of no agreements among its stockholders which relate to voting or investment of its shares of Cyberonics Common Stock.

                                                      SHARES OF COMMON STOCK
                                                       BENEFICIALLY OWNED(1)
                                                     ------------------------
       DIRECTORS, EXECUTIVE OFFICERS AND                           PERCENTAGE
          FIVE PERCENT STOCKHOLDERS                   NUMBER       OWNERSHIP
- -----------------------------------------------      ---------     ----------
Vista III, L.P.(2) ............................      1,573,204        16.5%
  36 Grove Street
  New Canaan, CT 06840

Pfizer Hospital Products Group, Inc. ..........      1,106,849        11.6%
  235 East 42nd Street
  New York, NY 10017

Reese S. Terry, Jr.(3) ........................        945,163         9.9%
  c/o Cyberonics, Inc.
  17448 Highway 3, Suite 100
  Webster, TX 77598-4135

Chemical Venture Capital Associates ...........        517,198         5.4%
  270 Park Avenue, 5th Floor
  New York, NY 10012

Robert P. Cummins(4) ..........................         18,000           *

Allen W. Hill(5) ..............................        342,081         3.6%

Remi E. Martin(6) .............................         83,795           *

John K. Bakewell(7) ...........................         39,255           *

Stephen D. Ford(8) ............................         54,715           *

Thomas A. Duerden, Ph.D.(9) ...................         31,500           *

All executive officers and directors as a group
  (6 persons)(10) .............................      1,104,216        11.5%

- ---------------
*     Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Cyberonics Common Stock subject to options and warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Cyberonics Common Stock shown as beneficially owned by them.

(2) Mr. Cummins, the Chief Executive Officer, President and a director of Cyberonics, was formerly a limited partner of the partnership that controls Vista III, L.P.

(3) Includes 148,500 shares held in trusts for the benefit of Mr. Terry's children of which Mr. Terry serves as trustee. Also includes 9,163 shares subject to options exercisable within 60 days of the Record Date.

(4) Includes 8,000 shares subject to options exercisable within 60 days of the Record Date. Excludes shares held by Vista III, L.P. as to which Mr. Cummins disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(5)   Mr. Hill resigned from Cyberonics effective May 5, 1995.

(6) Includes 70,625 shares subject to options exercisable within 60 days of the Record Date. Mr. Martin resigned from Cyberonics effective March 29, 1996.

(7) Includes 38,125 shares subject to options exercisable within 60 days of the Record Date.

(8) Includes 52,247 shares subject to options exercisable within 60 days of the Record Date.

(9) Includes 8,000 shares subject to options exercisable within 60 days of the Record Date.

(10) Includes 131,118 shares subject to options held by executive officers and directors which are exercisable within 60 days of the Record Date. Also includes shares which may be determined to be beneficially owned by executive officers and directors. Excludes shares held by Allen Hill and Remi Martin, both of whom have resigned from Cyberonics.

SOLICITATION

         Cyberonics will bear the costs of the solicitation of proxies from its stockholders. In addition to soliciting proxies by mail, directors, officers and employees of Cyberonics, without receiving additional compensation therefor, may solicit proxies by telephone, by written correspondence or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares of Cyberonics Common Stock held of record by such persons, and Cyberonics will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. Cyberonics has retained D.F. King & Co., Inc. to aid in the solicitation of proxies. The fees of such firm are expected to be approximately $5,500, plus reimbursement for out-of-pocket expenses.

                                  PROPOSAL I:
                             APPROVAL OF THE MERGER

BACKGROUND

         The terms of the Merger Agreement and Merger were arrived at and approved by the Cyberonics Board of Directors after a lengthy process. The following is a summary of certain key events in the process leading up to approval of the Merger Agreement by the Cyberonics Board of Directors.

         In September 1994, in recognition that Cyberonics did not have sufficient resources to see it through the FDA approval process for its NCP System, Cyberonics' Board of Directors began a comprehensive review of the strategic alternatives available to Cyberonics. In November 1994, Cyberonics engaged Vector Securities as financial advisor. Vector Securities' role was to assist Cyberonics in exploring strategic alternatives, including corporate or strategic alliance opportunities, opportunities to secure the additional financing necessary to continue to operate as an independent company and opportunities for Cyberonics to be acquired by a company with the financial, technical, marketing and regulatory resources necessary to bring vagus nerve stimulation therapies to the market while providing return and liquidity to Cyberonics' stockholders.

         From November 1994 through June 1995, Vector Securities contacted over 70 different companies on behalf of Cyberonics to explore their interest in a strategic alliance with, or acquisition of, Cyberonics. Certain of the companies contacted, including St. Jude, expressed interest. Such parties were asked to sign confidentiality agreements and were given additional information regarding Cyberonics. In addition to St. Jude, one other company contacted by Vector Securities verbally expressed interest in acquiring the Company at a price substantially below the level of the Merger Proposal. A formal offer was not received from such party and, given the price disparity, the Company did not pursue discussions with such other party.

         In June 1995, representatives of Cyberonics and St. Jude first met and discussed opportunities that may be of interest to the two companies.

         From July through October 1995, St. Jude conducted its review and analysis of Cyberonics, Cyberonics' clinical and regulatory status and the market opportunity for vagus nerve stimulation and the NCP system. Preliminary discussions were also held regarding the potential structure of a transaction between the parties.

         On November 3, 1995 and November 19, 1995, the Cyberonics Board of Directors met, with counsel and representatives of Vector Securities present, to review the status of discussions with St. Jude, including the probable price at which St. Jude would be willing to acquire Cyberonics. The Board, with the assistance of its advisors, also reviewed the alternatives available to Cyberonics.

         From November 20 through November 22, 1995, representatives of St. Jude and Cyberonics, together with their respective counsel, and representatives of Vector Securities met to negotiate the terms of an acquisition of Cyberonics by St. Jude. The parties came to a general understanding at the meeting regarding an acquisition of Cyberonics by St. Jude at a price higher than the price represented by the Merger Proposal. The acquisition was to be effected through a stock-for-stock merger which was to be accounted for as a pooling of interests. The understanding , which was within transaction parameters previously approved by the St. Jude Board of Directors, was submitted for approval to the Board of Directors of Cyberonics on November 27, 1995.

         On November 27, 1995, the Cyberonics Board of Directors again met to review the status of discussions with St. Jude and the principal terms of an acquisition of Cyberonics by St. Jude as described in the preceding paragraph. Representatives of Vector Securities made a presentation to the Board regarding Vector Securities' evaluation of the proposed transaction. At the conclusion of the meeting, management of Cyberonics was directed to proceed to finalize the relevant agreements with St. Jude.

         On December 4, 1995, St. Jude notified Cyberonics that, based on its continuing review of Cyberonics and the opportunity presented by a potential acquisition, it was unwilling to proceed with the acquisition on the terms and at the price previously discussed.

         In January 1996, St. Jude made a new proposal to Cyberonics and in early February representatives of the parties, together with their respective counsel, met to negotiate the relevant agreements. While the parties were able to agree in principle as to the price for Cyberonics, the parties were unable to agree upon the timing of the transaction, the conditions to the parties obligations and several other issues.

         During the remainder of February and through March 1996, the parties held discussions on several occasions regarding transaction structures that would address the needs of both parties.

         On March 27 and 28, 1996, representatives of Cyberonics (Robert P. Cummins, President and Chief Executive Officer; Reese S. Terry, Jr., Chairman of the Board, Executive Vice President and Secretary; and John K. Bakewell, Vice President, Finance and Administration and Chief Financial Officer) and of St. Jude (Michael Coyle, Director of Business Development; and Kevin D. O'Malley, Vice President and General Counsel), together with their respective counsel, met for a final time to negotiate the remaining issues between the parties and to prepare definitive agreements.

         On April 2, 1996, the Cyberonics Board of Directors met to review and consider the Merger Agreement and the transactions contemplated thereby. After a lengthy discussion, and with Mr. Cummins abstaining due to a potential conflict of interests arising from his compensation arrangements with respect to a change in control of Cyberonics and Mr. Gorman voting against, the Cyberonics Board of Directors approved the Merger Agreement and the transactions contemplated thereby with certain minor changes. See "Recommendation of the Cyberonics Board of Directors" and "Interests of Certain Persons in the Merger."

         Between April 2 and April 7, 1996, the parties finalized the relevant agreements. On the morning of April 8, 1996, such agreements were signed and the transaction was publicly announced.

REASONS FOR THE MERGER

         Cyberonics. The Cyberonics Board of Directors considered many factors in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby. The principal reason for its decision was the opportunity to secure a premium for stockholders over the market price of Cyberonics Common Stock before the announcement of the Merger Agreement. In comparing such premium to the return on stockholder investment believed to be achievable through future appreciation in the stock of Cyberonics operating as an independent company, the Board considered various factors affecting Cyberonics' future financial performance and prospects, including its ability to significantly improve revenues and operating results. A primary consideration was the potential risks and rewards to Cyberonics' stockholders from continuing to operate as an independent company, including the need for, and probable dilutive impact of, additional financing, compared to the opportunity presented by the Merger. After a careful analysis, the Board concluded that the Merger Agreement was the best alternative for Cyberonics' stockholders. The Cyberonics Board also considered the benefits to existing customers and employees which could result from a combination with St. Jude.

         St. Jude. St. Jude believes that, pursuant to the Merger, the operating performance of Cyberonics can be significantly enhanced through the use of St. Jude's substantial international sales and marketing infrastructure and its significant core technology competencies in the design and manufacture of electrical stimulation devices. In addition, the Merger allows St. Jude to apply its core technology in a new market area, epilepsy therapy, providing additional opportunities for future growth.

RECOMMENDATION OF THE CYBERONICS BOARD OF DIRECTORS

         The Cyberonics Board of Directors carefully considered the Merger Agreement and the Merger, including a review of financial, legal and market considerations with the assistance of outside financial and legal advisors, and determined that the terms of the acquisition of Cyberonics by St. Jude pursuant to the Merger Agreement are fair to and in the best interests of Cyberonics and its stockholders. The Cyberonics Board of Directors approved the Merger Agreement and the Merger. Mr. Robert P. Cummins, President and Chief Executive Officer as well as a director of Cyberonics, abstained from the vote because of a potential conflict of interest arising from the bonus he will receive under his employment agreement if the Merger is consummated (see "--Interests of Certain Persons in the Merger") and Dennis Gorman, an independent director voted against the Merger Agreement and Merger primarily on the basis of his belief that the Merger Consideration did not adequately compensate Company stockholders for the long term potential of the Company. The Cyberonics Board of Directors believes that, in the exercise of its fiduciary obligations to the Cyberonics stockholders and considering all relevant facts and circumstances, the Merger Consideration is the most favorable price it could obtain from St. Jude or any other third party. The Cyberonics Board recommends that the Cyberonics stockholders vote "FOR" the Merger Proposal.

         The Cyberonics Board of Directors also carefully considered the terms of the Stock Purchase and concluded that the terms thereof were as favorable or more favorable to Cyberonics and its stockholders than would be available from other sources. The Cyberonics Board recommends that the Cyberonics stockholders vote "FOR" the Stock Purchase.

VOTE REQUIRED TO APPROVE THE MERGER

         The affirmative vote of the holders of a majority of the shares of Cyberonics Common Stock outstanding on the Record Date is required to approve the Merger Proposal. Abstentions and broker nonvotes will be counted for purposes of establishing a quorum but are treated as a vote "AGAINST" approval and adoption of the Merger Agreement and approval of the Merger since they cannot be counted toward achieving the requisite majority vote.

DESCRIPTION OF THE MERGER; MERGER CONSIDERATION

         If the Merger Proposal is approved by the stockholders of Cyberonics and all other conditions to the consummation of the Merger have been satisfied or waived, (i) Sub will be merged with and into Cyberonics, with Cyberonics as the surviving corporation and (ii) each then outstanding share of Cyberonics Common Stock will be converted without any action on the part of the holder thereof into the right to receive an amount in cash equal to $72,090,669 divided by the number of shares of Cyberonics Common Stock outstanding immediately prior to the Effective Time, except that shares of Cyberonics Common Stock held by St. Jude (including the 2,181,818 shares to be purchased by St. Jude in the Stock Purchase), Cyberonics or any direct or indirect subsidiary of either of them will be canceled without the payment of any consideration therefor, and shares as to which appraisal rights are perfected in accordance with the Delaware Law will be entitled only to the rights granted to dissenters by the Delaware Law. See "--Appraisal Rights."

         The Merger will be effected by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the Delaware Law, which filing will be made on a date mutually acceptable to St. Jude and Cyberonics after the Merger Proposal has been approved by the stockholders of Cyberonics and after all other conditions to the consummation of the Merger have been satisfied or waived. It is currently contemplated that the Merger will be consummated in October 1996, if at all.

         Notwithstanding the foregoing, St. Jude has the right to terminate the Merger Agreement at any time, with or without cause. The effect of this provision is that St. Jude has the option, but not the obligation, to consummate the Merger. St. Jude's option to acquire Cyberonics would be exercised by St. Jude electing to consummate the Merger, and effectively expires on October 19, 1996 at which time Cyberonics becomes free to terminate this Merger Agreement without liability. See "Proposal I: Approval of the Merger--Termination; Termination Fee."

OPINION OF CYBERONICS' FINANCIAL ADVISOR

         Cyberonics retained Vector Securities to act as its exclusive financial advisor to assist in exploring the feasibility of certain strategic alternatives for Cyberonics, including the formation of strategic alliances and/or a sale of the Company, to render an opinion as to fairness, if requested by the Company, of the consideration received in any such transaction and to assist in the negotiation of the terms of any such transaction, including the Merger. Vector Securities was selected by the Cyberonics Board, after discussions between representatives of Vector Securities and the management of Cyberonics regarding the services to be rendered and the fees to be paid for providing those services, in light of Vector Securities' overall qualifications and its familiarity with Cyberonics and Cyberonics' business. No limitations were imposed by Cyberonics with respect to the opinion to be rendered by Vector Securities. The amount of the Merger Consideration to be paid to the Cyberonics stockholders was determined by the Cyberonics Board in the course of negotiations with St. Jude, based on the Cyberonics Board's review of considerations pertinent to the Merger.

         Vector Securities has delivered to the Cyberonics Board of Directors its written opinion, dated as of April 2, 1996, to the effect that, as of such date and based upon the matters described therein, the Merger Consideration to be received by the stockholders of Cyberonics in the Merger, other than St. Jude or any of its affiliates, is fair to such stockholders from a financial point of view. The opinion of Vector Securities is directed to the Board of Directors of Cyberonics and does not address the underlying business decision to effect the Merger or constitute a recommendation to any stockholder of Cyberonics with respect to the approval of the Merger. Although Vector Securities evaluated the fairness from a financial point of view of the aggregate cash consideration to be received by the stockholders of Cyberonics in the Merger, Vector Securities was not asked to recommend, and did not recommend, the specific consideration payable in connection therewith. The complete text of the opinion dated as of the date of the Merger Agreement is attached to this Proxy Statement as Annex II and is incorporated by reference herein. While the material terms of Vector Securities' opinion have been summarized in this Proxy Statement, the summary is qualified by reference to the full text of such opinion. Cyberonics stockholders are urged to read such opinion carefully in its entirety for a description of the assumptions made and matters considered by Vector Securities.

         In connection with its opinion, Vector Securities (a) reviewed, among other things, a March 29, 1996 draft of the Merger Agreement, certain publicly available annual, quarterly and interim reports of Cyberonics and certain internal financial analyses and forecasts of Cyberonics prepared by Cyberonics' management; (b) held discussions with members of the senior management of Cyberonics regarding the past and current business operations, financial condition and future prospects of Cyberonics; (c) reviewed the reported price and trading activity for the Cyberonics Common Stock; and (d) reviewed the financial terms of certain recent business combinations which were deemed comparable. Vector Securities did not assume any responsibility for independent verification of any information supplied or otherwise made available to it regarding Cyberonics and assumed and relied on such information being accurate and complete in all respects. Vector Securities did not undertake an independent evaluation or appraisal of the assets of Cyberonics, nor was it furnished with any such evaluations or appraisals. With respect to the financial projections of Cyberonics referred to above, Vector Securities assumed, with the Company's consent, that they had been reasonably prepared on bases reflecting the best available estimates and judgments of the management of Cyberonics as to the future financial performance of Cyberonics. Vector Securities assumes no responsibility for and expresses no view as to such forecasts or the assumptions under which they were prepared. Vector Securities' opinion was based solely on information available on or before the date of the opinion, and reflects economic, market and other conditions as of such date. In connection with the preparation of its opinion, Vector Securities did not give effect to St. Jude's purchase of $12 million of Cyberonics' Common Stock and the transactions related thereto occurring in connection with the Merger Agreement (the "St. Jude Investment"). In rendering its opinion, Vector Securities assumed that the transactions contemplated by the Merger will be consummated on the terms described in the March 29, 1996 draft of the Merger Agreement, without any material waiver of or modification of Cyberonics or St. Jude, and that obtaining any necessary regulatory approvals for the transaction will not have an adverse effect on Cyberonics.

         In preparing its opinion to the Cyberonics' Board, Vector Securities performed certain financial and comparative analyses, including those described below. The summary of Vector Securities's analyses set forth below does not purport to be a complete description of the analyses underlying Vector Securities' opinion or the presentation to the Cyberonics Board. The preparation of the fairness opinion is a complex process involving subjective judgements, including as to the most appropriate and relevant methods of financial analysis and the application of those methods to a particular circumstance and, therefore, such opinion is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Vector Securities did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Vector Securities believes that its analysis must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors could create a misleading and incomplete view of the processes underlying such analyses and the opinion. In its analysis, Vector Securities made numerous assumptions with respect to Cyberonics and industry performance as well as general business, economic, market and financial conditions, many of which are beyond the control of Cyberonics. In addition, none of the precedent transactions reviewed for comparative purposes is identical to the Merger. Any estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. Analyses relating to the value of businesses or securities do not purport to be appraisals of or to reflect the prices at which businesses or securities may actually be sold. Accordingly, because such estimates are inherently subject to uncertainty, none of Cyberonics or Vector Securities or any other person assumes responsibility for their accuracy.

         The following is a summary of the material analyses performed by Vector Securities in connection with its fairness opinion dated as of April 2, 1996.

         Discounted Cash Flow Analysis. Vector Securities performed a discounted cash flow analysis pursuant to which a range of equity values for Cyberonics was estimated by adding (i) the estimated net present value of Cyberonics' projected operating cash flow for the fiscal years 1996 through 2000, based on the financial assumptions, forecasts and other information provided to Vector Securities by the management of Cyberonics, as described above (the "Management Forecasts"), and (ii) the estimated projected terminal value of Cyberonics in 2000. For purposes of the analysis, Vector Securities utilized (i) discount rates of between 25% and 30% per annum, which discount rates reflect a number of assumptions, including among other things, the inherent business risks faced by Cyberonics given its stage of development and the cost of capital, and (ii) terminal values based on multiples of operating income of Cyberonics for fiscal year 2000 of between 18x and 22x. Based on the Management Forecasts and the assumptions described below, this analysis resulted in an implied equity value reference range of $5.92 per share to $9.36 per share.

         Vector Securities' discounted cash flow analysis of Cyberonics was predicted on a number of management assumptions, including: (i) Cyberonics remains an independent company and raises the needed additional capital in the public equity market and (ii) Cyberonics' NCP System receives FDA approval in the second half of fiscal 1998. There can be no assurance that additional capital would be available to Cyberonics on acceptable terms, if at all, or that FDA approval will be granted in such time frame, if at all.

         Comparable Transactions Analysis. Using publicly available information, Vector Securities analyzed the acquisition premiums paid in the following twelve selected transactions in the medical device industry (the "Comparable Transactions"): Electormedics, Inc./Medtronic, Inc.; Diasonics Ultrasound, Inc./Elron Electronic Industries Ltd.; Cardiovascular Imaging Services, Inc./Boston Scientific Corporation; Orthomet, Inc./Wright Medical Technology, Inc.; Mitek Surgical Products, Inc./Johnson & Johnson; Cabot Medical Corporation/Circon Corporation; American Medical Electronics, Inc./Orthofix International N.V.; Bird Medical Technologies, Inc./Thermo Electron Corporation; E.P. Technologies, Inc./Boston Scientific Corporation; PSICOR, Inc./Baxter International, Inc.; Orthopedic Technology, Inc./DePuy, Inc.; InStent Inc./Medtronic, Inc. In performing its comparable transaction analysis, Vector Securities compared acquisition premiums paid in the Comparable Transactions based on the closing price one month and one day prior to announcement of the transaction. Vector Securities then applied the resulting multiples to comparable stock price data for Cyberonics. This analysis resulted in an implied equity value reference range of $5.54 per share to $6.58 per share.

         Based on the foregoing analyses, Vector Securities indicated a composite implied equity value reference range of $5.73 per share to $7.97 per share.

         Based on the valuation methodologies described above and upon numerous assumptions with respect to industry performance, general business and economic conditions, and other matters including Vector Securities' subjective judgment, Vector Securities determined that, as of the date of the opinion, the Merger Consideration to be received by the stockholders of Cyberonics in the Merger, other than St. Jude or any of its affiliates, is fair to such stockholders from a financial point of view.

         For Vector Securities' services as financial advisor to Cyberonics in connection with the St. Jude Investment and the Merger, Cyberonics agreed to pay Vector Securities a fee, substantially all of which is contingent on the closing of the transactions contemplated by the Merger Agreement, equal to (a) five percent (5%) of the aggregate consideration to be received by the Company, its stockholders or employees in connection with the St. Jude Investment and (b) three percent (3%) of the consideration to be received by the Company, its stockholders or employees in connection with the Merger. Cyberonics has also agreed to reimburse Vector Securities for its reasonable out-of-pocket expenses, including legal fees, and to indemnify Vector Securities against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of services performed by Vector Securities as financial advisor to Cyberonics. Vector Securities' fee, and the resulting potential interest of Vector Securities in approval of the Merger Agreement were discussed and considered by the Cyberonics Board of Directors in connection with the Board's evaluation of the fairness opinion. In addition, Vector Securities is a full service securities firm and in the course of its normal trading activities may from time to time effect transactions and hold positions in securities of Cyberonics and/or St. Jude.

         Vector Securities is a nationally recognized investment banking firm. As part of its investment banking business, Vector Securities is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

         INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In considering the recommendation of the Board of Directors with respect to the Merger, stockholders should be aware that certain of Cyberonics' directors and executive officers have certain interests in the transaction, which may present them with conflicts of interest in connection with the Merger. The Board of Directors was aware of these conflicts and considered them among the other matters described under "Recommendation of the Board of Directors," above.

         Stock Ownership of Executive Officers and Directors. As of the Record Date, the executive officers and directors of Cyberonics as a group beneficially owned an aggregate of 973,098 shares Cyberonics Common Stock (excluding 311,000 shares that executive officers and directors have the right to acquire upon exercise of outstanding options granted under the Stock Plan), representing approximately 10.2% of the total voting power of Cyberonics. All such shares will be treated in the Merger in the same manner as the shares of Cyberonics Common Stock held by the other stockholders of Cyberonics.

         Employment Agreements and Change of Control Provisions.

         Pursuant to the Employment Agreement dated September 30, 1995, as amended, between Cyberonics and Robert P. Cummins, the President and Chief Executive Officer of Cyberonics and a member of the Board of Directors of Cyberonics, Mr. Cummins is entitled to receive $450,000 in severance benefits if he is "involuntarily terminated" (as defined in such agreement) by Cyberonics on or before December 31, 1996. Consummation of the Merger is expected to result in an involuntary termination of Mr. Cummins' employment and payment of the severance benefit.

         Pursuant to the Employee Retention Agreement dated September 30, 1995, as amended, between Cyberonics and John K. Bakewell, the Chief Financial Officer of the Company, Mr. Bakewell is entitled to receive $200,000 upon a "change of control" of Cyberonics on or before December 31, 1996 if Mr. Bakewell (i) is employed by Cyberonics on the closing date of such change of control, (ii) is terminated by Cyberonics without "cause" (as defined in such agreement) by Cyberonics prior to such closing date or (iii) is terminated by Cyberonics due to death or disability prior to such closing date. In addition, pursuant to a Change of Control Agreement dated as of May 8, 1995, between Cyberonics and John
K. Bakewell, as amended on January 10, 1996 and April 8, 1996, Mr. Bakewell is entitled to receive a lump sum bonus equal to fifty percent (50%) of his annualized salary upon a "change of control" of Cyberonics occurring on or before December 31, 1996, provided that he has maintained continuous employment with Cyberonics on the closing date of such "change of control." Consummation of the Merger constitutes a "change of control" and will result in payment of the retention bonus.

         Pursuant to a Change of Control Agreement dated as of May 8, 1995, as amended, between Cyberonics and William H. Duffell, Jr., the Vice President, Clinical and Regulatory Affairs of Cyberonics, Mr. Duffell is entitled to receive a bonus upon a "change of control" of Cyberonics occurring on or before December 31, 1996, provided that he has maintained continuous employment with Cyberonics on the closing date of such "change of control." Consummation of the Merger constitutes a "change of control" and will result in payment of the retention bonus.

         Pursuant to a Change of Control Agreement dated as of May 8, 1995, as amended, Stephen D. Ford, the Vice President, Manufacturing of Cyberonics is entitled to receive a lump sum payment equal to nine months of his annual base salary (or seven months of his annual base salary if he is offered continuous employment with the successor corporation) six months from the closing date of a "change of control" of Cyberonics occurring on or before December 31, 1996, provided that he has maintained continuous employment with the successor corporation on such payment date. If Mr. Ford is terminated without "cause" prior to such payment date, such lump sum payment shall be payable within five
(5) days of such termination. Consummation of the Merger constitutes a "change of control" and will result in payment of the retention bonus.

         Pursuant to a Change of Control Agreement dated as of May 8, 1995, as amended, Shawn Lunney, the Vice President of Marketing of Cyberonics is entitled to receive a lump sum payment equal to nine months of his annual base salary (or seven months of his annual base salary if he is offered continuous employment with the successor corporation) six months from the closing date of a "change of control" of Cyberonics occurring on or before December 31, 1996, provided that he has maintained continuous employment with the successor corporation on such payment date. If Mr. Lunney is terminated without "cause" prior to such payment date, such lump sum payment shall be payable within five (5) days of such termination. Consummation of the Merger constitutes a "change of control" and will result in payment of the retention bonus.

         Indemnification and Insurance. The Merger Agreement provides that for six years after the Effective Time, St. Jude will cause the surviving corporation to indemnify and hold harmless the present and former officers and directors of Cyberonics in respect of acts or omissions occurring prior to the Effective Time to the extent provided under Cyberonics' Certificate of Incorporation, Bylaws and indemnification agreements in effect on the date of the Merger Agreement. In addition, for six years after the Effective Time, St. Jude will cause the surviving corporation, at the surviving corporation's expense, to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by each respective Cyberonics officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of execution of the Merger Agreement. If the annual premiums of such insurance would exceed the premiums in effect as of the date of the Merger Agreement, St. Jude shall use its commercially reasonable efforts to procure such level of insurance having the same coverage as in effect as of the date of the Merger Agreement for an annual premium equal to such current premium amount.

         Financial Advisor. For information regarding the retention of Vector Securities and the fees payable by Cyberonics in connection therewith, see "-- Opinion of Cyberonics' Financial Advisor."

CERTAIN CYBERONICS EMPLOYEE BENEFIT PLANS

         Cyberonics 1988 Incentive Stock Plan. Pursuant to the Cyberonics 1988 Incentive Stock Plan (the "Stock Plan") and each of the option agreements entered into between Cyberonics and its employees thereunder, all of the outstanding options of Cyberonics under the Stock Plan will be accelerated as a result of the Merger such that the options will be exercisable as to all shares, whether vested or not vested. Any outstanding options under the Stock Plan that have not been exercised will be canceled at the Effective Time of the Merger. The Stock Plan will terminate upon consummation of the Merger.

         Cyberonics Employee Stock Purchase Plan. Pursuant to the terms of the Purchase Plan, the Board of Directors of Cyberonics may, at its discretion (i) shorten the offering period then in progress by setting a new exercise date (the "New Exercise Date") or (ii) cancel each outstanding right to purchase shares of Cyberonics Common Stock and refund all sums collected from participants during the offering period then in progress. If the Board shortens the offering period then in progress pursuant to (i) above, then the Board is required to notify each participant under the Purchase Plan in writing at least ten (10) business days prior to the New Exercise Date that the exercise date has been changed to the New Exercise Date and that such participant's option will be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the offering period. During a purchase period, a participant in such plan may decrease, but not increase, the percentage of his or her eligible salary which is contributed under the Purchase Plan. The amounts in a participant's account during the current purchase period will be applied to the purchase of shares of Cyberonics Common Stock on the last date of the shortened purchase period. Any amount of cash remaining in a participant's account under the Purchase Plan after the purchase of shares will be distributed to such participant promptly after the termination of the Purchase Plan. The Purchase Plan will terminate upon consummation of the Merger.

         Other Benefit Plans. Pursuant to the Merger Agreement, St. Jude has agreed to provide to those employees of Cyberonics that it elects to retain comparable compensation and benefits as those provided to employees of St. Jude with similar status and tenure. St. Jude is not, however, obligated to extend employment offers to any person. In addition, St. Jude shall give each Cyberonics' employee full credit for all service with Cyberonics for purposes of all employee benefit plans and arrangements.

OPERATIONS OF CYBERONICS AFTER THE MERGER

         It is presently contemplated that, after the Effective Time, the business currently operated by Cyberonics will be operated as a subsidiary of St. Jude. The officers of Sub will initially be the officers of the surviving corporation and the directors of Sub will initially be the directors of the surviving corporation. St. Jude will continue to review the business, operations and management of the surviving corporation and will make such changes as it deems appropriate.

EXCHANGE OF CERTIFICATES REPRESENTING CYBERONICS COMMON STOCK

         As soon as practicable after the Effective Time, Exchange Agent will mail to each holder of record of outstanding shares of Cyberonics Common Stock immediately prior to the Effective Time a letter of transmittal for return to the Exchange Agent (which will specify that delivery will be effected, and risk of loss and title to the certificates that immediately prior to the Effective Time represented shares of Cyberonics Common Stock (the "Certificates") will pass, only upon receipt of the Certificates by the Exchange Agent) and instructions for the use thereof in effecting the surrender of the Certificates in exchange for the Merger Consideration. STOCKHOLDERS OF CYBERONICS SHOULD NOT SEND THEIR STOCK CERTIFICATES IN FOR EXCHANGE UNTIL THEY HAVE BEEN NOTIFIED THAT THE MERGER HAS BEEN CONSUMMATED AND HAVE RECEIVED A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT. Upon surrender of a Certificate for exchange to the Exchange Agent or to such other agent as may be appointed by St. Jude, together with such letter of transmittal duly executed and properly completed, the holder of such Certificate will be entitled to receive in exchange therefor, a check representing the cash such holder is entitled to receive pursuant to the Merger Agreement.

         After the Effective Time, there will be no further registration of transfers on the stock transfer books of Cyberonics (the stock transfer books of which will be closed) of the shares of Cyberonics Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Exchange Agent or the surviving corporation, they will be canceled and exchanged for the Merger Consideration.

LEGENDS ON CERTIFICATES

         In the event that the Merger Proposal is approved by the requisite vote of Cyberonics' stockholders, Cyberonics' transfer agent will be instructed to imprint any certificates issued by it with the following legend:

         THE STOCKHOLDERS OF CYBERONICS, INC. HAVE APPROVED AN AGREEMENT
         AND PLAN OF MERGER DATED APRIL 8, 1996 BY AND AMONG CYBERONICS, INC., ST. JUDE MEDICAL, INC. AND SJM ACQUISITION CORP. ("SUB") AND THE MERGER OF SUB WITH AND INTO CYBERONICS, INC. (THE "MERGER"). UPON CONSUMMATION OF THE MERGER, WHICH MAY OCCUR AT ANY TIME, THE
         SHARES REPRESENTED BY THIS CERTIFICATE WILL BE CONVERTED INTO THE
         RIGHT TO RECEIVE MERGER CONSIDERATION, AND WILL NO LONGER
         REPRESENT AN INTEREST IN CYBERONICS, INC. COPIES OF THE MERGER AGREEMENT MAY BE OBTAINED AT NO CHARGE BY THE RECORD HOLDER
         HEREOF BY A REQUEST DIRECTED TO CYBERONICS, INC., 17748 HIGHWAY 3, WEBSTER, TEXAS 77598-4135, ATTN: INVESTOR RELATIONS.

         In the event that the Merger Agreement is terminated and the Merger abandoned, the foregoing legend will no longer be placed on certificates.

CONDITIONS OF THE MERGER; AMENDMENTS

         Consummation of the Merger is subject to the fulfillment of a number of conditions, including, among others, the following: (i) the absence of a final non-appealable order, decree or ruling, or the taking of any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger and (ii) the receipt of approval of the Merger by the stockholders of Cyberonics and approvals of applications to public authorities, Federal, state or local, the granting of which are necessary for the consummation of the Merger.

         Notwithstanding the foregoing, St. Jude has the right to terminate the Merger Agreement at any time, with or without cause and regardless of whether the foregoing conditions have been satisfied. As a result, while Cyberonics may be obligated to consummate the Merger, St. Jude has an option and not an obligation to do so.

         To the fullest extent permitted by law, the Merger Agreement may be amended, modified or supplemented with respect to any of the terms contained therein, and any of the obligations or conditions of the parties may be waived, except that the obtaining of the approval of the stockholders of Cyberonics may not be waived.

REPRESENTATIONS AND WARRANTIES

         The Merger Agreement contains standard representations and warranties of Cyberonics, including (i) its corporate existence and capital structure, (ii) authorization, execution and enforceability of the Merger Agreement, (iii) the absence of conflicts under the Certificate of Incorporation and Bylaws of Cyberonics or any material agreement or judgments or other instruments binding upon Cyberonics, (iv) documents filed with the SEC and the accuracy of the information contained therein, (v) absence of certain specified material adverse changes or material litigation, (vi) title to properties and certain intellectual property matters, (vii) certain tax, labor and employee benefit matters, (viii) compliance with laws and (ix) full disclosure of documents provided to St. Jude in connection with the Merger and the Merger Agreement. The Merger Agreement also contains certain representations and warranties of St. Jude and Sub, including (i) their corporate existence, (ii) authorization, execution and enforceability of the Merger Agreement, (iii) the absence of conflicts under the Articles of Incorporation and Bylaws of St. Jude and the Certificate of Incorporation and Bylaws of Sub or any material agreements or judgments or other instruments binding upon either St. Jude or Sub, (iv) documents filed with the SEC and the accuracy of the information contained therein, and (v) full disclosure of documents provided to Cyberonics in connection with the Merger and the Merger Agreement.

CONDUCT OF BUSINESS OF CYBERONICS PRIOR TO THE EFFECTIVE TIME; CERTAIN COVENANTS

         Pursuant to the Merger Agreement, Cyberonics has agreed that it will operate its business only in the ordinary course consistent with past practice until the Effective Time or the date, if any, on which the Merger Agreement is terminated. Cyberonics has also agreed during such period: (i) that it will use its best efforts to, among other things, preserve intact its business organization and relationships with third parties, keep available the services of its present officers and employees and (ii) that it will not, without the prior written consent of St. Jude, (1) declare, set aside or pay any dividend or other distribution with respect to any shares of its capital stock, (2) amend or alter any term of any outstanding Cyberonics securities, (3) incur, assume, or guarantee any debt other than in the ordinary course of business consistent with historic practices, issue or sell any securities convertible into or exchangeable for its debt securities or issue or sell any options or other rights to acquire from it, directly or indirectly, any of its debt securities or any securities convertible into or exchangeable for any such debt securities,
(4) create, assume or incur any lien on any of its material assets, (5) relinquish any of its material contract or other material right, make any payment (direct or indirect) of any of its liabilities before the same becomes due in accordance with its terms or make any change in its operations that is in any such case material to it, (6) adopt any change in any method of accounting or accounting practice used by it other than by reason of a concurrent change in generally accepted accounting principles and upon the recommendation of its independent public accountants, (7) grant or make any severance or termination payments to any of its officers, directors or employees, except pursuant to written agreements in effect on the date of the Merger Agreement, enter into any employment, deferred compensation or other similar agreement (or any amendment thereof) with any officer, director or employee, increase benefits payable under any existing severance or termination pay policies or employment agreements, or pay or provide for any increase in compensation, bonus, or other benefits payable to officers, directors or employees of Cyberonics except for normal increases to non-managerial employees consistent with past practice or as required under existing employment and labor agreements, (8) amend its Certificate of Incorporation or Bylaws, (9) except for Acquisition Proposals, take any action, the taking of which, or omit to take any action, the omission of which, would reasonably be expected to cause any of the representations and warranties in the Merger Agreement to be inaccurate in any respect, (10) except for the sale of inventory and the disposition of obsolete or defective equipment, sell, transfer, mortgage, or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage or otherwise dispose of or encumber, any assets or properties, real, personal or mixed, (11) (a) enter into any other agreements, commitments or contracts which, individually or in the aggregate, are material to Cyberonics, except agreements, commitments or contracts for the purchase, sale or lease of goods or services, consistent with past practice or set forth in the Merger Agreement, or (b) otherwise make any material change in any existing material agreement, commitment or arrangement, (12) make any investment of a capital nature with a maturity in excess of 90 days either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation, (13) purchase any capital items which singly have an installed purchase price greater than $5,000 or in the aggregate $50,000, (14) except with respect to the issuance of shares pursuant to the exercise of stock options outstanding, redeem, repurchase or otherwise acquire any of its securities, or
(15) agree or commit to do any of the foregoing.

         Cyberonics has also agreed to give St. Jude, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of Cyberonics, to promptly furnish to such parties such financial and operating data and other information as such persons may reasonably request and to instruct its employees, counsel and financial advisors to fully cooperate with St. Jude in its investigation of Cyberonics.

         Cyberonics also agreed to promptly notify St. Jude of, among other things, any notice from any person or governmental or regulatory agency or authority in connection with the Merger, any actions, suits, claims, investigations or proceedings commenced or threatened relating to or otherwise affecting the Merger Agreement and the transactions contemplated thereby, or any other event or change of fact or circumstance causing any representation contained in the Merger Agreement to be incorrect or misleading. St. Jude agreed to promptly advise Cyberonics of any event occurring which would render any representation or warranty of St. Jude in the Merger Agreement untrue, inaccurate or incomplete in any material respect or of any material adverse change in the working capital, financial condition, assets, liabilities, operating profits, business or prospects of St. Jude.

         Both parties agreed to use their commercially reasonable efforts (i) to cause all their respective conditions to the Merger to be fulfilled and satisfied, to perform their respective matters required for consummation of the Merger and to achieve full compliance with applicable law and (ii) to make all representations contained in the Merger Agreement true and correct in all material respects as of the Effective Time. In addition, both parties have agreed to use commercially reasonable efforts to obtain all necessary approvals, authorization, consents, licenses, clearances or orders of governmental and regulatory authorities, and in the case of Cyberonics, to obtain all third parties consents or approvals, required in order to consummate the Merger. Provided, however, that the foregoing obligations of St. Jude shall in no way limit St. Jude's right to terminate the Merger with or without cause.

NO SOLICITATION

         Cyberonics agreed that it will not, for so long as the Merger Agreement remains in effect, directly or indirectly, (a) take any further action to solicit, initiate or encourage any offer or indication of interest from any person with respect to any Acquisition Proposal (as defined below), including without limitation, any such further action through any investment banker, broker, finder or other intermediary previously engaged or which may be engaged for the purpose of soliciting, initiating or encouraging such offer or indication of interest; or (b) engage in negotiations with, or disclose any non-public information relating to its business, assets or operations or of St. Jude or afford access to the properties, books or records of Cyberonics to, any person that has made, or that Cyberonics has good reason to believe may be considering making, an Acquisition Proposal. Cyberonics agreed to promptly notify St. Jude after receipt of any Acquisition Proposal or indication that any person is considering making an Acquisition Proposal or any request for non-public information relating to the business, assets or operations or for access to the properties, books or records of Cyberonics by any person that has made, or that Cyberonics has good reason to believe may be considering making an Acquisition Proposal, and will keep St.

Jude informed of any such Acquisition Proposal for a period of seven days following receipt by St. Jude of such notification by Cyberonics.

         As used in the Merger Agreement, the term "Acquisition Proposal" means any proposal to (i) effect a merger or consolidation or similar transaction involving Cyberonics or any of its subsidiaries, (ii) purchase, lease, or otherwise acquire ten percent or more of the assets of Cyberonics or any of its subsidiaries, (iii) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or similar transaction) beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of securities representing ten percent or more of the voting power of Cyberonics or any of its subsidiaries, or
(iv) the assignment, transfer, licensing or the disposition of, in whole or in part, the patents, patent rights, trade secrets or the technology of Cyberonics or any of its subsidiaries, other than in the ordinary course of business.

TERMINATION; TERMINATION FEE

         The Merger Agreement provides that it may be terminated and the Merger abandoned, either before or after approval by the stockholders of Cyberonics,
(a) by the mutual consent of the Boards of Directors of St. Jude and Cyberonics,
(b) by St. Jude at any time, with or without cause, or (c) by Cyberonics if (i) the closing of the sale of shares of Cyberonics Common Stock to St. Jude pursuant to the Common Stock Purchase Agreement does not occur; provided, however, that Cyberonics may not terminate the Merger Agreement where such failure to close resulted from a breach by Cyberonics of its obligations or covenants set forth in the Merger Agreement or the Common Stock Purchase Agreement, (ii) the Merger has not been consummated by October 18, 1996, (iii) the consummation of the Merger has been prohibited by a final non-appealable court order, decree or ruling, (iv) the requisite vote of the stockholders of Cyberonics is not obtained, (v) prior to the Special Meeting, the Board of Directors of Cyberonics has recommended, approved, accepted or entered into a definitive agreement regarding an Acquisition Proposal or an Acquisition Proposal has been made and the Board of Directors of Cyberonics has withdrawn or modified in an manner adverse to St. Jude its recommendation of the Merger, (vi) Cyberonics is not in breach of its obligations under the Merger Agreement and there has been a material breach by St. Jude of any of its representations and warranties under the Merger Agreement or a material failure by St. Jude to perform any of its obligations under the Merger Agreement, which breach or failure cannot, in the reasonable judgment of Cyberonics, be cured by October 18, 1996 following receipt by St. Jude of notice of the breach or such breach or failure is not in fact cured by such date, or (vii) St. Jude materially breaches any of St. Jude's obligations under the Merger Agreement and such breach is not cured by St. Jude within 30 calendar days following receipt by St.
Jude of notice of the breach.

         If the Merger Agreement is terminated (a) due an event described in (v) above or (b) (i) if any third party makes an Acquisition Proposal or acquires 50% or more of the outstanding Cyberonics Common Stock prior to the Special Meeting, (ii) the requisite vote of the stockholders of Cyberonics is not obtained, (iii) the Merger Agreement is terminated and (iv) within six months after the date of the Merger Agreement Cyberonics enters into an agreement relating to an Acquisition Proposal (except for any sale by Cyberonics of debt or equity securities effected for the sole purpose of raising equity capital) or such Acquisition Proposal is consummated, then Cyberonics is required to pay to St. Jude a termination fee of $3,500,000.

         The Merger Agreement further provides that St. Jude may terminate the Merger Agreement at any time, with or without cause, and without liability to Cyberonics. The effect of this provision is that St. Jude has the option, but not the obligation, to consummate the Merger. The only obligations of St. Jude are (i) if the Merger Proposal is approved by the Cyberonics stockholders, St. Jude is obligated to consummate the Stock Purchase and (ii) if the Merger Proposal is not approved by the Cyberonics stockholders, St. Jude is obligated to provide loans to Cyberonics under the Loan Agreement described below. St. Jude's option to acquire Cyberonics would be exercised by St. Jude electing to consummate the Merger, and effectively expires on October 19, 1996 at which time Cyberonics becomes free to terminate this Merger Agreement without liability.

OTHER AGREEMENTS

         In connection with the Merger Agreement, Cyberonics and St. Jude entered into certain other agreements.

         Common Stock Purchase Agreement. Cyberonics and St. Jude have entered into the Common Stock Purchase Agreement described under Proposal II below.

         Stockholders' Agreement. Pursuant to the Stockholders' Agreement, Cyberonics granted to St. Jude certain demand and piggy-back registration rights with respect to any shares of Cyberonics Common Stock purchased under the Common Stock Purchase Agreement as well as Board observer rights. A demand for registration may be made with respect to at least 15% of the outstanding shares of Cyberonics Common Stock as of the date of such demand or 80% of the number of shares purchased by St. Jude under the Common Stock Purchase Agreement. Expenses of any such first demand registration shall be split between the selling stockholders and Cyberonics, and thereafter the expenses of any such demand registrations shall be paid by the selling stockholders. The Stockholders' Agreement also provides for a right of first refusal in favor of Cyberonics with respect to any proposed transfers of Cyberonics Common Stock by St. Jude and restricts the holdings of Cyberonics Common Stock by St. Jude to 18% of the total outstanding shares of Cyberonics Common Stock. In addition, the Stockholders' Agreement provides for St. Jude (or its transferees) to vote its shares of Cyberonics Common Stock (i) for nominees to the Board of Directors of Cyberonics in accordance with the recommendation of the Board of Directors until July 1, 1998 and (ii) on other matters, as recommended by the Cyberonics Board of Directors or in the same proportions as other stockholders vote on a matter. The Stockholders' Agreement automatically terminates upon the later of (i) the termination of the Merger Agreement, (ii) the termination of the Common Stock Purchase Agreement, and (iii) the date on which any holder of Cyberonics Common Stock subject to the Stockholder's Agreement may sell all shares of its shares of Cyberonics Common Stock within a three month period.

         Loan Agreement. The Loan Agreement provides for the loan by St. Jude to Cyberonics of up to $2,000,000 at an interest rate equal to the prime rate plus one percent. The Loan Agreement is intended to provide Cyberonics with interim funding in a circumstance where the Cyberonics stockholders have failed to approve the Merger and the Merger Agreement is as a result being terminated. Cyberonics may borrow funds under the Loan Agreement only if (i) Cyberonics shall have complied with all its covenants under the Merger Agreement up to the date of the Special Meeting, (ii) Cyberonics' Board of Directors shall have recommended approval of the Merger and the Merger Agreement, and shall have not changed its recommendation with respect thereto and (iii) the stockholders of Cyberonics shall have failed to approve the Merger and the Merger Agreement by the requisite vote. Any borrowings under the Loan Agreement shall be due on the earlier of (i) the date six months from the borrowing date, (ii) two days after the closing by Cyberonics of a financing which raises net proceeds payable to Cyberonics of at least $5,000,000, and (iii) the closing of a sale of Cyberonics, whether by merger, consolidation, sale of all or substantially all of the assets of Cyberonics, or change of control of Cyberonics, or the license, sale or transfer of the patents, patent rights, trade secrets or other technology of Cyberonics or any of its subsidiaries (other than in the ordinary course of business). The Loan Agreement automatically terminates upon (i) the occurrence of the closing of the purchase and sale of Cyberonics Common Stock under the Common Stock Purchase Agreement, (ii) the termination by Cyberonics of the Merger Agreement if Cyberonics has recommended, approved, accepted or entered into a definitive agreement regarding an Acquisition Proposal or such an Acquisition Proposal has been made and the Board of Directors of Cyberonics has withdrawn or modified in a manner adverse to St. Jude its recommendation of the Merger Proposal, and

(iii) the termination by St. Jude of the Merger Agreement if, and only if, Cyberonics has recommended, approved, accepted or entered into an definitive agreement regarding an Acquisition Proposal or such an Acquisition Proposal has been made and the Board of Directors of Cyberonics has withdrawn or modified in a manner adverse to St. Jude its recommendation of the Merger.

         Sales and Marketing Support Agreement. Pursuant to the Support Agreement, St. Jude agreed to provide to Cyberonics the services of two senior executives, one to support international sales and marketing activities and the other to support Cyberonics' activities directed toward preparation for United States market launch of the NCP System once FDA approval is obtained. St. Jude has agreed to bear the compensation and expenses of its executive providing the support to Cyberonics. St. Jude's obligation to provide such support terminates upon the closing of the Merger or termination of the Merger Agreement.

DEREGISTRATION OF CYBERONICS COMMON STOCK AFTER THE MERGER

         If the Merger is consummated, Cyberonics Common Stock will cease to be quoted on The Nasdaq National Market. Upon consummation of the Merger, Cyberonics intends to make an appropriate filing with the SEC, so that it will no longer be subject to the periodic reporting requirements of the Exchange Act, and the registration of the Cyberonics Common Stock under the Exchange Act will terminate.

ANTITRUST MATTERS

         Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), and the rules promulgated thereunder, the Merger may not be consummated until notifications have been given and certain information has been furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Justice Department (the "Antitrust Division"), and specified waiting period requirements have been satisfied. If the Cyberonics stockholders approve the Merger, Cyberonics and St. Jude plan to each file with the FTC and the Antitrust Division (collectively, the "Agencies") a Notification and Report Form with respect to the Merger shortly after the Special Meeting.

         The Agencies frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the Effective Time, either or both of the Agencies could take such action under the antitrust laws as it deems or they deem necessary or desirable in the public interest or certain other persons could take action under the antitrust laws, including seeking to enjoin the Merger. See "--Conditions of the Merger, Amendments."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following summary describes certain federal income tax consequences under the Internal Revenue Code of 1986, as amended (the "Code"), of the Merger to Cyberonics, St. Jude, Sub and holders of Cyberonics Common Stock who are citizens or residents of the United States. It does not discuss all the tax consequences that may be relevant to Cyberonics stockholders entitled to Special treatment under the Code (such as insurance companies, dealers in securities, tax exempt organizations or foreign persons) or to Cyberonics stockholders who acquired their shares of Cyberonics Common Stock pursuant to the exercise of employee stock options or otherwise as compensation.

         For federal income tax purposes: (a) no gain or loss will be recognized by St. Jude, Sub or Cyberonics as a result of the Merger; (b) the exchange of Cyberonics Common Stock by the Cyberonics stockholders for cash will be a taxable transaction; (c) gain or loss will be recognized by a Cyberonics stockholder measured by the difference between the Merger Consideration received by such stockholder and the tax basis of the shares of Cyberonics Common Stock exchanged therefor (however, a Cyberonics stockholder may be required to compute gain or loss separately with respect to each block of shares); and (d) such gain or loss will be capital gain or loss if such shares of Cyberonics Common Stock are held as capital assets at the Effective Time.

         THE DISCUSSION SET FORTH ABOVE PROVIDES GENERAL INFORMATION AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER BUT DOES NOT DISCUSS THE TAX CONSEQUENCES, IF ANY, OF THE MERGER UNDER APPLICABLE FOREIGN, STATE AND LOCAL LAWS OR WITH RESPECT TO TAXPAYERS WHO QUALIFY FOR SPECIAL TREATMENT UNDER THE CODE. CYBERONICS STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER.

APPRAISAL RIGHTS

         Holders of shares of Cyberonics Common Stock are entitled to appraisal rights under Section 262 of the Delaware Law ("Section 262") with respect to the Merger. Section 262 is reprinted in its entirety as Annex III to this Proxy Statement. All references in Section 262 and in this summary of appraisal rights to a "stockholder" are to the record holder of the shares of Cyberonics Common Stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Cyberonics Common Stock that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

         While the following discussion describes the material provisions of
Section 262, the following discussion is not a complete statement of the law relating to appraisal rights and is qualified by reference to Annex III.
THIS DISCUSSION AND ANNEX III SHOULD BE REVIEWED CAREFULLY BY ANY STOCKHOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHT OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, SINCE FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

         Stockholders who desire to exercise their appraisal rights must satisfy all of the following conditions. A written demand for appraisal of shares of Cyberonics Common Stock must be delivered to the Secretary of Cyberonics before the taking of the vote on the Merger Proposal at the Special Meeting. This written demand for appraisal of shares must be in addition to and separate from any proxy or vote abstaining from or voting against the Merger. Voting against, abstaining from voting or failing to vote on the Merger Proposal will not constitute a demand for appraisal within the meaning of Section 262.

         Stockholders electing to exercise their appraisal rights under Section 262 must not vote for the Merger Proposal. If a stockholder returns a signed proxy but does not specify a vote against the Merger Proposal or a direction to abstain, the proxy will be voted for the Merger Proposal, which will have the effect of waiving that stockholder's appraisal rights.

         A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the certificate or certificates representing shares of Cyberonics Common Stock. If the shares of Cyberonics Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If the shares of Cyberonics Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all record owners. An authorized agent, including an agent for two or more record owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in executing the demand, such person is acting as agent for the record owner.

         A record owner, such as a broker, who holds shares of Cyberonics Common Stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Cyberonics Common Stock outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct their record owners to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the date of the Special Meeting.

         A stockholder who elects to exercise appraisal rights must mail or deliver his or her written demand to: John K. Bakewell, Cyberonics, Inc., 17448 Highway 3, Suite 100, Webster, Texas 77598-4135. The written demand for appraisal must specify the stockholder's name and mailing address, the number of shares of Cyberonics Common Stock owned, and that the stockholder is thereby demanding appraisal of his or her shares. Within 10 days after the Effective Time, the surviving corporation must provide notice of the Effective Time to all stockholders who have complied with Section 262 and have not voted for approval and adoption of the Merger Agreement. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing the appraisal of his or her shares from the Surviving Corporation.

         Within 120 days after the Effective Time, either the surviving corporation or any stockholder who has complied with the required conditions of
Section 262 may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the shares of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine which stockholders are entitled to appraisal rights and will appraise the shares of Cyberonics Common Stock owned by such stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Delaware Chancery Court is to take into account all relevant factors. In Weinberger v. UOP Inc., et al, decided February 1, 1983, the Delaware Supreme Court discussed the considerations that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "fair price obviously requires consideration of all relevant factors involving the value of a Company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Weinberger, the Delaware Supreme Court construed
Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." The Chancery Court shall direct the payment of the fair value of the shares, together with interest, if any, by the Surviving Corporation to the stockholders entitled thereto.

         Stockholders considering seeking appraisal should have in mind that the fair value of their shares determined under Section 262 could be more than, the same as or less than the consideration they are to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares, and that opinions of investment banking firms as to fairness, from a financial point of view, are not opinions as to fair value under Section 262.

The cost of the appraisal proceeding may be determined by the Delaware Chancery Court and assessed against the parties as the Delaware Chancery Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Chancery Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of Cyberonics Common Stock entitled to appraisal.

         Any stockholder who has duly demanded appraisal in compliance with
Section 262 will not, after the Effective Time, be entitled to vote for any purpose the shares of Cyberonics Common Stock subject to such demand, or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of Cyberonics of record as of a date prior to the Effective Time.

         At any time within 60 days after the Effective Time, any stockholder has the right to withdraw his or her demand for appraisal and to accept the terms offered in the Merger Proposal; after this period, the stockholder may withdraw his or her demand for appraisal only with the consent of the Surviving Corporation. If no petition for appraisal is filed with the Delaware Chancery Court within 120 days after the Effective Time, then such stockholder's right to appraisal ceases, and such stockholder shall become entitled to receive the Merger Consideration as provided for in the Merger Agreement. Inasmuch as the Surviving Corporation will have no obligation to file such a petition, and neither Cyberonics nor St. Jude has any present intention that it will do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Chancery Court demanding appraisal may be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just.


                                  PROPOSAL II:
                         APPROVAL OF THE STOCK PURCHASE

GENERAL

         Pursuant to the Common Stock Purchase Agreement, Cyberonics and St. Jude (the "Common Stock Purchase Agreement"), Cyberonics agreed to issue and sell, and St. Jude agreed to purchase, 2,181,818 shares of Cyberonics Common Stock at a purchase price of $5.50 per share (subject to adjustment for stock splits or the like), for a total purchase price of approximately $12,000,000. The parties' respective obligations under the Common Stock Purchase Agreement are subject to the fulfillment of the following conditions (any of which may be waived by either party): (i) there shall be no order enjoining or restraining the Merger or the transactions contemplated by the Common Stock Purchase Agreement, (ii) there shall not be in effect any law, rule or regulation prohibiting or restricting the Merger or the transactions contemplated by the Common Stock Purchase Agreement, and (iii) the Merger shall have been approved by the stockholders of Cyberonics. In addition, St. Jude's obligation to purchase Cyberonics Common Stock is further conditioned upon (either of which may be waived by St. Jude) certain representations and warranties in the Common Stock Purchase Agreement and Merger Agreement being true and correct, and Cyberonics not being in material breach of any of its covenants set forth in the Merger Agreement. The Common Stock Purchase Agreement may be terminated by the mutual consent of St. Jude and Cyberonics, by St. Jude upon notice given to Cyberonics in the event that the conditions to closing the purchase and sale are not satisfied by September 30, 1996 (unless such failure is the result of acts of St. Jude which constitute a breach of St. Jude's obligations or covenants contained in the Merger Agreement or the Common Stock Purchase Agreement) or by Cyberonics upon a breach by St. Jude of the Common Stock Purchase Agreement. The Stock Purchase is intended to provide Cyberonics with needed capital to fund its operations.

         Note that the investment by St. Jude in Cyberonics is contingent on approval by the Cyberonics stockholders of the Merger Proposal. In the event that Cyberonics stockholders approve the Stock Purchase but fail to approve the Merger Proposal, St. Jude has no obligation to complete the Stock Purchase, and has indicated its intention not to make the investment under such circumstances. In the event that Cyberonics stockholders approve the Merger Proposal but fail to approve the Stock Purchase, the parties intend to proceed with the Stock Purchase notwithstanding such lack of approval to the extent legally permissible. See "Vote Required."

VOTE REQUIRED

         Under applicable corporate law, stockholder approval is not required for the Stock Purchase. Cyberonics' Common Stock is traded on the NASDAQ National Market System and, pursuant to Cyberonics' listing agreement with NASDAQ, Cyberonics has agreed to be bound to certain additional stockholder vote requirements of the National Association of Securities Dealers, Inc. ("NASD"). The NASD rules require prior stockholder approval of a transaction where a Company is issuing stock at a price below the greater of book value or fair market value and the number of shares to be issued equals or exceeds 20% of the voting stock outstanding immediately prior to the issuance. The 2,181,818 shares of Cyberonics Common Stock to be sold to St. Jude in the Stock Purchase represents approximately 22.9% of the outstanding Cyberonics Common Stock as of the Record Date (and represents approximately 18.7% of the outstanding Cyberonics Common Stock after giving effect to the Stock Purchase). While the purchase price of $5.50 per share represented a premium over the prevailing market price at the time the Stock Purchase was negotiated, there can be no assurance that such price will equal or exceed the fair market value of the Cyberonics Common Stock at the time of issuance. Accordingly, while stockholder approval may not be required, Cyberonics has nonetheless elected to seek such approval. The approval sought for the Stock Purchase is the affirmative vote of a majority of the shares represented at the Special Meeting and eligible to vote on the Stock Purchase. Abstentions and broker nonvotes will be counted for purposes of establishing a quorum but are treated as a vote "AGAINST" approval of the Stock Purchase since they cannot be counted toward achieving the requisite majority vote.

RECOMMENDATION OF CYBERONICS BOARD OF DIRECTORS

         The Board of Directors of Cyberonics believes that the Stock Purchase will provide needed funding to Cyberonics on terms equal to or better than such financing could be obtained from third parties. The Board of Directors of Cyberonics has approved the Stock Purchase and recommends that stockholders vote "FOR" the Stock Purchase.

                                   ACCOUNTANTS

         A representative of Arthur Andersen LLP, independent accountants who have audited Cyberonics' financial statements since Cyberonics' inception, will be present at the Special Meeting, will be given the opportunity to make a statement if he so desires and will be available to respond to appropriate questions.

                                    ANNEX I

                          AGREEMENT AND PLAN OF MERGER

                                      DATED

                                  APRIL 8, 1996

                                      AMONG

                             ST. JUDE MEDICAL, INC.,

                              SJM ACQUISITION CORP.

                                       AND

                                CYBERONICS, INC.

                                                             TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----
ARTICLE 1 - THE MERGER......................................................................................    1

           1.1       The Merger.............................................................................    1
           1.2       Conversion of Merger Subsidiary Shares.................................................    2
           1.3       Conversion of CYBX Shares..............................................................    2
           1.4       Cancellation of CYBX Options...........................................................    2
           1.5       Exchange of Shares.....................................................................    3
           1.6       Dissenting Shares......................................................................    3

ARTICLE 2 - CLOSING; CLOSING DATE...........................................................................    4

           2.1       Closing Date and Location..............................................................    4
           2.2       Closing Date and Location..............................................................    4
           2.3       Closing Deliverables of CYBX...........................................................    4

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF CYBX..........................................................    5

           3.1       Corporate Existence and Power..........................................................    5
           3.2       Corporate Authorization................................................................    5
           3.3       Governmental Authorization; Consents...................................................    6
           3.4       Non-Contravention......................................................................    6
           3.5       Binding Effect.........................................................................    6
           3.6       Capitalization.........................................................................    6
           3.7       Financial Statements and SEC Filings...................................................    7
           3.8       Material Events........................................................................    8
           3.9       Properties; Liens......................................................................   10
           3.10      Litigation.............................................................................   10
           3.11      Taxes..................................................................................   10
           3.12      ERISA..................................................................................   11
           3.13      Compliance With Laws; Permits..........................................................   13
           3.14      Finders' Fees..........................................................................   14
           3.15      Patents, Trademarks, Trade Names, Service Marks and Copyrights.........................   14
           3.16      Environmental Matters; OSHA............................................................   15
           3.17      Contracts..............................................................................   17
           3.18      Material Obligations...................................................................   18
           3.19      CYBX Products; Regulation..............................................................   18
           3.20      Inventory..............................................................................   19
           3.21      Accounts and Notes Receivable..........................................................   19
           3.22      Employee Relations.....................................................................   19

                                                             TABLE OF CONTENTS
                                                                (CONTINUED)

                                                                                                              PAGE
                                                                                                              ----
           3.23      Insurance..............................................................................   19
           3.24      Potential Conflicts of Interest........................................................   20
           3.25      Bank Accounts..........................................................................   20
           3.26      Acquisition Proposal...................................................................   20
           3.27      Full Disclosure........................................................................   20

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF ST. JUDE AND MERGER

           SUBSIDIARY.......................................................................................   21

           4.1       Corporate Existence and Power..........................................................   21
           4.2       Corporate Authorization................................................................   21
           4.3       Governmental Authorization; Consents...................................................   21
           4.4       Non-Contravention......................................................................   22
           4.5       Binding Effect.........................................................................   22
           4.6       Financial Statements and SEC Filings...................................................   22
           4.7       Full Disclosure........................................................................   22

ARTICLE 5 - COVENANTS OF CYBX...............................................................................   23

           5.1       Conduct of CYBX........................................................................   23
           5.2       CYBX's Shareholders' Meeting; Proxy Material...........................................   25
           5.3       Access to Information..................................................................   25
           5.4       Notices of Certain Events..............................................................   26
           5.5       Consents, Approvals and Filings........................................................   26
           5.6       Commercially Reasonable Efforts........................................................   26
           5.7       Exclusivity............................................................................   26
           5.8       Return of Confidential Information.....................................................   27
           5.9       Further Assurances.....................................................................   27

ARTICLE 6 - COVENANTS OF ST. JUDE...........................................................................   28

           6.1       Commercially Reasonable Efforts........................................................   28
           6.2       Consents, Approvals and Filings........................................................   28
           6.3       Advice of Changes......................................................................   28
           6.4       Director and Officer Liability.........................................................   28
           6.5       Employee Benefit Matters...............................................................   29

ARTICLE 7 - CONDITIONS TO THE MERGER........................................................................   29

           7.1       Conditions to the Obligations of CYBX..................................................   29

ARTICLE 8 - TERMINATION.....................................................................................   30

           8.1       Termination by Mutual Consent..........................................................   30
           8.2       Termination by St. Jude................................................................   30
           8.3       Termination by CYBX....................................................................   31
           8.4       Effects of Termination.................................................................   32

ARTICLE 9 - MISCELLANEOUS...................................................................................   33

           9.1       Notices................................................................................   33
           9.2       Amendment and Modification.............................................................   34
           9.3       Waiver of Compliance...................................................................   34
           9.4       No Survival of Representations and Warranties..........................................   34
           9.5       No Third Party Rights..................................................................   34
           9.6       Confidentiality........................................................................   35
           9.7       Expenses...............................................................................   35
           9.8       Assignment.............................................................................   35
           9.9       Governing Laws.........................................................................   35
           9.10      Counterparts...........................................................................   35
           9.11      Headings and References................................................................   35
           9.12      Entire Agreement.......................................................................   35
           9.13      Exchange of Documents..................................................................   36
           9.14      Publicity..............................................................................   36
           9.15      Interpretation.........................................................................   36
           9.16      Further Assurance......................................................................   36
           9.17      Severability...........................................................................   36

                          AGREEMENT AND PLAN OF MERGER


           THIS AGREEMENT dated April 8, 1996, among Cyberonics, Inc., a Delaware corporation ("CYBX"), St. Jude Medical, Inc., a Minnesota corporation ("St. Jude"), and SJM Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of St. Jude ("Merger Subsidiary").

           WHEREAS, the Board of Directors of CYBX has determined that it is in the best interests of its stockholders for CYBX to be acquired by St. Jude upon the terms and subject to the conditions set forth herein;

           WHEREAS, in furtherance of such acquisition, the Boards of Directors of St. Jude, Merger Subsidiary and CYBX have each approved the merger of Merger Subsidiary with and into CYBX in accordance with the Delaware Business Corporation Act ("Delaware Law") and upon the terms and subject to the conditions set forth herein;

           WHEREAS, as a result of the Merger, each outstanding share of common stock, $.01 par value, of CYBX ("CYBX Common Stock") will be converted into the right to receive cash in the amount determined as set forth herein; and

           WHEREAS, the parties hereto intend that St. Jude shall have the absolute right, exercisable in its sole discretion, to terminate this Agreement without liability at any time, including after CYBX has obtained stockholder approval hereof, for any reason (or for no reason);

           The parties hereto agree as follows:

                                    ARTICLE 1

                                   THE MERGER

           1.1       The Merger.

                     1.1.1 Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.1.2), Merger Subsidiary shall be merged with and into CYBX (the "Merger") in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and CYBX shall continue as the surviving corporation (the "Surviving Corporation") under the name of CYBX.

                     1.1.2 Subject to the St. Jude's right to terminate this Agreement at any time pursuant to Section 8.2 hereof, as soon as practicable after satisfaction of, or to the extent permitted hereunder, waiver of, all conditions to the Merger, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger with the Secretary of State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law and the parties hereto shall make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Delaware or such later date set forth in the Articles of Merger (the "Effective Time").

                     1.1.3 At the Effective Time, (i) the separate existence of Merger Subsidiary shall cease and Merger Subsidiary shall be merged with and into CYBX, which shall be the Surviving Corporation; (ii) the officers of the Surviving Corporation shall initially be the officers of Merger Subsidiary immediately prior to the Merger; (iii) the directors of the Surviving Corporation shall initially be the same as the directors of Merger Subsidiary immediately prior to the Merger; (iv) the Certificate of Incorporation and Bylaws of the Surviving Corporation shall initially be the same as the Certificate of Incorporation and Bylaws, respectively, of Merger Subsidiary immediately prior to the Merger; and (v) the Merger shall, from and after the Effective Time, have all of the effects provided by applicable law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Merger Subsidiary and CYBX shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Merger Subsidiary and CYBX shall become the debts, liabilities and duties of the Surviving Corporation.

           1.2 Conversion of Merger Subsidiary Shares. At the Effective Time by virtue of the Merger, each share of capital stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall remain outstanding as shares of the Surviving Corporation, which shares shall be owned by St. Jude.

           1.3       Conversion of CYBX Shares.

                     1.3.1 Any shares of CYBX's Common Stock held in the treasury of the CYBX, and any shares of CYBX Common Stock issued and outstanding immediately prior to the Effective Time of the Merger which are owned by St. Jude, Merger Subsidiary or any other entity owned by St. Jude or Merger Subsidiary, shall be canceled and retired. No cash, securities or other consideration shall be paid or delivered in exchange for such CYBX Common Stock under this Agreement.

                     1.3.2 Except as provided herein with respect to Dissenting Shares (as defined below in Section 1.6.1) and shares canceled pursuant to Section 1.3.1 hereof, at the Effective Time of the Merger each share of CYBX Common Stock outstanding shall be canceled and converted into the right to receive cash in the amount determined by dividing $72,090,669 by the number of shares of CYBX Common Stock outstanding immediately prior to the Effective Time, excluding shares of CYBX Common Stock to be canceled pursuant to Section
1.3.1 hereof, but including those shares of CYBX Common Stock acquired by the treasury of CYBX after April 1, 1996 pursuant to the exercise of CYBX stock options (the "Merger Consideration").

           1.4 Cancellation of CYBX Options. Any option, warrant or other right to acquire any CYBX securities which are outstanding as of immediately prior to the Effective Time will, without any action on the part of any party, be cancelled and of no further force or effect.

           1.5       Exchange of Shares.

                     1.5.1 After the Effective Time of the Merger, each holder of an outstanding certificate or certificates theretofore representing shares of CYBX Common Stock ("CYBX Stock Certificates"), upon surrender thereof to American Stock Transfer & Trust Company, or such other banking institution as shall be designated by St. Jude, as exchange agent (the "Exchange Agent"), shall be entitled to receive the Merger Consideration. Until so surrendered, each outstanding CYBX Stock Certificate shall be deemed for all purposes to represent a right to receive the Merger Consideration. Whether or not a CYBX Stock Certificate is surrendered, from and after the Effective Time such certificate shall under no circumstances evidence, represent or otherwise constitute any stock or other interest whatsoever in the St. Jude, the Surviving Corporation or any other person, firm or corporation.

                     1.5.2 Any funds deposited with the Exchange Agent that remain unclaimed by the holders of shares of CYBX Common Stock twelve months after the Effective Time shall be returned to St. Jude upon demand, and any such holder who has not exchanged his shares of CYBX Common Stock for the Merger Consideration prior to that time shall thereafter look only to St. Jude for his claim for Merger Consideration. Notwithstanding the foregoing, St. Jude shall not be liable to any holder of shares of St. Jude Common Stock for any amount paid to a public official pursuant to applicable abandoned property laws.

           1.6       Dissenting Shares.

                     1.6.1 Notwithstanding any provision of this Agreement to the contrary, any shares of capital stock of CYBX held by a holder which has demanded and perfected its right for appraisal of such shares in accordance with Delaware Law (the "Dissenters' Rights") and who, as of the Effective Time, has not effectively withdrawn or lost such right to appraisal ("Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 1.3, but the holder thereof shall only be entitled to such rights as are granted by the Dissenters' Rights.

                     1.6.2 Notwithstanding the provisions of Section 1.6.1, if any holder of shares of capital stock of CYBX who demands appraisal of such shares under the Dissenters' Rights shall effectively withdraw or lose (through failure to perfect or otherwise) its right to appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 1.3.2, without interest thereon, upon surrender of the certificate or certificates representing such shares.

                     1.6.3 CYBX shall give St. Jude (i) prompt written notice of any notice of intent to demand fair value for any shares of capital stock of CYBX, withdrawals of such notices, and any other instruments served pursuant to the Dissenters' Rights or any other provisions of Delaware Law and received by CYBX and (ii) the opportunity to direct and carry on all negotiations and proceedings with respect to demands for fair value for shares of capital stock of CYBX under the Dissenters' Rights. CYBX shall not, except with the prior written consent of St. Jude, voluntarily make any payment with respect to any demands for fair value for Shares of capital stock of CYBX or offer to settle or settle any such demands other than by operation of law or pursuant to a final order of a court of competent jurisdiction.

                                    ARTICLE 2

                              CLOSING; CLOSING DATE

           2.1 Closing Date and Location. Unless this Agreement shall have been terminated and the Merger herein contemplated shall have been abandoned pursuant to a provision of Section 8 below, a closing (the "Closing") will be held on a date mutually acceptable to St. Jude and CYBX, but in no event later than October 18, 1996, at the offices of CYBX's legal counsel, commencing at 10:00 A.M. St. Jude agrees that it will give notice at least ten days prior to the date on which it desires to close the Merger.

           2.2 Closing Date and Location. At Closing, the documents referred to in Sections 2.3 and 7 hereof will be exchanged by the parties and, immediately thereafter, the Articles of Merger will be filed by Merger Subsidiary and CYBX with the Secretary of State of the State of Delaware. The date on which the Closing occurs is hereinafter referred to as the Closing Date.

           2.3 Closing Deliverables of CYBX. At the Closing, CYBX will deliver the following to St. Jude:

                     2.3.1 A certificate, signed by the President of CYBX, to the effect that (i) CYBX has performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time; and (ii) the representations and warranties of CYBX contained in this Agreement and in any certificate or other writing delivered by CYBX pursuant hereto are true in all respects at and as of the Effective Time as if made at and as of such time, except for such changes between the date of signing and date of closing which (A) are contemplated by this Agreement or (B) have not had, and are not reasonably expected to have, in the aggregate, a Material Adverse Effect.

                     2.3.2 A Certificate of Good Standing relating to CYBX from the Secretary of State of Delaware, a Certificate of Qualification of CYBX to do business in the State of Texas as a foreign corporation, and copies of resolutions of CYBX's Board of Directors authorizing this Agreement, as certified by the Secretary of CYBX.

                     2.3.3 Executed originals of any and all consents, approvals, waivers and/or acknowledgments required under any agreement identified in Section 3.17.2 of the Disclosure Schedule, in order to permit the consummation of the transactions provided for herein without causing or resulting in a default, event of default, acceleration event or termination event under any of such documents and without entitling any party to any of such documents to exercise any other right or remedy adverse to the interests of St. Jude thereunder. Each such consent, approval and/or waiver shall be in form satisfactory to counsel for St. Jude.

                                    ARTICLE 3

                     REPRESENTATIONS AND WARRANTIES OF CYBX

           CYBX represents and warrants to St. Jude that, except as set forth in the schedule of exceptions to representations and warranties attached hereto as
Schedule 3 (the "Disclosure Schedule"):

           3.1       Corporate Existence and Power.

                     3.1.1     Each of CYBX and its subsidiary, referenced in
Section 3.1 of the Disclosure Schedule, is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers required to carry on its business as now conducted. Each of CYBX and its subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. CYBX has heretofore delivered to St. Jude true and complete copies of CYBX's and its subsidiary's Certificate of Incorporation and Bylaws, as currently in effect. CYBX has one subsidiary and, except with respect to such subsidiary, does not, directly or indirectly, own or have the power to vote, or to exercise a controlling influence with respect to, any securities of any class of any person, the holders of which class are entitled to vote for the election of directors (or persons serving similar functions) of such person.

                     3.1.2 For purposes of this Agreement, a "Material Adverse Effect," when used with respect to CYBX shall mean a material adverse change in the financial condition, business, assets, liabilities, capitalization, financial position compared to the financial statements as of December 31, 1995, operations or results of operations of CYBX and its subsidiary taken as a whole in excess of $100,000 or any event which could, so far as can reasonably be foreseen, have such an effect; provided, however, that CYBX's continuing losses from operations (and resulting impact on CYBX's balance sheet) consistent with CYBX's results of operations for the fiscal quarter ended December 31, 1995, shall not constitute a Material Adverse Effect.

           3.2 Corporate Authorization. CYBX has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by CYBX's Board of Directors and no other corporate proceedings on the part of CYBX are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions so contemplated (subject to the approval and adoption of this Agreement and the transactions contemplated hereby by the Shareholders of CYBX required in accordance with Delaware Law and the Certificate of Incorporation and Bylaws of CYBX).

           3.3 Governmental Authorization; Consents. The execution, delivery and performance by CYBX of this Agreement and the consummation of the Merger by CYBX require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of Articles of Merger in accordance with Delaware Law; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"); (iii) compliance with any applicable requirements of the Securities Act of 1933 (the "1933 Act") and the Securities Exchange Act of 1934 (the "1934 Act"); (iv) compliance with the rules and regulations of the NASDAQ National Market System; (v) compliance with any applicable state securities laws; and (vi) any action or filing, the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect.

           3.4 Non-Contravention. The execution, delivery and performance by CYBX of this Agreement and the consummation by CYBX of the transactions contemplated hereby do not and will not (i) contravene or constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of CYBX or to a loss of any benefit to which CYBX is entitled under (A) any provision of applicable law or regulation (assuming compliance with the matters referred to in Section 3.3.1); (B) the Certificate of Incorporation or Bylaws of CYBX; (C) any material agreement, contract, plan, lease, arrangement or commitment; or (D) any judgment, injunction, order, decree, administrative interpretation, award or other instrument binding upon CYBX, or (ii) result in the creation or imposition of any Lien on any asset of CYBX. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, restriction on transfer or encumbrance of any kind in respect of such asset, provided, however, "Lien" does not include (i) statutory liens not delinquent or the validity of which is being contested in good faith by appropriate proceedings; and(ii) liens for taxes not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings.

           3.5 Binding Effect. This Agreement constitutes a legal, valid and binding agreement of CYBX enforceable against CYBX in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

           3.6 Capitalization. The authorized capital stock of CYBX consists of 25,000,000 shares of CYBX Common Stock and 2,500,000 shares of CYBX preferred stock, $.01 par value, ("CYBX Preferred Stock"). As of March 31, 1996
(i) 9,509,345 shares of CYBX Common Stock were outstanding, (ii) -0- shares of CYBX Preferred Stock were outstanding, (iii) stock options and warrants to purchase an aggregate of 831,322 Shares were outstanding, and (iv) no shares of CYBX Common Stock or CYBX Preferred Stock were held in treasury. All outstanding shares of capital stock of CYBX have been duly authorized and validly issued and are fully paid and nonassessable. Except for the 1988 Incentive Stock Plan and the 1991 Employee Stock Purchase Plan (collectively the "Stock Option Plans"), there are no plans, agreements or other arrangements pursuant to which any options, warrants or other rights to acquire Shares from CYBX are outstanding. True and complete copies of the Stock Option Plans have been delivered to St. Jude. All outstanding options and warrants will expire at the Effective Time if not previously exercised. Except as set forth in this Section and except for stock options issued or issuable subsequent to January 31, 1995, pursuant to the Stock Option Plans, there are outstanding (i) no shares of capital stock or other voting securities of CYBX, (ii) no securities of CYBX convertible into or exchangeable for shares of capital stock or voting securities of CYBX, and (iii) no options or other rights to acquire from CYBX, and no obligation of CYBX to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of CYBX (collectively "CYBX Securities"). There are no outstanding obligations of CYBX to repurchase, redeem or otherwise acquire any CYBX Securities.

           3.7 Financial Statements and SEC Filings. CYBX has delivered to St. Jude true and complete copies of (i) its annual reports on Form 10-K for its fiscal years ended June 30, 1993, 1994 and 1995, (ii) its quarterly reports on Form 10-Q for its fiscal quarters commencing March 31, 1993, (iii) its proxy or information statements relating to all meetings of, or actions taken without a meeting by, the shareholders of CYBX held since March 1, 1993, and (iv) its registration statement filed with the Securities and Exchange Commission (the "SEC") on Form S-1 which became effective in 1993. The reports and statements so delivered are referred to collectively in this Agreement as the "SEC Filings." As of their respective dates, the SEC Filings (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. CYBX has delivered to St. Jude's counsel copies of all statements on Schedule 13D and Schedule 13G known to CYBX which had been filed with the SEC with respect to capital stock of CYBX pursuant to the Securities Exchange Act of 1934. Without limiting the generality of the foregoing, St. Jude has delivered to CYBX its audited financial statements included within the SEC Filings for fiscal years ended June 30, 1993, 1994 and 1995, its most recently completed fiscal years (the "Audited Financial Statements") and all interim quarterly financial statements for fiscal year to date 1996 (the "Interim Financial Statements") (collectively, the "Financial Statements"). The audited financial statements and unaudited interim financial statements of CYBX included or incorporated by reference in the SEC Filings (i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto); (ii) complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; and (iii) fairly present the financial position of CYBX as of the dates thereof and the income and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

           3.8 Material Events. Except as set forth in the Financial Statements, after June 30, 1995, there has not been:

                     3.8.1 Any discharge or satisfaction of any Lien, charge or encumbrance other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Financial Statements and current liabilities incurred since June 30, 1995, in the ordinary course of business and consistent with its prior practice.

                     3.8.2 Any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of CYBX, or any repurchase, redemption or other acquisition by CYBX of any outstanding shares of capital stock or other ownership interests in or other securities of CYBX.

                     3.8.3 Any alteration in any material term of any outstanding security of CYBX.

                     3.8.4 Any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of CYBX which, in the aggregate, has resulted in or might reasonably be expected to result in a Material Adverse Effect.

                     3.8.5 Any change in any method of accounting or accounting practice by CYBX, except for any such change required by reason of a concurrent change in generally accepted accounting principles.

                     3.8.6 Any labor dispute, other than routine individual grievances, or, to CYBX's knowledge, any activity or proceeding by a labor union or representative thereof to organize any employees of CYBX or any lockouts, strikes, slowdowns, work stoppages or, to CYBX's knowledge, threats thereof by or with respect to such employees. For purposes of this Agreement, "knowledge" of a party means, unless otherwise specifically qualified in the Agreement, the actual knowledge of the officers and directors of that party, as such knowledge has been obtained in the normal conduct of the business, and also includes such knowledge as a reasonably prudent officer would have obtained upon the exercise of reasonable diligence under the same or similar circumstances; "known" or "aware" shall have a correlative meaning.

                     3.8.7 Any transaction or commitment made by CYBX relating to its assets or business (including the acquisition or disposition of any assets), or any relinquishment of any contract or other right material to CYBX taken as a whole, other than transactions and commitments in the ordinary course of business, those contemplated by this Agreement or those constituting an Acquisition Proposal (as defined in Section 5.7).

                     3.8.8 Any (i) incurrence, assumption or guarantee by CYBX of any indebtedness other than in the ordinary course of business in amounts and on terms consistent with past practices, (ii) issuance or sale of any securities convertible into or exchangeable for debt securities of CYBX, or (iii) issuance or sale of options or other rights to acquire from CYBX, directly or indirectly, debt securities of CYBX or any securities convertible into or exchangeable for any such debt securities.

                     3.8.9 Any creation or assumption of any Lien by CYBX on any asset of CYBX.

                     3.8.10 Any grant of any severance or termination pay to, any entering into of any employment, deferred compensation or other similar agreement with, or any increase in benefits payable under any existing severance or termination pay policies or employment agreements, or any increase in compensation, bonus or other benefits payable to any current or former shareholder, officer, director, salesperson, distributor, agent or employee of CYBX, other than any grants or increases in the ordinary course of business consistent with past practice.

                     3.8.11 Any acceleration of vesting provisions of outstanding options and shares granted under CYBX's Stock Option Plans, except pursuant to the terms of such outstanding options and plans.

                     3.8.12 Any mortgage, pledge or grant of a Lien, charge, security interest or any other encumbrance or restriction any of its property, business or assets, tangible or intangible otherwise than in the ordinary course of business.

                     3.8.13 Any sale, transfer, lease to others or other disposition of any assets of CYBX, except for inventory sold in the ordinary course of business, or canceled or compromised any debt or claim, or waived or released any right.

                     3.8.14 Any notice or threat of termination of any material contract (including without limitation, any distributorship agreement), lease or other agreement.

                     3.8.15 Any transfer or grant of any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license, patent, copyright, trademark, trade name, invention or similar rights, or modified any existing rights with respect thereto.

                     3.8.16 Any material increase or decrease in the quantity of items of inventory not consistent with its prior practice and prudent business practices prevailing in the industry, or any purchase commitment in excess of the normal, ordinary and usual requirements of CYBX's business, or any change in CYBX's selling, pricing or advertising practices inconsistent with its prior practice.

                     3.8.17 Any agreement or any commitment to take any of the types of action described in subparagraphs 3.8.1 through 3.8.17 above.

           3.9       Properties; Liens. Except for those assets addressed in
Section 3.15, CYBX has good title to all of its assets material to the business, results of operation, financial condition or prospects of CYBX, subject, in each case, only to (i) statutory liens not delinquent or the validity of which is being contested in good faith by appropriate proceedings; (ii) liens disclosed or reflected in the Financial Statements; (iii) liens for taxes not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings; and (iv) liens and imperfections of title and encumbrances, if any, which, individually or in the aggregate, do not have a Material Adverse Effect. Section 3.9 of the Disclosure Schedule sets forth a summary description of all real property (including warehouses) leased by CYBX together with any encumbrances on CYBX's interest. Such leases, subleases and other agreements are in full force and effect and CYBX is not in default thereunder and has received no notice of default thereunder. To the knowledge of CYBX, no other party thereto is in default thereunder. CYBX does not own any real property or buildings or structures located on real property. The real estate interests of CYBX are not subject to any Lien or other encumbrance, and CYBX enjoys a right of quiet possession as against any Lien or other encumbrance on the property. To CYBX's knowledge, all buildings and other structures leased by CYBX are (i) in good operating condition and repair, normal wear and tear excepted and (ii) adequate for the uses to which they are being put. CYBX has not received any notice nor has any knowledge of any pending, threatened or contemplated condemnation proceeding affecting the real property leased by CYBX or any part thereof or of any sale or other disposition of such real property or any part thereof in lieu of condemnation.

           3.10 Litigation. There is no action, suit, proceeding or, to the knowledge of CYBX any investigation pending against, or, to the knowledge of CYBX, threatened against or affecting, CYBX or any of its respective properties before any court or arbitrator or any governmental body, agency or official. None of the actions, suits, claims, proceedings or investigations set forth in
Section 3.10 of the Disclosure Schedule (except as specifically stated thereon), individually or together with any other, will have a Material Adverse Effect or will result in any order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal that is not adequately reserved against on the Financial Statements. The matters set forth in Section
3.10 of the Disclosure Schedule include all trademark infringement or other intellectual property claims, and all product liability claims or claims related to products made, sold or purportedly sold by CYBX, against or involving CYBX and any products or product lines CYBX sells. CYBX does not act as a distributor or manufacturer's representative. All such product liability claims currently pending or, to CYBX's knowledge, threatened against CYBX are fully covered by insurance.

           3.11 Taxes. Except as set forth in paragraph (a) of Schedule 3.11, the statute of limitations for the assessment of federal income taxes has expired for all federal income tax returns of CYBX or its predecessor through the fiscal year ended June 30, 1991. Through the date hereof, CYBX has never been audited by any tax authority. (a) CYBX has filed all returns for Taxes, as defined below, that it is required to file through the date hereof, and shall, on or before the Effective Time, prepare and file, in a manner consistent with prior years, all returns for Taxes that it is required to file on or before the Effective Time. (b) Each of the federal, state, and local income tax returns heretofore filed by CYBX is true and correct in all material respects. (c) CYBX has timely paid or made provision for all Taxes that have been shown as due and payable on the returns that have been filed. (d) The charges, accruals and reserves for taxes reflected on the books of CYBX are adequate to cover the Tax liabilities accruing or payable by CYBX in respect of periods covered by such books. (e) CYBX is not delinquent in the payment of any Taxes, nor has CYBX requested any extension of time within which to file or send any return, which return has not since been filed or sent.
(f) No deficiency for any Taxes has been proposed, asserted or assessed in writing against CYBX and CYBX does not know of any other unassessed Tax deficiency threatened or proposed against CYBX. (g) CYBX has not been granted any extension of the limitation period applicable to any Tax claims. (h) CYBX is not, nor has CYBX been, a party to any tax sharing agreement with any corporation. (i) Section 3.11 of the Disclosure Schedule sets forth all federal tax elections under the Internal Revenue Code of 1986, as amended (the "Code") that are or will be in effect with respect to any tax year of CYBX, including without limitation the tax year ended June 30, 1994, and ending at the Effective Time. "Tax" means with respect to any person (i) any net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profit tax, custom duty or other tax, governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any taxing authority (domestic or foreign) on such person and (ii) any liability of CYBX for the payment of any amount of the type described in the immediately preceding clause (i) as a result of being a member of an affiliated or combined group, or as a result of any spin off, distribution or other reorganization related to the disposition of any assets or business of CYBX. CYBX has not, for the 5-year period preceding the Effective Time, been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. CYBX will deliver to St. Jude at the time of Closing a properly executed FIRPTA exemption certificate which meets the requirements of Section 1.1445-2 of the Treasury Regulations.

           3.12      ERISA.

                     3.12.1 Section 3.12 of the Disclosure Schedule sets forth a list identifying each "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), which is or was subject to any provision of ERISA and with respect to which CYBX or any affiliate (as defined below) has any direct or indirect, fixed or contingent liability as of the Effective Time. Copies of such plans (and, if applicable, related trust agreements or insurance contracts) and all written amendments thereto, summary plan descriptions thereof and any material written employee communications with respect to them have been furnished to St. Jude, together with the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) and any annual accounting of plan assets prepared in connection with any such plan. Such plans are hereinafter referred to collectively as the "Employee Plans". For purposes of this Section, "affiliate" of any person means any other person which, together with CYBX, is treated as a single employer under Section 414 of the Code. The only Employee Plans which, individually or collectively, would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA (the "Pension Plans") are identified as such in Section 3.12 of the Disclosure Schedule. Neither CYBX nor any affiliate has terminated or caused to be terminated in whole or in part or merged any Employee Plan during the period since September 30, 1990. CYBX has provided St. Jude with complete age, salary, service and related data as of November 9, 1995, for employees and former employees of CYBX and any affiliate covered as of the Effective Time under the Pension Plans.

                     3.12.2 No Employee Plan constitutes a "multi-employer plan," as defined in Section 3(37) of ERISA (a "Multi-employer Plan"); with respect to insurance arrangements, there are no reserves, assets, surpluses or prepaid premiums; and no Employee Plan is subject to Title IV of ERISA. Neither CYBX nor, to the knowledge of CYBX, any disqualified person, as defined in
Section 4975 of the Code, has engaged in any "prohibited transaction", as defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Employee Plan which is covered by Title I of ERISA, excluding transactions effected pursuant to a statutory or administrative exemption.

                     3.12.3 Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is or was the subject of a favorable Internal Revenue Service determination with respect to such qualification, and CYBX has furnished to St. Jude copies of the most recent such determination letters, and nothing has occurred since the date thereof that would have an adverse effect on such qualification. There are no accrued liabilities under any Employee Plan which have not been fully provided for by contributions to such Employee Plans or which are not provided for on the Financial Statements. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plans, including without limitation those requirements necessary to maintain its qualification and the continuation of coverage requirements of Code Section 4980B. Other than for claims in the ordinary course for benefits under the Employee Plans, there are no suits, actions, claims or proceedings pending or, to the knowledge of CYBX, threatened which would result in any liability with respect to any such Employee Plan.

                     3.12.4 There is no contract, agreement, plan or arrangement covering any employee or former employee of CYBX or any affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or Section 162(m) of the Code.

                     3.12.5 Section 3.12 of the Disclosure Schedule sets forth a list of each material employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits in effect at the Effective Time which (i) is not an Employee Plan (as defined in Section 3.12.1), (ii) is entered into, maintained or contributed to, as the case may be, by CYBX or any of its subsidiaries and (iii) covers any employee or former employee of CYBX or any of its affiliates (as defined in Section 3.12.1). Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to St. Jude are hereinafter referred to collectively as the "Benefit Arrangements." Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement. CYBX has no liability with respect to post-retirement medical or death benefits for retired employees other than coverage mandated by law or death benefits under any Pension Plan.

                     3.12.6 There has been no amendment to, written interpretation or announcement (whether or not written) by CYBX or any of its affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase the expense (whether or not such expense is recognized under generally accepted accounting principles) of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended on June 30, 1995.

                     3.12.7 With respect to any Employee Plan or Benefit Arrangement, no event has occurred, and there exists no condition or set of circumstances in connection with which CYBX or any such plan, directly or indirectly, could reasonably be expected to be subject to any liability under ERISA, the Code or any other law, regulation or governmental order. With respect to each Employee Plan and Benefit Arrangement: (i) CYBX has made all payments due from it to date or has established a reasonable reserve therefore and all amounts properly accrued to date as liabilities of CYBX which have not been paid have been properly recorded on the books of CYBX (including without limitation the Financial Statements); (ii) no Pension Plan which is subject to ERISA section 302 or Code section 412 has incurred any "accumulated funding deficiency" (as defined in either such section), whether or not waived; and
(iii) to the St. Jude's knowledge, there are no unfunded benefit obligations that are not subject to United States law which are not accounted for by reserves shown on the Financial Statements and established under generally accepted accounting principles or otherwise noted on such Financial Statements.

                     3.12.8 The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of CYBX or any affiliate to severance pay, supplementary unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee, or
(iii) constitute or involve a prohibited transaction (as defined in ERISA section 406 or Code section 4975) that is not otherwise covered by a statutory or administrative exemption.

           3.13 Compliance With Laws; Permits. Except for violations which do not and will not have individually or in the aggregate a Material Adverse Effect, CYBX (i) is not in violation of any applicable provision of any law, statute, ordinance or regulation and (ii) would not, to the knowledge of CYBX, be in violation of any provision of any law, statute, ordinance or regulation that has been enacted or adopted but is not yet effective if it were effective at the date hereof. CYBX has not made any illegal payment to any officer or employee of any governmental or regulatory body, or made any payment to any customer for the illegal sharing of fees or to any customer or supplier for illegal rebating of charges, or engaged in any other illegal reciprocal practices, or made any illegal payment or given any other illegal consideration to any purchasing agent or other representative of customers in respect of sales made or to be made by CYBX. CYBX has all licenses, permits, orders and approvals of any federal, state, local or foreign governmental or regulatory body (collectively, "Permits") that are material to or necessary for the conduct of the business of CYBX, except where the failure to hold any such Permit would not result in or be reasonably expected to result in a Material Adverse Effect; such Permits are in full force and effect; no violations are or have been recorded in respect of any Permit; and no proceeding is pending or, to the knowledge of CYBX, threatened to revoke or limit any Permit. Section 3.13 of the Disclosure Schedule lists all of CYBX's Permits.

           3.14 Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of, CYBX who might be entitled to any fee or commission from CYBX or St. Jude or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

           3.15      Patents, Trademarks, Trade Names, Service Marks and
Copyrights.

                     3.15.1 Section 3.15 of the Disclosure Schedule lists all trademarks, patents, copyrights, service marks, applications therefor, logos, trade names and CYBX developed computer software and firmware (collectively the "Proprietary Rights") owned by CYBX, specifying as to each, as applicable (i) the nature of such Proprietary Right; (ii) the owner of such Proprietary Right;
(iii) the jurisdiction by or in which such Proprietary Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application number; and (iv) licenses, sublicenses or other agreements as to which CYBX is a party pursuant to which any person is authorized to use such Proprietary Right, including the identity of all parties thereto. CYBX has previously furnished or made available to St. Jude, copies of all such licenses, sublicenses or other agreements.
Section 3.15 of the Disclosure Schedule sets forth all material licenses held by CYBX other than off-the-shelf software licenses. Subject to the rights of third parties under contracts listed on Section 3.17 of the Disclosure Schedule, or
Section 3.15 of the Disclosure Schedule, all trade secrets (if any) of CYBX ("Proprietary Information") have been developed independently by CYBX, or on behalf of CYBX by independent contractors, under circumstances and arrangements which vest in CYBX the exclusive and unencumbered rights to such proprietary information (subject only to such rights as a third party may have due to its independent development of such information or obtaining such information in a manner which does not constitute or involve an act of misappropriation). To the knowledge of CYBX, the research, development and manufacture of products of CYBX do not constitute or involve the misappropriation of trade secrets of any third party. CYBX's rights, title and interest in and to the Proprietary Rights and Proprietary Information are free and clear of all encumbrance, Liens and rights of third parties. To CYBX's knowledge, there are no other parties infringing the Proprietary Rights. CYBX has not granted, conveyed, licensed or assigned any rights in the Proprietary Rights or Proprietary Information to any third party.

                     3.15.2 All trademarks, copyrights and U.S. patents included in the Proprietary Rights are believed to be valid and enforceable, to CYBX's knowledge. CYBX is not aware of any material fact which would result in any of the Proprietary Rights being declared invalid or unenforceable.

                     3.15.3 None of the features, components, configurations, uses or operations (whether developed or under development) of CYBX's products or processes are, to the knowledge of CYBX, believed to infringe, nor has any claim been made that they may infringe, the intellectual property rights of any other party. CYBX has not been sued or charged in writing with, or been a defendant in any claim, suit, action or proceeding relating to CYBX's assets or business which has not been finally determined prior to the date hereof and which involves a claim of infringement of any patents, trademarks, service marks or copyrights, or claim of unfair competition.

                     3.15.4 None of the Proprietary Rights or Proprietary Information are subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by CYBX or restricting the licensing thereof by CYBX to any person.

                     3.15.5 CYBX has not entered into any agreement to indemnify any person against any charge of infringement of any patent, trademark, service mark or copyright.

                     3.15.6 CYBX has established reasonable safeguards to maintain the secrecy of all the Proprietary Information. To the knowledge of CYBX, CYBX has executed agreements respecting the non-disclosure of Proprietary Information, and the assignment of inventions with each of its employees, excluding clerical, janitorial and similar employees. To the knowledge of CYBX, the information which CYBX believes is Proprietary Information has not been disclosed by CYBX or any of its employees or affiliates to any person, entity or governmental agencies other than to employees, representatives or agencies of CYBX and certain governmental agencies except pursuant to confidentiality agreements, protective orders or non-disclosure rules or policies adopted by governmental agencies (as appropriate).

           3.16      Environmental Matters; OSHA.

                     3.16.1 The following terms used in this section are defined as follows:

                               (a) "Environmental Laws" is defined as any and all federal, state and local laws, regulations, ordinances, codes, orders or decrees of any government agency, entity, organization or authority, or of any jurisdiction where CYBX is located or conducts business pertaining to the pollution of or protection of the environment, including but not limited to those related to the air, water, noise, odor, pesticide, land, soil, hazardous or toxic substances and wastes and specifically including the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") as amended by Superfund Amendments and Re-authorization Act of 1986 ("SARA"), 42 U.S.C. Section9601 et seq., the Resource Conservation and Recovery Act as amended ("RCRA"), 42 U.S.C. Section6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section1251 et seq., the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section2601 et seq, and the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section11001 et seq.

                               (b) "Regulated Substances" is defined as toxic, radioactive or hazardous substances or wastes, pollutants or contaminants, including but not limited to asbestos, urea formaldehyde; the group of organic compounds known as polychlorinated biphenyls; petroleum products including gasoline, fuel oil, crude oil and the various constituents of such products; and any substance or material the generation, storage, handling, release or disposal of which is regulated by any Environmental Law.

                               (c) "Property" is defined as all real estate and property now owned, leased or used by CYBX and any real estate and property that has been previously owned, leased or used by CYBX.

                     3.16.2 CYBX is and at all times has been in material compliance with any and all applicable Environmental Laws.

                     3.16.3 CYBX has all governmental licenses, permits and other authorizations required by any and all Environmental Laws necessary to conduct and operate the business of CYBX as currently conducted or operated, except where the failure to hold such licenses, permits or authorizations would not, individually or in the aggregate, have a Material Adverse Effect.

                     3.16.4 The Property is not presently utilized by CYBX, and has not in the past been utilized by CYBX, for the generation, storage, handling, transportation or disposal of any Regulated Substance and, to CYBX's knowledge, the Property has not been used by prior owners, lessees or operators or others for the generation, storage, handling, transportation or disposal of any Regulated Substance.

                     3.16.5 CYBX has not caused any release or threatened release of any Regulated Substance on the Property and, to CYBX's knowledge, the Property has not been subject to any release or threatened release of any Regulated Substance and it does not otherwise contain any condition which may result in a claim, right of action or recovery by any person or entity under any Environmental Laws.

                     3.16.6 CYBX has not transported for disposal or treatment, arranged for transportation for disposal or treatment or disposed of any Regulated Substances at any site where, to CYBX's knowledge, there has been a release or threatened release of Regulated Substances or in a manner which could, to CYBX's knowledge, create liability to any party under any Environmental Law. CYBX has not received nor does it have knowledge of any notice, request for response action, administrative or other order, judgment, complaint, claim, investigation, request for information or any other request for relief whatsoever relating to any site where a Regulated Substance, came to be disposed of, placed or located, which was generated, transported for disposal or treatment or arranged for transportation by CYBX.

                     3.16.7 CYBX has not installed and, to CYBX's knowledge, there are, and have been, no above-ground or underground storage tanks located on the Property.

                     3.16.8 CYBX is not operating its business in material violation of the Occupational Safety and Health Act of 1970, or the regulations promulgated thereunder or any similar laws or regulations of any other country. CYBX is not, nor will it become, liable for any retroactive workers' compensation insurance premiums relating to the period of time prior to the date of this Agreement in excess of the reserves shown on its Financial Statements.

           3.17      Contracts.

                     3.17.1 Section 3.17.1 of the Disclosure Schedule sets forth all of the following contracts and other agreements to which CYBX is a party or by which CYBX or its assets or properties are bound or subject: (i) customer contracts and agreements for the sale by CYBX of materials or products which by their terms exceed one year or under which the executory portion involves dollar amounts in excess of $25,000; (ii) supply contracts, distributorship agreements and manufacturer's representative agreements which are material to CYBX and its subsidiary taken as a whole; (iii) research and development agreements; (iv) employment, consulting, independent contractor, severance and indemnification agreements, arrangements or understandings, and any other agreements, arrangements or understandings, between CYBX and any current or former stockholder, officer, director, employee, consultant, agent or other representative; (v) contracts and other agreements with any labor union or association representing any employee of CYBX; (vi) joint venture agreements;
(vii) contracts or other agreements under which CYBX agrees to indemnify any party or to share tax liability of any party; (viii) contracts and other agreements relating to the borrowing of money; (ix) any equipment leases requiring payment by CYBX of at least $25,000 within a given year which are not cancelable without penalty upon 90 days notice; or (x) any other material contract not required to be disclosed by any other section of this Agreement, whether or not made in the ordinary course of business. There have been delivered or made available to St. Jude true and complete copies of all such contracts and other agreements set forth in Section 3.17 of the Disclosure Schedule. All of such contracts and other agreements are in full force and effect and CYBX is not in default under any of them, nor, to the knowledge of CYBX, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder, except for any such defaults that would not, individually or in the aggregate, have a Material Adverse Effect. Other than products provided in connection with clinical trials, CYBX is not a party to any material contract to sell products or to provide services to third parties which is to be performed at a price which is less than CYBX's full cost. The relationships of CYBX with its suppliers, distributors, customers, licensors, licensees and researchers are good commercial working relationships. No customer or supplier has canceled or otherwise terminated its relationship with CYBX during the last twelve months, except for such cancellations or terminations which would not, individually or in the aggregate, have a Material Adverse Effect.

                     3.17.2 Section 3.17.2 of the Disclosure Schedule identifies those contracts and agreements to which CYBX (or its subsidiary) is a party which (i) require the consent of the other party in order that such contracts or agreements continue in full force and effect following the consummation of the transactions contemplated by this Agreement and (ii) the termination or discontinuation of which would have a Material Adverse Effect.

           3.18 Material Obligations. CYBX does not have any material liabilities or obligations, absolute or contingent (individually or in the aggregate) except (i) the liabilities and obligations set forth in the Financial Statements; (ii) liabilities and obligations which have been incurred subsequent to June 30, 1995, in the ordinary course of business which are usual and normal in amount, both individually and in the aggregate; and (iii) liabilities and obligations under a lease for its principal offices and leases for equipment, and liabilities and obligations under sales, procurement and other contracts and arrangements entered into in the ordinary course of business.

           3.19      CYBX Products; Regulation.

                     3.19.1 There are no statements, citations, warning letters, FDA Forms 483, or decisions by any governmental or regulatory body that any product produced, manufactured, marketed or distributed at any time by CYBX ("CYBX Product") is defective or fails to meet any applicable standards promulgated by any such governmental or regulatory body. There have been no recalls ordered by any such governmental or regulatory body with respect to any CYBX Product. To the knowledge of CYBX, there is (i) no fact relating to any CYBX Product that may give rise to a recall of any CYBX Product or a duty to warn of a defect in any CYBX Product; and (ii) no latent or overt design, manufacturing or other defect in any CYBX Product.

                     3.19.2 All CYBX Products used, marketed or distributed by CYBX in clinical investigations are subject to all applicable licenses, registrations, approvals, clearances, and authorizations required by local, state, and federal agencies, foreign or domestic, regulating the safety, effectiveness, and market clearance of medical devices, which licenses, registrations, approval, clearances and authorizations are held by CYBX and were obtained by CYBX on or before the date when same were required. Those licenses, registrations, approvals, clearances, and authorizations will not be affected or impaired by the Merger. Section 3.19.2 to the Disclosure Schedule lists all such licenses, registrations, approvals, clearances and authorizations obtained or held by CYBX in its own name.

                     3.19.3 CYBX is in possession of all supportive materials and data substantiating representations made to the FDA in its material filings therewith, including any and all testing data in the possession or under the control of CYBX, whether or not submitted to the FDA. CYBX further represents and warrants that CYBX Products perform in compliance with the representations and performance specifications as contained in said filings.

                     3.19.4 There is no proceeding by the FDA or any other governmental agency, including but not limited to a grand jury investigation, a 405 hearing, a civil penalty proceeding pending, or to CYBX's knowledge threatened, against CYBX, and no such proceedings have been brought at any time in the past relating to the safety or efficacy of CYBX's products and, to CYBX's knowledge, there is no basis for such a proceeding.

           3.20 Inventory. The inventory (including, without limitation, finished goods, parts and supplies) of CYBX (including that reflected on the latest Financial Statements and that acquired after the date of the latest Financial Statements) is or was, prior to the sale thereof, (i) in good and merchantable condition, and suitable and usable or salable in the ordinary course of business for the purposes for which intended, (ii) is not obsolete, damaged or defective, and (iii) has been reflected on the Financial Statements and carried on the books of account of CYBX in accordance with generally accepted accounting principles consistently applied.

           3.21 Accounts and Notes Receivable. All accounts and notes receivable reflected on the Financial Statements, and all accounts and notes receivable arising subsequent to June 30, 1995, (i) have arisen in the ordinary course of business of CYBX; (ii) represent valid obligations due to CYBX; and
(iii) subject only to a reserve for bad debts computed in a manner consistent with past practice, have been collected or are collectible in the ordinary course of business of CYBX in the aggregate recorded amounts thereof in accordance with their terms. All items that are required by generally accepted accounting principles to be reflected as accounts and notes receivable on the Financial Statements and on the books of account of CYBX are so reflected.

           3.22 Employee Relations. CYBX has heretofore provided St. Jude with a complete list of all employees of CYBX stating position, salary and dates of service. None of CYBX's employees are union members. No union organizing efforts have been conducted within the last five years or to the knowledge of CYBX are now being conducted with respect to the employees of CYBX. CYBX is not aware of any pending or threatened union activity, strike, work stoppage or other labor trouble with respect to the employees of any of the suppliers or customers of CYBX. CYBX is in substantial compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, equal opportunity, civil rights and payroll taxes, including without limitation, the Immigration and Reform Control Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Federal Age Discrimination in Employment Act, the Family and Medical Leave Act, the Workers Adjustment and Retraining Notification Act and any state human rights act. CYBX is not in receipt of a complaint, demand letter or charge issued by a federal, state or local agency which alleges a violation by CYBX of any federal, state or local law or regulation respecting employment and employment practices, terms and conditions of employment or wages and hours. CYBX has no knowledge of any pending or threatened claims by employees or former employees for any contract claims, intentional infliction of emotional distress, defamation or any other tort, or any claims arising from any federal, state or local law or ordinance.

           3.23 Insurance. Section 3.23 of the Disclosure Schedule sets forth a list and brief description of all policies or binders of fire, liability, product liability, worker's compensation, vehicular, directors' and officers' and other insurance held by or on behalf of CYBX. Such policies and binders are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner indicated. CYBX is not in default with respect to any provision contained in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. CYBX has received no notice of cancellation or non-renewal of any such policy or binder. CYBX has no knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts that might form the basis for termination of any such insurance. The consummation of the Merger will not constitute a default under any of such policy or binder or grounds for the termination thereof.

           3.24 Potential Conflicts of Interest. No officer or director of CYBX, no entity controlled by any such officer or director and no relative or spouse (or relative of such spouse) of any such officer or director:

                     3.24.1 owns, directly or indirectly, any interest in (excepting not more than 1% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any person which is, or is engaged in business as, a competitor, lessor, lessee, customer or supplier of CYBX;

                     3.24.2 owns, directly or indirectly, in whole or in part, any tangible or intangible property that CYBX uses or the use of which is necessary or desirable for the conduct of business of CYBX;

                     3.24.3 has any cause of action or other claim whatsoever against, or owes any amount to, CYBX, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under employee benefit plans, stock options, and similar matters and agreements existing on the date hereof; or

                     3.24.4 has made any payment of or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any corporation or other person of which any officer or director of CYBX, or a relative of any of the foregoing, is a CYBX or stockholder (excepting stock holdings solely for investment purposes in securities of publicly held and traded companies).

           3.25 Bank Accounts. Section 3.25 of the Disclosure Schedule sets forth a complete list of all the bank accounts or safe deposit boxes of CYBX, together with the names of the persons authorized to draw thereon or to have access thereto.

           3.26 Acquisition Proposal. During the period from September 30, 1993 through the date of this Agreement, neither CYBX nor any agent of CYBX has received any written proposal or offer which, if received after the execution of this Agreement would be required to be disclosed to St. Jude pursuant to Section
5.7 hereof.

           3.27 Full Disclosure. To the knowledge of CYBX, all documents, contracts, instruments, certificates, notices, consents, affidavits, letters, telegrams, telexes, statements, schedules (including Schedules to this Agreement), exhibits (including Exhibits to this Agreement) and any other papers whatsoever (collectively, "Documents") delivered by or on behalf of CYBX in connection with this

Agreement and the transactions contemplated thereby are true, complete and authentic. The representations and warranties of CYBX contained in this Agreement, as modified by the Disclosure Schedule, contain no untrue statements of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading.

                                    ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ST. JUDE AND MERGER SUBSIDIARY

           St. Jude and Merger Subsidiary each represents, warrants and covenants to CYBX that:

           4.1 Corporate Existence and Power. Each of St. Jude and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers required to carry on its business as now conducted. Each of St. Jude and Merger Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have an effect on the condition, financial or otherwise, business, assets, liability, capitalization, financial position, operations or results of operations of St. Jude and its subsidiaries taken as a whole.

           4.2 Corporate Authorization. Each of St. Jude and Merger Subsidiary has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by St. Jude's Board of Directors and Merger Subsidiary's Board of Directors and no other corporate proceedings on the part of either St. Jude or Merger Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions so contemplated.

           4.3       Governmental Authorization; Consents.

                     4.3.1 The execution, delivery and performance by St. Jude and Merger Subsidiary of this Agreement and the consummation of the Merger by St. Jude and Merger Subsidiary require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of Articles of Merger in accordance with Delaware Law; (ii) compliance with any applicable requirements of the HSR Act; and (iii) any action or filing, the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect.

                     4.3.2 No consent, approval, waiver or other action by any person under any contract, agreement, indenture, lease, instrument or other document to which St. Jude or Merger Subsidiary is a party or by which it is bound is required or necessary for the execution, delivery and performance of this Agreement by St. Jude or Merger Subsidiary or the consummation of the transactions contemplated hereby.

           4.4 Non-Contravention. The execution, delivery and performance by St. Jude and Merger Subsidiary of this Agreement and the consummation by St. Jude of the transactions contemplated hereby do not and will not (i) contravene or constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of St. Jude and Merger Subsidiary or to a loss of any benefit to which St. Jude and Merger Subsidiary is entitled under (A) any provision of applicable law or regulation (assuming compliance with the matters referred to in Section 4.2.1); (B) the Articles of Incorporation or Bylaws of St. Jude or the Certificate of Incorporation or Bylaws of Merger Subsidiary; (C) any agreement, contract, plan, lease, arrangement or commitment; or (D) any judgment, injunction, order, decree, administrative interpretation, award or other instrument binding upon St. Jude or Merger Subsidiary, or (ii) result in the creation or imposition of any Lien on any asset of St. Jude or Merger Subsidiary.

           4.5 Binding Effect. This Agreement constitutes a legal, valid and binding agreement of St. Jude and Merger Subsidiary enforceable against St. Jude and Merger Subsidiary in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

           4.6 Financial Statements and SEC Filings. St. Jude has delivered to CYBX true and complete copies of (i) its annual reports on Form 10-K for its fiscal years ended December 31, 1993 and 1994; (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, June 30 and September 30, 1995; (iii) its proxy or information statements relating to all meetings of, or actions taken without a meeting by, the shareholders of St. Jude held since December 31, 1994; and (iv) all of its other 8-K reports filed with the SEC since December 31, 1994. The reports and statements so delivered are referred to collectively in this Agreement as the "St. Jude SEC Filings." As of their respective dates, the St. Jude SEC Filings (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of St. Jude included or incorporated by reference in the St. Jude SEC Filings (i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto); (ii) complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; and (iii) fairly present the financial position of St. Jude as of the dates thereof and the income and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

           4.7 Full Disclosure. To the knowledge of St. Jude, all documents, contracts, instruments, certificates, notices, consents, affidavits, letters, telegrams, telexes, statements, schedules (including

Schedules to this Agreement), exhibits (including Exhibits to this Agreement) and any other papers whatsoever (collectively, "Documents") delivered by or on behalf of St. Jude in connection with this Agreement and the transactions contemplated thereby are true, complete and authentic. The representations and warranties of St. Jude contained in this Agreement contain no untrue statements of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading.

                                    ARTICLE 5

                                COVENANTS OF CYBX

           CYBX agrees that:

           5.1 Conduct of CYBX. Except as set forth in Section 5 of the Disclosure Schedule, from the date hereof until the Effective Time, CYBX shall conduct its business in the ordinary course consistent with past practice and will use its best efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time without the prior written consent of the St. Jude:

                     5.1.1 CYBX will not declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of CYBX.

                     5.1.2 CYBX will not amend or alter any term of any outstanding CYBX securities.

                     5.1.3     CYBX will not, without the consent of St. Jude,
(i) incur, assume or guarantee any debt other than in the ordinary course of business consistent with historic practices; (ii) issue or sell any securities convertible into or exchangeable for debt securities of CYBX; or (iii) issue or sell any options or other rights to acquire from CYBX, directly or indirectly, any debt securities of CYBX or any securities convertible into or exchangeable for any such debt securities.

                     5.1.4 CYBX will not create, assume or incur any Lien on any material asset of CYBX.

                     5.1.5 CYBX will not relinquish any material contract or other material right of CYBX, make any payment (direct or indirect) of any liability of CYBX before the same becomes due in accordance with its terms or make any change in its operations that is in any such case material to CYBX taken as a whole.

                     5.1.6 CYBX will not adopt any change in any method of accounting or accounting practice used by CYBX other than by reason of a concurrent change in generally accepted accounting principles and upon the recommendation of CYBX's independent public accountants.

                     5.1.7 CYBX will not, without the prior written consent of St. Jude (i) grant or make any severance or termination payments to any officer, director or employee of CYBX, except pursuant to written agreements in effect on the date hereof and set forth in the Disclosure Schedule; (ii) enter into any employment, deferred compensation or other similar agreement (or enter into any amendment to any such existing agreement) with any officer, director or employee of CYBX; (iii) increase benefits payable under any existing severance or termination pay policies or employment agreements; or (iv) pay or provide for any increase in compensation, bonus, or other benefits payable to officers, directors or employees of CYBX except for normal increases to non-managerial employees consistent with past practice or to the extent required under existing employment and labor agreements.

                     5.1.8 CYBX will not amend its Certificate of Incorporation or Bylaws.

                     5.1.9 CYBX will not merge or consolidate with any person, acquire any stock or other ownership interest in any person or the assets of any business as an entity or liquidate, dissolve or otherwise reorganize or seek protection from creditors.

                     5.1.10 Except for those transactions which constitute an Acquisition Proposal, CYBX will not take any action, the taking of which, or omit to take any action, the omission of which, would reasonably be expected to cause any of the representations and warranties in Section 3 to be inaccurate in any respect at or as of any time prior to the Effective Time.

                     5.1.11 Except for the sale of inventory and the disposition of obsolete or defective equipment, CYBX will not without the prior written consent of St. Jude sell, transfer, mortgage, or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage or otherwise dispose of or encumber, any assets or properties, real, personal or mixed.

                     5.1.12 CYBX will not (a) enter into any other agreements, commitments or contracts (including without limitation joint venture agreements or material license agreements) which, individually or in the aggregate, are material to CYBX, except agreements, commitments or contracts for the purchase, sale or lease of goods or services, consistent with past practice or contemplated by the disclosures set forth in Section 5 of the Disclosure Schedule; or (b) otherwise make any material change in any existing material agreement, commitment or arrangement.

                     5.1.13 Except with the prior written consent of St. Jude, CYBX will not make any investment of a capital nature with a maturity in excess of 90 days either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation.

                     5.1.14 Except with the prior written consent of St. Jude, CYBX will not purchase any capital items which singly have an installed purchase price greater than $5,000, or in the aggregate have a purchase price in excess of $50,000.

                     5.1.15 Except with respect to the issuance of shares pursuant to the exercise of stock options outstanding on the date hereof granted under the Stock Option Plans, CYBX will not redeem, repurchase or otherwise acquire any CYBX securities.

                     5.1.16 CYBX will not agree or commit to do any of the matters set forth in Sections 5.1.1 through 5.1.15.

           5.2       CYBX's Shareholders' Meeting; Proxy Material.

                     5.2.1 CYBX agrees that it shall prepare and file with the SEC under the 1934 Act, and shall use all reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to shareholders of CYBX, a proxy statement (the "Proxy Statement"). The Proxy Statement shall be in form and substance reasonably satisfactory to CYBX and St. Jude and shall contain the recommendation of the Board of Directors of CYBX in favor of the Merger. CYBX shall promptly take all action necessary in accordance with Delaware Law (including notice of dissenters' rights) and its Certificate of Incorporation and Bylaws to convene, a meeting of its shareholders (the "CYBX Shareholders Meeting"). The shareholder vote or consent required for approval of the Merger shall be no greater than that set forth in the Delaware Law. CYBX shall use its commercially reasonable efforts to solicit from shareholders of CYBX proxies in favor of the Merger.

                     5.2.2 CYBX represents and warrants to St. Jude that the Proxy Statement, insofar as it contains or incorporates by reference information pertaining to CYBX, will comply in all material respects with the requirements of the 1934 Act, and the applicable rules and regulations adopted under said Act, and that such information will contain no untrue statements of any material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. CYBX will promptly advise St. Jude in writing if at any time prior to the Effective Time of the Merger it shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Proxy Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.

                     5.2.3 After the Proxy Statement has cleared SEC review (or a determination of "No Review" has been communicated by the SEC), CYBX shall, subject to approval by St. Jude and its counsel, cause the Proxy Statement to be mailed to its shareholders at such time as St. Jude shall reasonably request and in accordance with applicable federal and state law. CYBX will not, without giving prior notice to, and without the prior approval (which shall not be unreasonably withheld) of, St. Jude, use any proxy material other than the Proxy Statement and any other proxy material filed with the SEC prior to or concurrently with the filing of the Proxy Statement.

           5.3 Access to Information. CYBX will give St. Jude, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of CYBX, will promptly furnish to St. Jude, its counsel, financial advisors, auditors and authorized representatives such financial and operating data and other information as such persons may reasonably request and will instruct CYBX's employees, counsel and financial advisors to fully cooperate with the other party in its investigation of the business of CYBX; provided that no investigation pursuant to this section shall affect any representation or warranty given by CYBX to St. Jude hereunder. The information obtained hereunder will be subject to the confidentiality agreements set forth in Section 9.6 below.

           5.4       Notices of Certain Events.  CYBX shall promptly notify St.
Jude of:

                     5.4.1 any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

                     5.4.2 any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                     5.4.3 any actions, suits, claims, investigations or proceedings commenced or, to the best of CYBX's knowledge, threatened against, relating to or involving or otherwise affecting CYBX which relate to the consummation of the transactions contemplated by this Agreement or which, if pending on the date of this Agreement, would have been required to have been disclosed in Section 3.10 of the Disclosure Schedule; and

                     5.4.4 any other event or change of fact or circumstance causing any representation contained in Section 3 of this Agreement to be, as of the date of such event or change, incorrect or misleading.

           5.5 Consents, Approvals and Filings. CYBX will use its commercially reasonable efforts to obtain as promptly as possible (i) all necessary approvals, authorizations, consents, licenses, clearances or orders of governmental and regulatory authorities required in order for CYBX to perform its obligations hereunder; and (ii) all consents or approvals of third parties required in connection with the contracts identified in Section 3.17.2 of the Disclosure Schedule.

           5.6 Commercially Reasonable Efforts. Subject to the fiduciary duties of its Board of Directors, CYBX shall use its commercially reasonable efforts (i) to cause to be fulfilled and satisfied all of the conditions to the Merger to be fulfilled and satisfied by it; (ii) to cause to be performed all of the matters required of it at or prior to the Effective Time; and (iii) to achieve full compliance with applicable law. CYBX shall use its commercially reasonable efforts to make all of its warranties and representations contained in this Agreement true and correct in all material respects as at the Effective Time, with the same effect as if the same had been made and this Agreement had been dated as at the Effective Time.

           5.7 Exclusivity. In order to induce St. Jude to enter into this Agreement, CYBX agrees, on its own behalf and on behalf of its officers, directors, employees and agents, subject to the fiduciary duties of the Board of Directors of CYBX, that it will not, for so long as this Agreement remains in effect, directly or indirectly, (a) take any further action to solicit, initiate or encourage any offer or indication of interest from any person with respect to any Acquisition Proposal (as hereinafter defined), including without limitation, any such further action through any investment banker, broker, finder or other intermediary previously engaged or which may be engaged for the purpose of soliciting, initiating or encouraging such offer or indication of interest; or (b) engage in negotiations with, or disclose any non-public information relating to the businesses, assets or operations which are the subject of this Agreement or afford access to the properties, books or records of CYBX to, any person that has made, or that CYBX has good reason to believe may be considering making, an Acquisition Proposal. CYBX will promptly notify St. Jude after receipt of any Acquisition Proposal or indication that any person is considering making an Acquisition Proposal or any request for non-public information relating to the businesses, assets or operations or for access to the properties, books or records of CYBX by any person that has made, or that CYBX has good reason to believe may be considering making an Acquisition Proposal, and will keep St. Jude informed of any such offer, indication or request. CYBX will not enter into any agreement relating to any such Acquisition Proposal for a period of seven (7) days following receipt by St. Jude of such notification by CYBX. "Acquisition Proposal" means any proposal to (i) effect a merger or consolidation or similar transaction involving CYBX or any of its subsidiaries, (ii) purchase, lease, or otherwise acquire ten percent (10%) or more of the assets of CYBX or any of its subsidiaries, (iii) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or similar transaction) beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities representing ten percent (10%) or more of the voting power of CYBX or any of its subsidiaries, or (iv) the assignment, transfer, licensing or other disposition of, in whole or in part, the patents, patent rights, trade secrets or other technology of CYBX or any of its subsidiaries, other than in the ordinary course of business.

           5.8 Return of Confidential Information. Prior to the Effective Time, CYBX shall exercise its right under all confidentiality or other non-disclosure agreements entered into with parties approached by CYBX or its agents since September 30, 1994 to retrieve any and all information provided by or on behalf of CYBX to such parties.

           5.9 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of CYBX or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of CYBX or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of CYBX acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                    ARTICLE 6

                              COVENANTS OF ST. JUDE

           6.1 Commercially Reasonable Efforts. Subject to the fiduciary duties of its Board of Directors, St. Jude shall use its commercially reasonable efforts (a) to cause to be fulfilled and satisfied all of the conditions to the Merger to be fulfilled and satisfied by it, (b) to cause to be performed all of the matters required of it at or prior to the Effective Time and (c) to achieve full compliance with applicable law. St. Jude shall use its commercially reasonable efforts to make all of its warranties and representations contained in this Agreement true and correct in all material respects as at the Effective Time, with the same effect as if the same had been made and this Agreement had been dated as at the Effective Time. The obligations of St. Jude pursuant to this Section 6.1 shall in no way limit St. Jude's right to terminate this Agreement pursuant to Section 8.2 hereof.

           6.2 Consents, Approvals and Filings. St. Jude will use its commercially reasonable efforts to obtain as promptly as possible all necessary approvals, authorizations, consents, licenses, clearances or orders of governmental and regulatory authorities required in order for St. Jude to perform its obligations hereunder. The obligations of St. Jude pursuant to this
Section 6.2 shall in no way limit St. Jude's right to terminate this Agreement pursuant to Section 8.2 hereof.

           6.3 Advice of Changes. St. Jude will promptly advise CYBX orally and in writing of (i) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of St. Jude contained in this Agreement, if made on or as of the date of such event or the Effective Time, untrue, inaccurate or incomplete in any material respect; and
(ii) any material adverse change in the working capital, financial condition, assets, liabilities (whether absolute, accrued, contingent or otherwise), operating profits, business or prospects of St. Jude.

           6.4 Director and Officer Liability. For six years after the Effective Time, St. Jude will cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of CYBX in respect of acts or omissions occurring prior to the Effective Time to the extent provided under CYBX's Certificate of Incorporation, Bylaws and indemnification agreements in effect on the date hereof; provided that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. For six years after the Effective Time, St. Jude will cause the Surviving Corporation at the Surviving Corporation's expense to provide officers and directors liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by each respective CYBX's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. If the annual premiums of such insurance would exceed the premiums in effect as of the date of the Agreement, St. Jude shall use its commercially reasonable efforts to procure such level of insurance having the same coverage as in effect as of the date of the Agreement for an annual premium equal to such current premium amount.

           6.5       Employee Benefit Matters.

                     6.5.1 From and after the Closing Date, St. Jude shall or shall cause the Surviving Corporation or another subsidiary of St. Jude to provide employees of CYBX and its subsidiary ("Affected Employees") with comparable compensation and benefits as those provided to employees with similar status and tenure of St. Jude and its subsidiaries.

                     6.5.2 St. Jude or its subsidiaries shall give each Affected Employee full credit for all service with CYBX and its affiliates for all purposes (other than for benefit accumulation under a defined benefit pension plan) under all employee benefit plans and arrangements (including, but not limited to, any "employee benefit plan" as defined in Section 3(3) of ERISA) maintained for such employees' benefit on and after the Closing Date.

                     6.5.3     For purposes of computing deductible amounts
(or like adjustments or limitations on coverage) under any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), expenses and claims previously recognized for similar purposes under the applicable employee welfare benefit plan of CYBX or its subsidiary for the current plan year shall be credited or recognized under the comparable plan maintained after the Closing by St. Jude or its subsidiaries on behalf of Affected Employees. Medical plan coverage shall not be denied to any Affected Employee with respect to a particular claim under any plan maintained by St. Jude or its subsidiaries on the basis of the existence of a pre-existing condition.

                     6.5.4 Notwithstanding anything to the contrary set forth in this Section 6.5, St. Jude shall have no obligation to employ an employee of CYBX or to continue the employment of any employee of CYBX offered employment or employed by St. Jude or its subsidiaries.

                                    ARTICLE 7

                            CONDITIONS TO THE MERGER

           7.1 Conditions to the Obligations of CYBX. The obligation of CYBX to consummate the Merger is subject to the satisfaction of the following further conditions, unless waived by CYBX in its discretion:

                     7.1.1 St. Jude and Merger Subsidiary shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Effective Time.

                     7.1.2 The representations and warranties of St. Jude and Merger Subsidiary contained in this Agreement and in any certificate or other writing delivered by St. Jude and Merger

Subsidiary pursuant hereto shall be true in all respects at and as of the Effective Time as if made at and as of such time.

                     7.1.3 Receipt by CYBX of a certificate signed by an officer of St. Jude and Merger Subsidiary to the effect set forth in Sections
7.1.1 and 7.1.2.

                     7.1.4 Receipt by CYBX of all documents it may reasonably request relating to the existence of St. Jude and Merger Subsidiary and their corporate authority for this Agreement, all in form and substance satisfactory to CYBX.

                     7.1.5 No court of competent jurisdiction or an administrative, governmental or regulatory authority has issued a final non-appealable order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger.

                     7.1.6 Approval of the Merger by the shareholders of CYBX and all approvals of applications to public authorities, Federal, state or local, the granting of which is necessary for the consummation of the Merger, shall have been obtained.

                     7.1.7 CYBX shall have received a written opinion of CYBX's financial advisor, addressed to CYBX for inclusion in the Proxy Statement, that the Merger is fair, from a financial point of view, to the shareholders of CYBX.

                                    ARTICLE 8

                                   TERMINATION

           This Agreement may be terminated and the Merger contemplated by this Agreement may be abandoned at any time prior to the Effective Time (notwithstanding the adoption of this Agreement and approval of the Merger by the shareholders of CYBX) under the following circumstances and in the following manner:

           8.1 Termination by Mutual Consent. By mutual written consent duly authorized by the Board of Directors of St. Jude and by the Board of Directors of CYBX.

           8.2 Termination by St. Jude. St. Jude may terminate this Agreement at any time, with or without cause.

           8.3 Termination by CYBX. CYBX may terminate this Agreement in the following circumstances:

                     8.3.1 If the closing of the sale by CYBX to St. Jude of shares of CYBX Common Stock pursuant to that certain Common Stock Purchase Agreement between CYBX and St. Jude dated of even date herewith has not occurred by the time specified in Section 6.1 thereof; provided, however, that CYBX may not terminate this Agreement where such failure is the result of acts of CYBX which constitute a breach of CYBX's obligations or covenants set forth in this Agreement or in the Common Stock Purchase Agreement.

                     8.3.2 If the Merger has not been consummated by October 18, 1996.

                     8.3.3 If a court of competent jurisdiction or an administrative, governmental or regulatory authority has issued a final non-appealable order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger.

                     8.3.4     If, at CYBX's Shareholders Meeting, as defined in
Section 5.2 (including any adjournment or postponement thereof), the requisite vote of the shareholders of CYBX is not obtained.

                     8.3.5 If prior to CYBX's Shareholders Meeting, as defined in Section 5.2 (including any adjournment or postponement thereof), (i) the Board of Directors of CYBX has recommended, approved, accepted or entered into a definitive agreement regarding an Acquisition Proposal as defined in
Section 5.7; or (ii) an Acquisition Proposal has been made and the Board of Directors of CYBX has withdrawn or modified in a manner adverse to St. Jude its recommendation of the Merger.

                     8.3.6 If (i) CYBX is not in material breach of its obligations under this Agreement; and (ii) there has been (A) a material breach by St. Jude of any of its representations and warranties under this Agreement such that the conditions in Section 7.1.2 will not be satisfied, or (B) a material failure by St. Jude to perform any of its obligations under this Agreement such that the conditions in Section 7.1.1 will not be satisfied, and, in both case (A) and (B), the breach or failure cannot, in the reasonable judgment of CYBX, be cured by October 18, 1996 following receipt by St. Jude of notice of the breach or such breach or failure is not in fact cured by such date.

                     8.3.7 If St. Jude materially breaches any of St. Jude's obligations under Sections 6.1 or 6.2 and such breach is not cured by St. Jude within 30 calendar days following receipt by St. Jude of notice of the breach.

           8.4       Effects of Termination.

                     8.4.1 In the event of the termination of this Agreement pursuant to Sections 8.1, 8.2 or 8.3, the following shall occur:

                               (a)        the obligation of the parties to
consummate the Merger and the other actions and transactions contemplated hereby will expire;

                               (b)        the provisions of this Section 8.4
shall survive and the provisions of Section 9.6 of this Agreement (and of the confidentiality agreements referred to therein) shall survive for a period of seven years;

                               (c)        each party will bear its own expenses
incurred in connection with this Agreement, and the St. Jude and CYBX will share equally the Transaction Costs (as defined below), and will promptly upon request reimburse the party which paid any such expenses; provided, however, that if CYBX pays a Termination Fee pursuant to Section 8.4.2 each party will bear such Transaction Costs as it may have incurred and payment pursuant to this Section 8.4.1(c) will not apply; and

                               (d)        except as provided in Sections 8.4.2
and 8.4.3 or in the event of a wilful breach hereof by CYBX, no party will have any liability to any other party as a result of the termination of this Agreement.

                     8.4.2 In addition to the provisions of Section 8.2.1, in recognition of the efforts and expenses expended and incurred by St. Jude with respect to CYBX, the opportunity CYBX presents to the St. Jude, and the potential intangible damage to the St. Jude if (i) this Agreement is terminated pursuant to Section 8.3.5 or (ii) (A) any third party makes an Acquisition Proposal or acquires 50% or more of the outstanding CYBX Common Stock prior to the CYBX Shareholders Meeting, (B) the requisite vote of the shareholders of CYBX is not obtained, (C) this Agreement is terminated, and (D) within six months after the execution of this Agreement, (x) CYBX enters into an agreement relating to an Acquisition Proposal or (y) an Acquisition Proposal is consummated, then, in either such event, CYBX will pay to St. Jude, within five business days after demand by St. Jude, which may be made upon the earlier of the events specified in clauses (i) or subclauses (x) and (y) of clause (ii) by wire transfer of immediately available funds to an account designated by St. Jude for such purpose, a termination fee (the "Termination Fee") equal to $3,500,000. For purposes of this Section 8.4.2, the term Acquisition Proposal shall not include any sale by CYBX of debt or equity securities (whether pursuant to a private placement or public offering) effected for the sole purpose of raising equity capital. A transaction will be deemed to have been effected for the sole purpose of raising equity capital if the shareholders of CYBX immediately prior to such transaction continue to own a majority of the outstanding voting securities of CYBX immediately after such transaction unless the transaction, by its express terms, results in, or is one step in a process the completion of which would result in, (i) the acquisition by the acquiring party of a majority of CYBX's outstanding voting stock, (ii) a merger or consolidation or similar transaction involving CYBX or any of its subsidiaries, (iii) a sale, lease, or other disposition by CYBX of 10% or more of the assets of CYBX or any of its subsidiaries, or (iv) the assignment, transfer, licensing or other disposition of, in whole or in part, the patents, patent rights, trade secrets or other technology of CYBX or any of its subsidiaries, other than in the ordinary course of business.

                     8.4.3 In the event that CYBX fails to make timely payment of the Termination Fee to the St. Jude when due pursuant to Section
8.4.2 CYBX will reimburse the other party for its legal and other expenses (including interest on the Termination Fee from the date of demand at the rate of 10% per annum) incurred in connection with the efforts to obtain said payment.

                                    ARTICLE 9

                                  MISCELLANEOUS

           9.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be given,

           if to St. Jude or Merger Subsidiary, to:

                     St. Jude Medical, Inc.
                     One Lillehei Plaza
                     St. Paul, MN 55117
                     Attn:     President and Chief
                               Executive Officer

           with a copy addressed as above, to the attention of the Vice President and General Counsel.

           with a copy  to:

                     Lindquist & Vennum
                     4200 IDS Center
                     80 South 8th Street
                     Minneapolis, MN  55402
                     Attn: Thomas H. Garrett
                     612-371-3274(o)
                     612-688-8365(h)
           if to CYBX, to:

                     Cyberonics, Inc.
                     17448 Highway 3, Suite 100
                     Webster, TX 77598-4138
                     Attn:  President

           with a copy to:

                     Kenneth M. Siegel
                     Wilson Sonsini Goodrich & Rosati
                     650 Page Mill Road
                     Palo Alto, CA 94303

or such other address as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective if given by any other means, when delivered at the address specified in this section.

           9.2 Amendment and Modification. To the fullest extent permitted by applicable law, this Agreement may be amended, modified and supplemented with respect to any of the terms contained herein by mutual consent of the respective Boards of Directors of CYBX, St. Jude and Merger Subsidiary, or by their respective officers duly authorized by such Boards of Directors, by an appropriate written instrument executed at any time prior to the Effective Time of the Merger.

           9.3 Waiver of Compliance. To the fullest extent permitted by law, each of St. Jude, Merger Subsidiary and CYBX may, pursuant to action by its respective Board of Directors, or its respective officers duly authorized by its Board of Directors, by an instrument in writing extend the time for or waive the performance of any of the obligations of the other or waive compliance by the other with any of the covenants, or waive any of the conditions of its obligations, contained herein; provided, however, that the obtaining of the approval of the shareholders referred to in Section 7.1.6 hereof shall not be waivable. No such extension of time or waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

           9.4 No Survival of Representations and Warranties. The respective representations and warranties of each party hereto contained herein shall not be deemed to be waived or otherwise affected by any investigation made by the other parties hereto. The representations, warranties and agreements in this Agreement will terminate at the Effective Time or upon termination of this Agreement pursuant to Section 8.1, as the case may be, except for the agreements set forth in Sections 6.4,8.4 and 9.6, to the extent set forth therein.

           9.5 No Third Party Rights. Except as otherwise provided in this Agreement, nothing herein expressed or implied is intended, nor shall be construed, to confer upon or give any person, firm or corporation, other than St. Jude, Merger Subsidiary and CYBX and their respective security holders, any rights or remedies under or by reason of this Agreement.

           9.6 Confidentiality. The confidentiality obligations of the parties set forth in the confidentiality agreements between the parties dated as of June 6 and October 17, 1995 are incorporated herein by reference, and the parties agree to honor and perform all obligations set forth therein.

           9.7       Expenses.

                     9.7.1 Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

                     9.7.2 St. Jude and CYBX shall share equally all expenses relating to the printing and mailing of the Proxy Statement and all SEC registration fees applicable to the Merger. The expenses referenced in this
Section 9.7.2 shall be referred to as the "Transaction Costs."

           9.8 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that Merger Subsidiary may assign this Agreement and its rights, interests and obligations hereunder to another directly or indirectly wholly-owned subsidiary of St. Jude without the consent of CYBX.

           9.9 GOVERNING LAWS. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

           9.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts and by the different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           9.11 Headings and References. The headings of the Sections and Articles of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof. All references herein to Sections and Articles are to sections and articles of this Agreement, unless otherwise indicated.

           9.12 Entire Agreement. This Agreement (including the exhibits hereto, the Disclosure Schedules and the documents referred to herein, all of which form a part hereof) and the confidentiality agreements referenced in
Section 9.6 contain the entire understanding of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings between the parties with respect to such subject matter. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein or therein.

           9.13 Exchange of Documents. Counsel to St. Jude and counsel to CYBX have exchanged lists which the parties agree accurately reflect the documents which they have delivered and received in connection with the negotiation of this Agreement.

           9.14 Publicity. Upon execution of this Agreement by St. Jude, Merger Subsidiary and CYBX, the parties shall jointly issue a press release, as agreed upon by them. Neither party shall, without the prior written consent of the other, issue any statement or communication to the public or to the press regarding this Agreement, or any of the terms, conditions or other facts with respect to the Agreement, except as required by law or the rules of NASDAQ and then, only (a) upon receipt of a written opinion from such party's legal counsel; (b) to the extent required by law or the rules of NASDAQ; and (c) upon prior notice to the other party, which notice shall include a copy of the issuing party's opinion of legal counsel, together with a copy of the proposed statement or communication to be issued to the press or public.

           9.15 Interpretation. This Agreement has been fully negotiated by the parties through their legal counsel. Accordingly, in interpreting this Agreement, the rule of interpretation requiring that documents be construed against the draftsman shall be inapplicable.

           9.16 Further Assurance. The parties hereto agree that each will execute and deliver to the other any and all documents in addition to those expressly provided for herein that may be necessary to carry out the provisions of this Agreement, whether before, at or after the Closing.

           9.17 Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

                  (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                      ST. JUDE MEDICAL, INC.

                                      /s/ Ronald A. Matricaria
                                      ------------------------------------------
                                      Ronald A. Matricaria
                                      President and Chief Executive Officer

                                      SJM ACQUISITION CORP.

                                      /s/ Kevin T. O'Malley
                                      ------------------------------------------
                                      Kevin T. O'Malley
                                      Director and Secretary

                                      CYBERONICS, INC.

                                      /s/ Robert P. Cummins
                                      ------------------------------------------
                                      Robert P. Cummins
                                      President and Chief Executive Officer

                                    ANNEX II

           VECTOR                         Vector Securities International, Inc.
           SECURITIES                     1751 Lake Cook Road, Suite 350
           INTERNATIONAL                  Deerfield, Illinois 60015
                                          Telephone (708) 940-1970
                                          Fax (708) 940-0774

                                  April 8, 1996

The Board of Directors
Cyberonics, Inc.
17448 Highway 3, Suite 100
Webster, TX 77598-4135

Members of the Board:

           You have requested our opinion as investment bankers with respect to the fairness, from a financial point of view as of the date hereof, to the holders of common stock, par value $.01 per share ("Common Stock"), of Cyberonics, Inc., a Delaware corporation ("Cyberonics"), of the consideration to be received by such stockholders pursuant to the terms of the March 29, 1996 draft Agreement and Plan of Merger (the "Agreement"), to be entered into by and among Cyberonics, St. Jude Medical, Inc., a Minnesota corporation ("St. Jude"), and a wholly-owned subsidiary of St. Jude ("Acquisition").

           Under the terms and conditions of the March 29, 1996 draft of the Agreement, Cyberonics will, among other things, merge with and into Acquisition (the "Merger"), and Cyberonics will thereby become a wholly-owned subsidiary of St. Jude. As a result of the Merger, all of the issued and outstanding shares of Common Stock (other than shares owned by St. Jude or its affiliates or treasury shares) will be converted into the right to receive an aggregate of $72,090,699 in cash (the "Aggregate Cash Consideration"). The terms and conditions of the Merger are more fully set forth in the March 29, 1996 draft of the Agreement.

           In arriving at the opinion set forth herein, we have, among other things: (i) reviewed the financial terms of the Merger as set forth in the March 29, 1996 draft of the Agreement; (ii) held discussions with the senior management of Cyberonics concerning the business, operations and prospects of Cyberonics; (iii) reviewed certain business and financial information on Cyberonics, including financial projections, prepared and provided by the management of Cyberonics; (iv) reviewed certain documents filed by Cyberonics since 1993 with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934; (v) reviewed the price and trading history of the Common Stock of Cyberonics; (vi) compared the financial terms of the Merger with those of other transactions which we deemed comparable; and (vii) performed such other studies, analyses, investigations and inquiries as we deemed appropriate.

           In connection with our opinion, we have not assumed any responsibility for independent verification of any information supplied or otherwise made available to us regarding Cyberonics and we have assumed and relied on such information being accurate and complete in all respects. We have not undertaken an independent evaluation or appraisal of the assets of Cyberonics, nor have we been furnished with any such evaluations or appraisals. With respect to the financial projections of Cyberonics referred to above, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best available estimates and judgments of the management of Cyberonics as to the future financial performance of Cyberonics. We assume no responsibility for and express no view as to such forecasts or the assumptions under which they are prepared. Our conclusions are based solely on information available to us on or before the date hereof and reflect economic, market and other conditions as of such date. In connection with the preparation of this opinion, we have not given effect to St. Jude's purchase of $12 million of Cyberonics' Common Stock and the transactions related thereto occurring in connection with the Agreement. In rendering our opinion, we assumed that the transaction contemplated by the Merger will be consummated on the terms described in the March 29, 1996 draft of the Agreement, without any material waiver of or modification by Cyberonics or St. Jude, and that obtaining any necessary regulatory approvals for the transaction will not have an adverse effect on Cyberonics.

           We are familiar with Cyberonics, having acted as its financial advisor in connection with, and participating in certain negotiations leading to, the Agreement, for which we will receive a fee, substantially all of which is contingent on the closing of the transactions contemplated by the Agreement. In addition, Cyberonics has agreed to indemnify us for certain liabilities arising out of our advisory services and the rendering of this opinion. Vector Securities International, Inc. is a full service securities firm and in the course of its normal trading activities may from time to time effect transactions and hold positions in securities of Cyberonics and/or St. Jude.

           Our opinion set forth below is directed to the Board of Directors of Cyberonics and does not address Cyberonics' underlying business decision to effect the Merger or constitute a recommendation to any stockholder of Cyberonics with respect to the approval of the Merger. Our opinion is not to be reproduced, quoted or published in any manner without our prior written consent, except that this letter may be reproduced in full in the proxy statement to be filed with the Securities and Exchange Commission in connection with the Merger.

           On the basis of and subject to the foregoing, including the various assumptions and limitations set forth herein, and based upon such other matters as we consider relevant, it is our opinion as of the date hereof that the Aggregate Cash Consideration to be received by the stockholders of Cyberonics (other than St. Jude or any of its affiliates who own shares of Cyberonics Common Stock) in the Merger is fair to such stockholders from a financial point of view.

                                  Very truly yours,

                                  VECTOR SECURITIES INTERNATIONAL, INC.

                                  By: /s/ W. Gregory Shearer
                                      ----------------------------------
                                       W. Gregory Shearer
                                       Managing Director

                                    ANNEX III

       SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

           (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

           (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant toSection251, 252, 254, 257, 258, 263 or 264 of this title:

                     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsections (f) or (g) of Section251 of this title.

                     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                               a.         Shares of stock of the corporation
surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                               b.         Shares of stock of any other
corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                               c.         Cash in lieu of fractional shares or
fractional depository receipts described in the foregoing subparagraphs a. and
b. of this paragraph; or

                               d.         Any combination of the shares of
stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

           (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

           (d)       Appraisal rights shall be perfected as follows:

                     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must to do by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                     (2) If the merger or consolidation was approved pursuant toSection228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within

20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

           (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

           (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

           (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

           (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

           (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

           (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

           (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

           (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    ANNEX IV

===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -----------------
                                    FORM 10-K

(Mark One)

/X/ Annual Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 [Fee Required] For the fiscal year ended: June 30, 1995
                                       OR

/ / Transition Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 [No Fee Required] For the transition period from ____________ to ____________

                         Commission File Number 0-19806
                               -----------------

                                CYBERONICS, INC.
             (Exact name of registrant as specified in its charter)

                 Delaware                                      76-0236465
     -------------------------------                        ----------------
     (State or other jurisdiction of                        (I.R.S. Employer
      incorporation or organization)                     Identification Number)

17448 Highway 3, Ste. 100, Webster, Texas                      77598-4135
 ----------------------------------------                      ----------
 (address of principal executive offices)                      (zip code)


       Registrant's telephone number, including area code: (713) 332-1375

        SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT: None

           SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:
                          Common Stock, $.01 par value

                                                    (Title of Class)

                                ----------------

           Indicate by check mark if disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. / /

           Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days. Yes  X  No    .
                                              ---    ---

           The aggregate market value of voting stock held by non-affiliates of the registrant as of September 19, 1995, was $18,359,376 based upon the last sales price reported for such date on the NASDAQ National Market System. For purposes of this disclosure, shares of Common Stock held by persons who hold more than 5% of the outstanding shares of Common Stock and shares held by officers and directors of the registrant, have been excluded in that such persons may be deemed to be affiliates. This determination is not necessarily conclusive.

           At September 19, 1995, registrant had outstanding 9,500,660 shares of Common Stock.
                                ---------------
                       DOCUMENTS INCORPORATED BY REFERENCE

           Part III incorporates certain information by reference from the definitive proxy statement for the Annual Meeting of Stockholders to be held on December 7, 1995 (the "Proxy Statement").

===============================================================================

                                     PART I

ITEM 1.              BUSINESS

           Cyberonics, Inc. ("Cyberonics" or the "Company") was founded in 1987 to design, develop and bring to market medical devices which provide a novel therapy, vagus nerve stimulation, for the treatment of epilepsy and other debilitating neurological disorders. Currently, there are limited or no effective pharmacological or surgical treatments for many patients suffering from such disorders. The basic premise of Cyberonics' vagus nerve stimulation therapy is that electrical stimulation of the vagus nerve decreases the brain's sensitivity to the conditions or stimuli that can trigger epileptic seizures and other neurological disorders.

           Epilepsy is a neurological disorder which is estimated to affect over
1.6 million individuals in the United States and in excess of three million individuals in Western Europe and Japan. Epileptic seizures can be categorized as either "partial" or "generalized." Over 50% of patients with epilepsy suffer from partial seizures. Of individuals suffering from partial seizures, over 20% are reported to suffer from "refractory" seizures, i.e., seizures that recur despite treatment. Epileptic seizures, whether partial or generalized, can be severely debilitating. Medical consequences may include brain damage from recurring seizures, injuries and accidents associated with loss or impairment of consciousness, and death as a result of severe seizures. For reasons that are not clear, partial seizures are generally more resistant to existing therapies than generalized seizures. The medical community and epilepsy patients are seeking therapies which eliminate or reduce seizures, decrease or eliminate the side effects associated with antiepileptic drugs and avoid the costs and risks associated with brain surgery.

           The Company believes that its proprietary, implantable vagus nerve stimulation device, the NeuroCybernetic Prosthesis System (the "NCP System"), offers a safe, efficacious and cost-effective therapy for patients suffering from partial seizures. The Company believes that the NCP System may also provide an effective and safe therapy for generalized seizures and for certain other debilitating neurological disorders. The NCP System, which consists of a cardiac pacemaker-like signal generator (the "NCP Generator") and a vagus nerve lead, delivers electrical signals to stimulate the vagus nerve. The NCP Generator is surgically implanted beneath the skin of the patient's chest and the lead is attached to the left vagus nerve in the patient's neck in a one-to-two hour procedure with the patient typically under general anesthesia. To date, the NCP System has been used in conjunction with patients' existing antiepileptic drug therapies.

           In 1988, the Company began clinical trials of its NCP System for the treatment of refractory partial seizures. As of June 30, 1995, NCP Systems had been implanted in an aggregate of over 400 patients at leading epilepsy treatment centers in the United States, Canada, Germany, Holland, The United Kingdom, France, Switzerland, Belgium, Spain, Italy, Japan, Sweden, Norway, Australia, Israel, South Africa, Hong Kong and China. The Company believes that the clinical investigations have demonstrated that its NCP System is a safe and effective treatment for individuals suffering from partial seizures.

           The Company's strategy is initially to establish vagus nerve stimulation as a preferred means for treating patients suffering from refractory partial seizures, and then to assess the application of vagus nerve stimulation for the treatment of generalized seizures. In addition, based upon theoretical considerations and limited animal and human study data, the Company believes that severe neurological disorders outside the field of epilepsy, including neuropsychiatric disorders such as chronic severe depression, movement disorders such as Parkinson's Disease, sleep disorders such as narcolepsy, and migraine headaches, may also be amenable to treatment by vagus nerve stimulation with the NCP System. The Company plans to establish a program to discover and develop new applications for the NCP System outside the field of epilepsy. The Company has retained worldwide commercial rights to its NCP System for all applications.

           In December 1991, the Company submitted a Premarket Approval ("PMA") to the United States Food and Drug Administration (the "FDA"), seeking approval to sell the NCP System in the United States for the treatment of partial seizures. In February 1992, the FDA notified the Company that the PMA application was incomplete and that additional information would be required before it would be accepted for substantive review. The Company continued its clinical trials, and on June 2, 1993 submitted its amended PMA application. The amendment responded to the concerns raised by the FDA, and contained data on 136 patients, 109 of whom had received stimulation for at least one year and 65 of whom had received stimulation for at least 18 months.

           In January 1994, the Company announced that its amended PMA application was accepted for filing by the FDA. While the amended PMA application has been accepted for filing, the FDA further informed the Company that, based on its initial scientific review of the amended PMA application, there were "significant deficiencies" in the submission and that an amendment containing certain additional clinical and technical information must be provided before the regulatory review process could continue. In January 1995, the Company announced that it had submitted a major PMA amendment responding to the FDA's questions and concerns, thus providing a mechanism for continued PMA review.

           In response to further discussions with the FDA, the Company announced in July 1994 that it would initiate an additional confirmatory U.S. clinical trial for the NCP System. Based on these discussions with the FDA, this study is an additional requirement of the FDA's regulatory approval process for the NCP System for the treatment of epilepsy patients experiencing refractory partial seizures.

           In October 1994, the Company announced that the FDA had requested that Cyberonics submit a request to withdraw its PMA application and resubmit an application at such time the company has completed its additional study. In January 1995, the Company announced that the FDA had agreed that Cyberonics' initial PMA application need not be voluntarily withdrawn. The decision allows the Company's PMA application to remain active during the course of the additional study and decreases the likelihood of needing to repeat the major regulatory steps required for full PMA submission and filing acceptance. At that time, the Company also announced the submission of a major PMA amendment responding to the FDA's questions regarding the PMA application that was accepted for filing in January 1994. During the first half of fiscal 1996, the Company expects to receive from the FDA the results of their review of the PMA application as currently on file, which includes the aforementioned PMA amendment responding to previously received FDA questions.

           In January 1995, the Company also announced that it had received permission to begin enrolling patients into its additional confirmatory trial, under which an additional 200 patients are expected to be treated with vagus nerve stimulation therapy at approximately 20 major investigational centers in the United States. Completion of the confirmatory trial and submission of the data is expected to take at least through June 1996, and may take significantly longer.

           There can be no assurance that the Company will adequately address the concerns raised by the FDA, or that additional concerns will not be raised by the FDA in the future. The timing of the PMA approval process is unpredictable and there can be no assurance as to when or whether the Company will receive pre-market approval. The Company is currently clinically testing the NCP System under an Investigational Device Exemption ("IDE") from the FDA and cannot commence marketing or commercial sales of the NCP System in the United States until it receives pre-market approval from the FDA. The Company's business, financial condition and results of operations are critically dependent upon receiving FDA approval of the Company's PMA application.

           In June 1994, the Company was granted regulatory approval to market the NCP System in the twelve-member countries of the European Union after having obtained "CE marking," the designation of market approval now universally accepted by all European Union member countries. Cyberonics has also obtained approval to sell the NCP System in certain other international markets including Sweden, Norway, Switzerland, Israel, Australia, South Africa, Hong Kong and China. The Company has obtained government and third-party reimbursement in certain of its approved markets and is continuing to pursue full reimbursement approval for substantially all of those that remain. The Company does not believe that significant international sales volume can be generated without full reimbursement approval. There can be no assurances as to when or whether such reimbursement will be obtained in any of these countries or, if obtained, whether the levels of reimbursement will be sufficient to enable the Company to sell the NCP System on a profitable basis. See "Third Party Reimbursement."

VAGUS NERVE STIMULATION MARKET

           OVERVIEW

           Currently, there are limited or no effective pharmacological or surgical treatments for many patients suffering from debilitating neurological disorders such as epilepsy. For a significant number of patients with epilepsy, currently available drug therapies provide only limited benefit and/or cause unacceptable side effects. Surgical treatment may be indicated for certain people with epilepsy, and generally involves removing the portion of the brain where seizures originate. Even when indicated, surgery is performed on relatively few patients due to the extensive evaluation and testing required to establish eligibility for surgery and to localize the source of the disorder, the risks and high costs associated with surgery, and the uncertainty of long-term benefit. Patients suffering from debilitating neurological disorders need improved therapies which provide safe and effective treatment without the unsatisfactory side effects associated with drugs or the costs and risks associated with brain surgery.

           The basic theoretical premise of the Company's therapy is that electrical stimulation of the vagus nerve decreases the brain's sensitivity to the conditions or stimuli that can trigger epileptic seizures and other neurological disorders. The primary function of the vagus nerve is to monitor and modulate the function of internal organs. Vagus nerve stimulation has demonstrated in animals the ability to either synchronize or desynchronize electrical activity in the brain, depending upon the stimulation parameters. The Company believes that the NCP System treats epilepsy, which is characterized by aberrant synchronous electrical activity, by desynchronizing such electrical activity. In addition, based upon theoretical considerations and limited animal and human study data, vagus nerve stimulation appears to increase the electrical threshold for seizures and may modulate the release of certain excitatory and inhibitory neurotransmitters and neuropeptides associated with the control of epilepsy and other neurological disorders.

           Since its inception, the Company has focused its product development, clinical investigation and regulatory resources on epilepsy, and in particular epilepsy patients suffering from refractory partial seizures. Based on theoretical considerations and limited animal and human data, the Company believes that vagus nerve stimulation may have applications for the treatment of other types of epilepsy and for other neurological disorders. The Company intends to investigate other applications for vagus nerve stimulation in the future. See "Strategy."

           EPILEPSY

           Epilepsy is a recurrent disorder of the brain characterized by excessive neuronal discharges, manifested by transient episodes of motor, sensory, and/or psychic dysfunction, with or without unconsciousness or convulsive movements. Epileptic seizures are categorized as either partial or generalized. Partial seizures involve only one hemisphere of the brain at the onset and may or may not result in the loss of consciousness. Generalized seizures, such as "grand mal" seizures, involve both hemispheres of the brain from the onset, result in the loss of consciousness and are typically manifested by convulsions. Partial seizures can also develop into generalized seizures, known as

"secondarily generalized" seizures. For reasons that are not clear, partial seizures are generally more resistant to existing therapies than generalized seizures.

           The prevalence of epilepsy significantly exceeds other well recognized neurological disorders such as Parkinson's disease, multiple sclerosis, muscular dystrophy, myasthenia gravis and amyotrophic lateral sclerosis (ALS or Lou Gehrig's Disease). Published epidemiological studies of epilepsy estimate that over 1.6 million individuals are currently being treated for epilepsy in the United States and that over 112,000 new cases are diagnosed each year. In addition, it is estimated that there are in excess of three million individuals being treated for epilepsy in Western Europe and Japan, with over 210,000 new cases diagnosed each year. Over 50% of patients with epilepsy suffer from partial seizures. Of patients suffering from partial seizures, over 20% are reported to continue to experience more than one seizure per month despite treatment.

           The impact of epilepsy varies from individual to individual. Some patients respond well to existing therapies while some patients do not respond to therapy or respond but experience significant side-effects. The medical, personal and societal implications of epilepsy can be profound for those individuals with epilepsy who do not respond well to available therapies or for whom such therapies have unacceptable side effects. Seizures can be severely debilitating and may result in major irreversible morbidity (lasting complications or side effects). Medical consequences may include brain damage from recurrent seizures, injuries and accidents associated with the loss or impairment of consciousness, and death as the result of severe seizures. Personal implications of epilepsy may include suffering the side effects of antiepileptic drugs, strained personal and family relations, and the inability to obtain and hold meaningful employment or a driver's license. Societal implications of epilepsy include the loss or underutilization of potentially productive citizens and the cost of long term public assistance for those disabled by epilepsy.

           There are currently two courses of treatment available to persons suffering from epilepsy: drug therapy and surgery. The efficacy of these treatments depends in part upon the type of seizures from which a patient suffers. The efficacy of drugs and surgery for patients suffering from partial seizures is highly variable. Patients suffering from generalized seizures are more likely to respond well to available drug therapies.

           Drug Therapy. Antiepileptic drugs serve as a first-line treatment, and are prescribed for virtually all individuals being treated for epilepsy. There are four drugs predominately used for the treatment of epilepsy which are used either singly (monotherapy) or in combination (polytherapy). Lack of patient compliance, which is typical of chronic drug therapy, inherently reduces the efficacy of a drug therapy regimen. In addition, side effects are common with antiepileptic drugs, particularly where polytherapy is used. Side effects range from transient drowsiness to life-threatening hematologic reactions or liver failure. Women taking antiepileptic drugs are two to five times more likely to bear infants with birth defects than the general population and children receiving antiepileptic drug therapy often experience learning difficulties. Two new antiepileptic drugs, felbamate and gabapentin, recently received FDA approval, while one additional drug, lamotrigine, has received FDA Advisory Committee recommendation for approval. No other major antiepileptic drugs have been introduced in the United States since 1978. While several of the new drugs have shown some improvement in seizure reduction, it appears from publicly available data that the major benefit of these drugs will be reduced side effects. In August 1994, the manufacturer of felbamate announced that, in conjunction with recommendations from the FDA, it was advising that patients be withdrawn from the drug based on reports of serious complications. See "Competition."

           Surgical Treatment. When drug therapy is not effective, the only current alternative is surgical removal of the portion of the brain where seizures originate. Surgical treatment of epilepsy has been proven safe and beneficial for a limited number of patients. It is estimated that 30,000 to 54,000 patients in the United States are potential candidates for surgery. However, only 1,500 therapeutic epilepsy surgeries are performed per year in the United

States. The Company believes that the low number of surgeries is attributable to several factors, including: the extensive evaluation and testing required to screen candidates for surgery and to localize the source of the seizures; the risks of morbidity and mortality associated with brain surgery; the uncertainty of long term benefit; and the cost of evaluation, testing and surgery, which is reported to range from $25,000 in uncomplicated cases, to greater than $100,000 for those individuals requiring extensive preoperative testing.

           Vagus Nerve Stimulation. The medical community and epilepsy patients are seeking therapies which eliminate or reduce seizures, decrease or eliminate the side effects associated with antiepileptic drugs and avoid the costs and risks associated with brain surgery. The Company developed the NCP System, which provides vagus nerve stimulation, to address these needs. The Company began clinical trials of the NCP System for the treatment of partial seizures in November 1988. To date, the NCP System has been used in conjunction with patients' existing antiepileptic drug therapies. As of June 30, 1995, NCP Systems had been implanted in an aggregate of over 400 patients at leading epilepsy treatment centers in the United States, Canada, Germany, Holland, The United Kingdom, France, Switzerland, Belgium, Spain, Italy, Japan, Sweden, Norway, Australia, Israel, South Africa, Hong Kong and China. The Company believes that these clinical investigations have demonstrated that the NCP System is a safe and effective treatment for individuals suffering from partial seizures.

STRATEGY

           The Company's initial strategy is to establish vagus nerve stimulation as a preferred means for treating patients who suffer from refractory partial seizures. The Company's secondary strategy is to expand vagus nerve stimulation therapy to other types of epileptic seizures and other debilitating neurological disorders which respond well to vagus nerve stimulation. The following are key elements of the Company's strategy:

           - Continue to demonstrate clinical efficacy and safety of the NCP System for the treatment of partial seizures. The Company will continue conducting scientifically rigorous, multi-center clinical studies intended to meet the requirements for obtaining U.S. regulatory approval and to strengthen and broaden the efficacy and safety claims of vagus nerve stimulation using the NCP System for the treatment of partial seizures. The Company believes that this approach will enhance scientific and market acceptance of the NCP System. Information from these trials will be used for presentation to physicians who treat patients with epilepsy, for publication in medical journals and for regulatory filings. See "Clinical Trials."

           - Enter major global medical markets upon obtaining regulatory and reimbursement approvals. The Company's clinical trials have been or are being conducted at leading epilepsy treatment centers in the United States, Germany, Canada, Holland, Norway, Sweden, Spain and Japan. The Company intends to conduct clinical studies in other well funded medical markets with major epilepsy centers as part of its strategy to obtain regulatory and/or reimbursement approval in such additional countries. In June 1994, the Company was granted regulatory approval to market the NCP System in the twelve-member countries of the European Union, has obtained government and third-party reimbursement approval in certain of those countries and is continuing to pursue full reimbursement approval for substantially all of the remaining European Union member countries. The Company has commenced sales and marketing activities in additional countries and intends to expand these efforts as regulatory and reimbursement approvals are obtained for the NCP System. The Company will initially target the approximately 500,000 patients in North America, Western Europe and Japan with refractory partial seizures. See "Marketing and Sales," "Government Regulation" and "Third-Party Reimbursement."

           - Expansion of epilepsy indications. The Company intends to conduct clinical studies of the NCP System for treatment of generalized seizures. When and if the Company is able to demonstrate safety and efficacy in treating generalized seizures, the Company intends to file supplements to its PMA and international regulatory filings. See "Government Regulation."

           - Other disorders. The Company believes that severe neurological disorders outside the field of epilepsy, including neuropsychiatric disorders such as chronic severe depression, movement disorders such as Parkinson's Disease, sleep disorders such as narcolepsy, and migraine headaches, may be amenable to treatment by vagus nerve stimulation with the NCP System. The Company has filed patent applications relating to the use of vagus nerve stimulation for the treatment of certain neurological disorders, and plans to establish a program to discover and develop new applications for the NCP System outside the field of epilepsy. To date, the Company has been granted method patents with respect to movement disorders, eating disorders, endocrine disorders, migraine headaches, sleep disorders, dementia, neuropsychiatric disorders and pain. See "Clinical Trials" and "Patents, Licenses and Proprietary Technology."

CYBERONICS' NCP SYSTEM

           The NCP System is a proprietary, integrated system consisting of an implantable, pacemaker-like device that delivers an electrical signal to an implantable lead which is attached to the left vagus nerve. The signals are delivered on a chronic, intermittent basis, and may also be initiated by the patient with a hand-held magnet. The NCP System is surgically implanted, with the patient typically under general anesthesia, in a procedure which usually takes one to two hours. The NCP Generator is surgically implanted in a subcutaneous pocket in the upper left chest. The electrode of the vagus nerve lead is attached to the left vagus nerve in the lower left side of the neck, and the connector end of the lead is tunneled to the generator site in the chest. The patient is generally admitted to the hospital the day of surgery and discharged one to two days after surgery.

           The total cost of the NCP System to the patient, including the implant procedure, is projected to be approximately $15,000. This projected cost is comprised of approximately $9,000 in hospital charges and physician fees and $6,000 for the NCP System.

           NCP Generator. The NCP Generator is an implantable, programmable, cardiac pacemaker-like signal generator designed to be coupled with the vagus nerve lead to deliver electrical signals to the vagus nerve. The Company's current NCP Generator employs a single lithium thionyl chloride battery and has an expected useful life of two to five years depending on the stimulation parameter selection. Upon expiration of the battery, the NCP Generator is removed and a new generator is implanted in a short, out-patient procedure. To optimize patient treatment, the pulse width, output current, signal frequency and stimulation duration of the NCP Generator can be noninvasively programmed and adjusted by the treating physician with a personal computer using the Company's programming wand and software. The patient can use a small, hand held magnet which is offered with the NCP Generator to manually activate or deactivate stimulation.

           Vagus Nerve Lead. Cyberonics has licensed a proprietary nerve lead design to convey the electrical signal from the NCP Generator to the vagus nerve. The lead incorporates patented open helical electrodes which are self-sizing and flexible, minimizing mechanical trauma to the nerve and allowing body fluid interchange within the nerve structure. The lead's two helical electrodes and helical anchor tether wrap around the vagus nerve and the connector end is tunneled subcutaneously to the chest where it is attached to the NCP Generator. The leads are available in two sizes of inner spiral diameter to ensure optimal electrode placement on different size nerves.

           Programming Wand and Software. The Company's proprietary programming wand and software are used to transmit programming information from a personal computer to the NCP Generator via electromagnetic signals. Programming capabilities include revision of the NCP Generator's programmable parameters (pulse width, output current, signal frequency and stimulation duration), and storage and retrieval of telemetry data. The NCP programming wand can be connected to any IBM compatible personal computer via a standard serial connector.

           Tunneling Tool. The tunneling tool is a disposable surgical tool designed to be used during surgical placement of the vagus nerve lead. The tool is used for subcutaneous tunneling of the lead assembly between the nerve site in the neck and the NCP Generator site in the chest.

CLINICAL TRIALS

           The Company began trials of the NCP System for the treatment of refractory partial seizures in November 1988. As of June 30, 1995, approximately 400 patients had been implanted with NCP Systems, of whom approximately 275 were implanted pursuant to clinical trials conducted at leading epilepsy treatment centers in North America, Europe and Japan. The patients participating in the trials were on average 33 years old, had suffered from epilepsy for 22 years, were taking two antiepileptic drugs and were experiencing an average of approximately 60 seizures per month prior to implant of the NCP System. All patients in the trials continue to be treated with the antiepileptic drugs they were receiving prior to implant of the NCP System.

           The Company conducted two pilot studies of the NCP System between November 1988 and March 1990. In June 1990, the Company commenced a triple-blinded, randomized, parallel, controlled study of the NCP System at 17 epilepsy treatment centers, including 12 in the United States, one in Canada, two in Germany, one in Sweden and one in Holland. This demanding study design, while customary for drug trials, is significantly more rigorous than would be typical for assessing medical devices and was utilized to enhance the scientific validity of the data generated. As of June 30, 1995, a total of 115 patients had been implanted with NCP Systems as part of this pivotal study. The Company believes that this study accomplished its primary objective by demonstrating that vagus nerve stimulation provides a safe and effective treatment for patients suffering from refractory partial seizures. As of June 30, 1995, data records had been collected on 81 study patients who had received stimulation for at least 18 months. Such data records reveal that 34 of the 81 patients who had received stimulation for at least 18 months realized a 50% or greater reduction in seizure frequency. In addition, consistent with the pilot studies, data from the pivotal study showed improved seizure reduction over time. Reported side effects include minor hoarseness, coughing and throat pain during stimulation.

           During the clinical trials, technical complications occurred due to lead wire fractures, battery depletion and NCP Generator malfunctions. In eight of the first 10 patients to receive the NCP System, prototype leads fractured and were replaced with a redesigned lead or were unipolarized. Several of the redesigned leads have failed, for either unknown reasons or as a result of trauma to the patient. In response to these failures, the Company has improved the lead's durability. None of these events led patients to withdraw from the studies. In one patient, an NCP Generator malfunctioned as a result of an assembly error. The malfunction caused intense electrical stimulation resulting in permanent left vocal cord paralysis. Changes in design and manufacturing processes were implemented to preclude the recurrence of such a malfunction. This malfunction was reported to the FDA as a serious adverse event. Although a number of patients received devices which were manufactured and implanted prior to the reported malfunction, no other malfunctions of this nature have been reported. There can be no assurance that there will not be similar or other device failures which could result in an unsafe condition in patients. The occurrence of such problems or other adverse reactions could result in a recall of the Company's products, possibly requiring removal (and potentially reimplantation) of the NCP Generator and/or leads. Any product recall could have a material adverse effect on the Company's business, financial condition and result of operations. Clinical events are reported to the FDA in regular reports, whether or not related to the NCP System. The Company has reported three deaths among patients implanted with the NCP System. Although treatment was underway at the time, no deaths have been linked to the implantation of or stimulation by the NCP System.

           In November 1991, the Company established an additional clinical trial for the NCP System. The study was initially approved for implanting NCP Systems in up to 100 patients, and subsequently expanded to 150 patients, with all types of refractory seizures, and lowered the eligible age from 12 to two years old. To date, approximately 130 patients had been implanted with an NCP System under this clinical study. Cyberonics is not planning to make additional implants under this study. In July 1994, the Company announced that it intends to initiate an additional confirmatory U.S. clinical trial for the NCP System. Based on these discussions with the FDA, this study is an additional requirement of the FDA's regulatory approval process for the NCP System for the treatment of epilepsy patients experiencing refractory partial seizures. In January 1995, Cyberonics received FDA permission to begin enrolling up to 230 patients into its additional confirmatory trial. Completion of the trial and submission of the data is expected to take through at least June 1996, and may take significantly longer.

           The Company intends to sponsor additional clinical trials for the NCP System, initially for expanded applications within the field of epilepsy and secondarily for neurological disorders outside the field of epilepsy. New trials conducted in the United States will require additional FDA approvals.

           Although clinical data for periods of up to 18 months reveal continuing improved efficacy over time, data regarding the longer term safety and efficacy of the NCP System are limited. In addition, although the Company has theories as to why vagus nerve stimulation reduces epileptic seizures, uncertainty still exists as to the basic mechanism that provides positive therapeutic effects. There can be no assurance that the efficacy of the treatment will continue to improve or will not decline over time, or that long term operation of the NCP System will not produce adverse side- effects or cause harm or death to patients. Any such negative long term effects could adversely affect the regulatory status and/or market acceptance of the NCP System and thereby adversely affect the Company's business, financial condition and results of operations.

MARKETING AND SALES

           The Company has developed a sales and marketing plan to reach the key epilepsy treatment centers in the United States and internationally. In the United States, there are approximately 50 comprehensive epilepsy treatment centers. The approximately 200 key epilepsy treatment centers in the United States are staffed by approximately 800 epileptologists, neurologists who specialize in epilepsy. The treatment of patients with epilepsy is even more concentrated in key international markets. For example, there are five major centers and 30 to 40 secondary clinics in Germany, four major centers in Sweden, three major centers in Holland, three major centers in Spain and one major center in Norway. The Company believes that the concentrated nature of the market for the NCP System will allow highly focused sales and educational activities conducted by a sales force that is modest in size and resource requirements.

           MARKETING

           The adoption of new therapeutic medical technologies is typically driven by physicians who have participated in the investigation of a new technology and who then convince other physicians to adopt the technology for the treatment of their patients. This process is typically referred to as physician-to-physician selling, and is carried out via presentations and discussions of scientific and clinical data at major medical symposia, through scientific and clinical articles published in medical journals, via local educational programs and through direct communications among physicians. The Company intends to continue to sponsor scientifically rigorous trials of the NCP System conducted by respected clinical investigators in influential medical centers in key markets, to support investigators in the generation and presentation of scientific and clinical data and to develop internal education capabilities to support the physician-to-physician selling process on an on-going basis following PMA approval.

           In addition, adoption of new medical therapies is fostered by patient awareness. To enhance patient awareness, the Company intends to, among other things, support presentation by authoritative physicians of clinical results and patient case studies to national, regional and local epilepsy support groups.

           The availability of reimbursement from government and third-party payors is also critical to market acceptance of new therapeutic medical devices. In the United States, the Company is executing a plan to qualify the NCP System and implant procedure for reimbursement. Country-specific plans have been developed and are being executed for key international markets. While the NCP System has been approved for reimbursement in certain countries outside of the United States, and there can be no assurance that widespread approval will be obtained in a timely manner or at all, or that, if obtained, reimbursement will be at a level sufficient to enable the Company to sell NCP Systems on a profitable basis. See "Third-Party Reimbursement."

           The Company currently has only one product, the NCP System, and does not expect to have any other source of revenue for the foreseeable future. Even if the Company's PMA is approved by the FDA, market acceptance of the Company's NCP System will depend on the Company's ability to convince the medical community of the clinical efficacy and safety of vagus nerve stimulation and the NCP System, and on the availability of adequate levels of reimbursement. There can be no assurance that the NCP System will achieve market acceptance for the treatment of epilepsy or any other indication. Failure of the NCP System to gain market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.

           SALES

           The Company's marketing plans are being implemented, in part, via a sales and education strategy, which will be executed on a country-by-country basis when and if regulatory and reimbursement approvals are obtained. The Company plans to employ a direct sales force together with educational specialists for North America and other key markets. The Company plans to enter into distribution agreements for other territories. The decision whether to use a direct sales force or independent distributors will be made on a country-by-country basis, depending upon a number of factors including market size, anticipated market entry costs, reimbursement potential, and regulatory considerations. As of June 30, 1995, the Company had signed distribution agreements or letters of intent for Sweden, Norway, Finland, Spain, Australia, Japan, Denmark, Korea, Ireland and Israel. The distribution agreements generally grant the distributor exclusive distribution rights for the particular territory. In return, the distributor assumes responsibility for obtaining regulatory approval for such territory and agrees to certain minimum purchase levels.

MANUFACTURING AND SOURCES OF SUPPLY

           Cyberonics' manufacturing operations are required to comply with the FDA's Good Manufacturing Practices ("GMP"). GMP addresses the methods, facilities and quality assurance controls used in manufacturing, packing, storing and installing medical devices. As part of the FDA pre-market approval process, the Company must pass a GMP compliance inspection, and will continue to be subject to periodic follow-up inspections. See "Government Regulation." Certain international markets have quality assurance and manufacturing requirements that may be more or less rigorous than those in the United States.

           The NCP Generator, which is similar in design and manufacture to a cardiac pacemaker, is comprised of two printed circuit boards and a battery which are hermetically sealed in a titanium case. Standard components are assembled on printed circuit boards by a contract manufacturer using surface-mount technology. The boards are then shipped to the Company for assembly and testing. The assembled electronics are then placed in a titanium case which is shipped to a third party for laser welding and for attachment of an epoxy header to which the lead connects. The Company expects to begin performing epoxy header attachment in-house during fiscal 1996. The fully assembled NCP Generator is returned to the Company for final testing. Sterilization of the NCP Generator is performed by a third party.

           The Company relies upon sole source suppliers for certain of the key components and materials used in its products. The Company routinely experiences discontinuation or unavailability of components and materials requiring qualification of alternative sources or, if no such alternative sources are identified, product design changes. Qualifying alternative sources and redesigning products can be time consuming. In addition, such changes generally require regulatory submissions and approvals. Specifically, the Company is aware of future product design changes that will be required to incorporate a new battery and microprocessor into the NCP Generators' circuitry. Although the Company believes that these changes will be made without disruption, any extended delays in or inability to secure alternate sources for these or other components and materials could result in product supply and manufacturing interruptions which could have a material adverse effect on the Company's ability to manufacture its products and therefore on its business, financial condition and results of operations.

           The Company does not have experience manufacturing its products in the volumes that will be necessary to achieve significant commercial sales. Should the Company receive approval of its PMA for the NCP System, the Company may encounter difficulties in scaling up production or in hiring and training additional manufacturing personnel. Any production- or supply-related interruption could have a material adverse effect on the Company's ability to manufacture its products and, therefore, on its business, financial condition and results of operations.

PRODUCT DEVELOPMENT

           Cyberonics' product development strategy is directed toward improving its current products and developing new products which provide additional features and functionality. In October 1992, the Company began shipping an improved version of the NCP Generator which has a two to five year life and is capable of providing a broader range of stimulation patterns. The Company will be required to file for the appropriate United States and international regulatory approvals in connection with the introduction of improved and new products. See "Government Regulation." Current product development programs include ongoing improvements to the NCP Generator are under way, including the addition of end of service predictors. Longer term development activities may concentrate on methods of detecting physiological signals which indicate the onset of a seizure and automatically activate the NCP Generator. These development activities are expected to be technically challenging and no assurance can be given that they will result in marketable products.

COMPETITION

           The Company believes that existing and future antiepileptic drugs will be the primary competition for the treatment of partial seizures. Three new antiepileptic drugs, felbamate, gabapentin and lamotrigine recently received FDA approval. No other major antiepileptic drugs have been introduced in the United States since 1978. While several of the new drugs have shown some improvement in seizure reduction, it appears from publicly available data that the major benefit of this new generation of drugs will be reduced side effects. In August 1994, the manufacturer of felbamate announced that, in conjunction with recommendations from the FDA, it was advising that patients be withdrawn from the drug based on reports of serious complications. The Company may also face competition from medical device companies for the treatment of partial seizures. While there is no known commercially available competitive vagus nerve stimulation device, one company has clinically assessed an implantable signal generator used with a deep brain probe (thalamic stimulation) for the treatment of epilepsy. The Company could also face competition from pacemaker companies which have the technology and expertise to develop devices for vagus nerve stimulation.

           Many of the Company's current and potential competitors have substantially greater financial, manufacturing, technical and marketing resources than the Company. The development by others of new treatment methods with either novel antiepileptic drugs or medical devices for epilepsy could render the NCP System non-competitive or obsolete.

           Cyberonics believes that the primary competitive factors within the epilepsy treatment market are the efficacy and safety of the treatment relative to alternative therapies, physician and patient acceptance of the product and procedure, availability of third-party reimbursement and product reliability. There can be no assurance that the NCP System will achieve market acceptance.

PATENTS, LICENSES AND PROPRIETARY RIGHTS

           Proprietary protection for the Company's products is important to the Company's business. The Company maintains a policy of seeking patents on its inventions, acquiring licenses under selected patents of third parties, obtaining copyrights on its software and other copyrightable materials and entering into invention and proprietary information agreements with its employees and consultants with respect to technology which it considers important to its business. Cyberonics also relies upon trade secrets, unpatented know-how and continuing technological innovation to develop and maintain its competitive position.

           The Company entered into an exclusive license agreement with Dr. Jacob Zabara, a co-founder of and consultant to the Company, pursuant to which the Company has licensed three United States patents (and such international counterparts as have been or may be issued) covering the NCP System for vagus nerve stimulation for the control of epilepsy and other movement disorders. The License Agreement runs for the term of licensed patents. Pursuant to the license agreement, the Company is obligated to pay Dr. Zabara a royalty equal to the greater of $36,000 per year or 6% of net sales of the NCP System on the first $12 million in sales, and at the rate of 3% thereafter for the remaining term of the licensed patents.

           The Company entered into a license agreement with Huntington Medical Research Institute pursuant to which the Company has licensed two United States patents (and their international counterparts, if and when issued) covering two lead designs. The license agreement provides an exclusive license to the licensor's lead designs for the field-of-use of vagus nerve stimulation for control of epilepsy and other movement disorders. Pursuant to the license agreement, as amended, the Company paid an initial license fee of $200,000. In addition, the Company has a renewable option to expand the licensed field-of-use for additional indications for a license fee of $15,000 per indication. Pursuant to the license agreement the Company is obligated to pay the licensor a royalty of 1% of net sales of NCP Systems using the licensor's standard lead (the Company's vagus nerve lead is a standard lead) and 1.75% of net sales of NCP Systems which include the licensor's bidirectional lead. In addition, the Company paid royalties of $10,000 during each of fiscal 1992, 1993 and 1994, $26,000 for fiscal 1995, and has agreed to pay minimum royalties of $35,000 for fiscal 1996 and each fiscal year thereafter for the life of the licensed patents. Beginning in fiscal 1997, if total combined annual royalties paid to the licensor are not equal to at least $200,000 each fiscal year, and if the Company elects not to make a payment sufficient to meet such minimum royalty, the licensor may convert the license regarding the bidirectional lead to a non-exclusive license.

           Cyberonics believes that the patent licenses described above provide broad protection in the United States for the field of vagus nerve stimulation for the control of epilepsy and movement disorders. The protection offered by the licensed international patents is not as strong as that offered by the licensed United States patents due to differences in patent laws. In addition, there can be no assurance that any of the licensed patents will not be challenged or circumvented by competitors, or found to be invalid or non-infringed in judicial or administrative proceedings should a dispute arise.

           In addition to the license agreements, as of June 30, 1995 the Company had 33 United States patent applications pending covering NCP Generator circuits, electrode designs and various therapeutic applications of vagus nerve stimulation and, as of such date, had been issued 27 United States patents. In addition to movement disorders, recently issued method patents cover the fields of eating disorders, endocrine disorders, migraine headaches, dementia and neuropsychiatric disorders. The Company has filed counterparts of certain of its key United States patent applications in certain key international jurisdictions.

           There can be no assurance that patents will issue from any of the remaining applications or, if patents are issued, that they will be of sufficient scope or strength to provide meaningful protection of the Company's technology. In addition, there can be no assurance that any patents issued to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection or commercial advantage to the Company.

           Notwithstanding the scope of the patent protection available to the Company, a competitor could develop other methods of controlling epilepsy by stimulation which do not involve the vagus nerve or which use electrodes which are not covered by the licensed patents.

           Cyberonics requires its employees and consultants to sign confidentiality agreements upon the commencement of employment or consulting relationships with the Company. These agreements provide that all confidential information developed or made known to the individual during the course of the individual's relationship with Cyberonics must be kept confidential and must not be disclosed to third parties except in specific circumstances. In the case of employees, the agreements provide that all inventions conceived by the individual shall be the exclusive property of the Company. In the case of consultants, all inventions and intellectual material developed in accomplishing the work required in the relationship with the Company or with materials furnished by the Company are assigned to the Company. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for the Company's trade secrets in the event of unauthorized use or disclosure of such information.

GOVERNMENT REGULATION

           Clinical testing, manufacture and sale of the Company's products in the United States are subject to FDA regulation. Under the Food, Drug, and Cosmetic Act, all medical devices are classified into three classes, class I, II or III. New class III devices, such as the NCP System, are subject to the most stringent FDA review, and require submission and approval of a PMA before commencement of marketing, sales and distribution in the United States.

           In order to obtain pre-market approval, a device must undergo clinical evaluation under an IDE which is granted by the FDA to permit testing of the device in humans in controlled trials. In addition to obtaining an IDE from the FDA, the sponsor of the investigational study must also obtain approval for the research from an institutional review board or committee established for this purpose at each investigational site. Once an IDE has been granted, the FDA may allow additional patient implants or additional clinical sites, or both.

           The results of the clinical studies are submitted to the FDA in a PMA. In addition to the results of clinical investigations, the PMA applicant must submit other information relevant to the safety and effectiveness of the device including the results of nonclinical tests, a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing, and proposed labeling. The FDA staff then reviews the submitted application and determines whether to accept the application for filing. If accepted for filing, the application undergoes substantive review by the FDA, which can ask for additional information at any time. Ultimately, an FDA scientific advisory panel comprised of physicians and others with expertise in the relevant field will review the application. A public meeting is held in which the PMA is reviewed and discussed by the panel. The scientific advisory panel then issues a favorable or unfavorable recommendation to the FDA or recommends approval with conditions. Although the FDA is not bound by the opinion of the advisory panel, the FDA tends to give considerable weight to panel recommendations. The FDA will also conduct an inspection to determine whether the Company's manufacturing facility is in compliance with GMP. If the FDA's evaluation is favorable, the FDA will subsequently publish an order approving the PMA for the device. Interested parties can file comments on the order and seek further FDA review.

           The Company applied for its first IDE in August 1988 and, as of June 30, 1994, had received FDA approval for NCP Systems to be implanted in up to 270 patients at 38 clinical sites in the United States. In December 1991, the Company submitted a PMA application to the FDA containing data on 81 patients. In February 1992, the FDA notified the Company that the PMA was incomplete and that additional information would be required before the PMA would be accepted for review. The Company continued its clinical trials and, on June 2, 1993, amended the PMA. The amendment responded to the concerns raised by the FDA, and contained data on 136 patients, including 65 who had received stimulation for at least 18 months.

           In January 1994, the Company announced that its amended PMA application was accepted for filing by the FDA. While the amended PMA application has been accepted for filing, the FDA further informed the Company that, based on its initial scientific review of the amended PMA application, there were "significant deficiencies" in the submission and that an amendment containing certain additional clinical and technical information must be provided before the regulatory review process could continue. In January 1995, the Company announced that it had submitted a major PMA amendment responding to the FDA's questions and concerns, thus providing a mechanism for continued PMA review.

           In response to further discussions with the FDA, the Company announced in July 1994 that it would initiate an additional confirmatory U.S. clinical trial for the NCP System. Based on these discussions with the FDA, this study is an additional requirement of the FDA's regulatory approval process for the NCP System for the treatment of epilepsy patients experiencing refractory partial seizures.

           In October 1994, the Company announced that the FDA had requested that Cyberonics submit a request to withdraw its PMA application and resubmit an application at such time the company has completed its additional study. In January 1995, the Company announced that the FDA had agreed that Cyberonics' initial PMA application need not be voluntarily withdrawn. The decision allows the Company's PMA application to remain active during the course of the additional study and decreases the likelihood of needing to repeat the major regulatory steps required for full PMA submission and filing acceptance. At that time, the Company also announced the submission of a major PMA amendment responding to the FDA's questions regarding the PMA application that was accepted for filing in January 1994. During the first half of fiscal 1996, the Company expects to receive from the FDA the results of their review of the PMA application as currently on file, which includes the aforementioned PMA amendment responding to previously received FDA questions.

           In January 1995, the Company also announced that it had received permission to begin enrolling patients into its additional confirmatory trial, under which an additional 200 patients are expected to be treated with vagus nerve stimulation therapy at approximately 20 major investigational centers in the United States. Completion of the confirmatory trial and submission of the data is expected to take at least through June 1996, and may take significantly longer.

           There can be no assurance that the Company will adequately address the concerns raised by the FDA, or that additional concerns will not be raised by the FDA in the future. The timing of the PMA approval process is unpredictable and there can be no assurance as to when or whether the Company will receive pre-market approval. The Company is currently clinically testing the NCP System under an Investigational Device Exemption ("IDE") from the FDA and cannot commence marketing or commercial sales of the NCP System in the United States until it receives pre-market approval from the FDA. The Company's business, financial condition and results of operations are critically dependent upon receiving FDA approval of the Company's PMA application.

           Even if the Company receives pre-market approval for its device for the treatment of partial seizures, it will nonetheless be required to file additional or supplemental IDEs and PMAs for other applications and for future generations of existing products. Supplements to a PMA generally require submission of the information needed to support the proposed change potentially including additional patient data. In addition, international sales are subject to foreign government regulation, the requirements of which vary substantially from country to country. The Company has obtained certain foreign governmental approvals, including the European Union "CE" mark, and has applied for additional approvals. There can be no assurance that the necessary approvals, including approval of the Company's PMA for the NCP System, will be granted on a timely basis or at all, and delays in receipt of or failure to receive such approvals, or the withdrawal of previously received approvals, could have a material adverse effect on the business, financial condition and results of operations of the Company.

           The Company has registered with the FDA as a medical device manufacturer. The Company's facilities will be subject to inspection on a routine basis by the FDA for compliance with GMP and other regulations. GMP regulations impose procedural and documentation requirements upon the Company with respect to product designs, manufacturing, testing, control, process validation and similar activities. Additionally, the Company must comply with various FDA requirements such as those governing advertising, labeling and reporting of adverse experiences with the use of the product. New regulations governing such matters as device tracking and post-market surveillance also may apply to the NCP System. The FDA actively enforces regulations prohibiting marketing of products for non-indicated uses. Failure to comply with applicable regulatory requirements can result in, among other things, fines, suspensions or withdrawal of approvals, confiscations or recalls of products, operating restrictions and criminal prosecutions. Changes in existing requirements or the adoption of new requirements could adversely affect the Company's ability to comply with regulatory requirements. Failure to comply with regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

           In addition, the Company's products are covered by FDA regulations for implantable medical devices that require the Company to comply with certain specific recordkeeping, reporting, product testing, design, safety and product labeling requirements. The Company believes that it is in material compliance with these requirements. There can be no assurance, however, that the Company will be able to maintain such compliance in the future. Any such failure to comply could have an adverse effect on the Company's business, financial condition and results of operations.

           Clinical testing, manufacture and sale of the Company's products outside of the United States are subject to regulatory approval by other jurisdictions which may be more or less rigorous than in the United States. The Company has received regulatory approval to market the NCP System in the twelve member countries of the European Union and is pursuing other regulatory approvals outside the United States.

THIRD-PARTY REIMBURSEMENT

           The success of the Company is dependent upon approval for reimbursement of costs associated with the NCP System and the implant procedure by government and third-party payors in the United States and certain key international markets. Regulatory approval of the NCP System in the United States and international markets does not assure favorable reimbursement decisions.

           The Company believes that the NCP System will be purchased by hospitals, which in turn bill various government and private third-party payors for the health care services provided to patients. In the United States, the third-party payors of most importance include the Medicare and Medicaid programs (administered by the Health Care Financing Administration), Blue Cross and Blue Shield plans, commercial insurance companies, preferred provider organizations and health maintenance organizations. These payors generally exclude payment for services that are deemed to be not "reasonable and necessary," or which are considered to be experimental or investigational, not safe, effective or medically appropriate for the patient, or which are not accepted medical practice in the local community. In determining whether they will cover new medical services, payors typically rely on government regulatory approvals and studies published in recognized peer-reviewed medical and scientific journals. Some payors are beginning to examine the cost-effectiveness of services in determining whether and how much they will reimburse for the services, although these efforts are focused principally on services for which there are alternative treatments. The Company believes that the NCP System will be viewed favorably by payors because of its efficacy and because of the lack of alternative therapies for the patients being treated. There can be no assurance that the NCP System will be considered cost effective by government or private third-party payors, that reimbursement will be available in a timely manner or at all, or, if available, that payors' reimbursement policies will not adversely affect the Company's ability to sell NCP Systems on a profitable basis. Failure by hospitals, physicians and other users of the Company's products to obtain reimbursement from third-party payors and/or changes in government or private third-party payors' policies toward reimbursement for procedures employing the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations. The health-care industry in the United States is undergoing substantial reform, and there is substantial uncertainty and turmoil surrounding the issues of funding, reimbursement and regulatory approval. While the Company believes that the NCP System will be favorably viewed in the context of the currently pending health-care reform objectives, there can be no assurances that the pending health-care reforms will not adversely affect regulatory or reimbursement approvals for the NCP System.

           In the United States, Cyberonics is executing a plan to increase the likelihood that hospitals and physicians will be reimbursed adequately for the NCP System and the implant procedure. The plan addresses the third-party payors concerns noted above and the necessary procedural and administrative actions. Reimbursement approval processes in markets outside the United States vary significantly. Specific plans to obtain reimbursement approval in key international markets are in various stages of development and execution.

           The Company does not expect to achieve significant sales unless and until both regulatory and reimbursement approvals are obtained for the NCP System and even if such approvals are obtained, there can be no assurance the Company will achieve significant sales.

PRODUCT LIABILITY AND INSURANCE

           The business of the Company entails the risk of product liability claims. Although the Company has not experienced any product liability claims to date, such claims could have an adverse impact on the Company. The Company maintains product liability insurance. There can be no assurance, however, that product liability claims will not exceed such insurance coverage limits or that such insurance will be available on commercially reasonable terms or at all.

EMPLOYEES

           As of June 30, 1995, the Company had 36 full-time employees, including 8 in research and development, 5 in clinical and regulatory affairs, 12 in manufacturing and quality assurance and 11 in marketing and administration. The Company believes that the success of its business will depend, in part, on its ability to attract and retain qualified personnel, including but not limited to its key officers and its Board of Directors. The Company believes its relationship with its employees is good. There can be no assurance that the Company will be successful in hiring or retaining qualified personnel. The loss of key personnel, or inability to hire or retain qualified personnel, could have a material adverse effect on the Company's business, financial condition and results of operations.

ITEM 2.              PROPERTIES

           The Company leases approximately 16,591 square feet in Webster, Texas. This facility contains approximately 5,700 square feet of manufacturing space and approximately 10,900 square feet devoted to research and administrative offices. The facility is leased through October 1997. The Company has certain rights of first refusal to acquire additional space at its facility as such space becomes available. The Company believes that its current facility, together with space which it can obtain through exercise of its rights of first refusal, are adequate to meet its requirements through at least June 30, 1996.

ITEM 3.              LEGAL PROCEEDINGS

                     Not Applicable.

ITEM 4.              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                     Not Applicable.

                      EXECUTIVE OFFICERS OF THE REGISTRANT

           The executive officers of the Company, their ages as of June 30, 1995, and certain additional information about them, are as follows:

                      NAME                              AGE                                   POSITION
                      ----                              ---                                   --------
Reese S. Terry, Jr...............................        53         Chairman of the Board, President, Chief
                                                                    Executive Officer and Secretary
John K. Bakewell.................................        34         Vice President, Finance and Administration
                                                                    and Chief Financial Officer
William H. Duffell, Jr., Ph.D....................        36         Vice President, Clinical
                                                                    and Regulatory Affairs
Stephen D. Ford..................................        45         Vice President, Manufacturing
Remi E. Martin...................................        44         Vice President, International

           Mr. Terry co-founded the Company in December 1987 and served as a Director and Chief Executive Officer of the Company until February 1990, when he became Chairman of the Board and Executive Vice President. In May 1995, Mr. Terry assumed the additional duties of President and Chief Executive Officer. Mr. Terry has also served as Secretary of the Company from its inception and served as Chief Financial Officer of the Company from its inception until July 1992. He has 25 years experience in the implantable medical device and electronics industry. From 1976 to 1986, Mr. Terry held executive positions with Intermedics, Inc., a medical device and electronics company, including serving as Vice President of Engineering, Vice President of Corporate Technical Resources and, most recently, as Vice President of Quality. Mr. Terry holds a B.S. and an M.S. in Electrical Engineering from the University of Kentucky.

           Mr. Bakewell joined the Company as Vice President, Finance and Administration and Chief Financial Officer in May 1993. Prior to joining the Company, Mr. Bakewell held the position of Chief Financial Officer with Zeos International, Ltd., a manufacturer and direct marketer of personal computers and related products from October 1990 to May 1993. From May 1988 to October 1990, Mr. Bakewell served as Manager with the Entrepreneurial Services Group of Ernst & Young, an international accounting firm. From August 1983 to May 1988, Mr. Bakewell held various positions with KPMG Peat Marwick, an international accounting firm. Mr. Bakewell holds a B.A. in Accounting from the University of Northern Iowa and is a certified public accountant.

           Dr. Duffell joined the Company as Vice President, Regulatory and Clinical Affairs in May 1995. Prior to joining the Company, Dr. Duffell held the position of Director, Regulatory Affairs and Quality Assurance with Bristol-Meyers Squibb Companies from March 1989 until April 1995, where his responsibilities included the areas of regulatory affairs, quality assurance and clinical research in both corporate and divisional capacities. From March 1987 to March 1989, Dr. Duffell served as Senior Manager, Regulatory Affairs and Clinical Research with Dornier Medical, Inc., a manufacturer of extracaporial shock-wave lithotriptors and related gastrointestinal and urological products. Dr. Duffell holds a B.S. in Biology from Rutgers University and a Ph.D. in Behavioral Sciences from Clayton University.

           Mr. Ford joined the Company as Vice President, Manufacturing in March 1992. Prior to joining the Company, Mr. Ford held the position of Manager of Manufacturing with the Biomedical Products Division of McGaw, Inc. from September 1987 to March 1992. From March 1983 to September 1987, Mr. Ford served as Director of Manufacturing at Quest Medical. Mr. Ford holds a B.S. in Engineering Technology from Texas Tech University.

           Mr. Martin joined the Company as Vice President, International in December 1991. Prior to joining the Company, Mr. Martin held various executive positions with Baxter Healthcare Corporation, a hospital supply and medical device company, including serving as Vice President of European Sales and Marketing for the Edwards Divisions from November 1986 to June 1989. From 1990 until he joined the Company, Mr. Martin served as the European Business Director for Surgical Laser Technologies, Inc., a medical laser company. Mr. Martin holds a B.S. in Marketing from E.D.C., Paris.

                                     PART II

ITEM 5.              MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED
                     STOCKHOLDER MATTERS

           The Company's Common Stock, $0.01 par value, is quoted on the NASDAQ National Market System under the symbol CYBX. The high and low per share prices for the Company's Common Stock during Fiscal 1994 and 1995 are set forth below. Price data reflect actual transactions, but do not reflect mark-ups, mark-downs or commissions.

                                                                                      HIGH                        LOW
                                                                                      ----                        ---
FISCAL YEAR ENDED JUNE 30, 1994
- -------------------------------
First Quarter..............................................................          $12.25                     $ 8.75
Second Quarter.............................................................          $12.75                     $ 9.00
Third Quarter..............................................................          $13.00                     $ 6.50
Fourth Quarter.............................................................          $ 9.00                     $ 7.25
FISCAL YEAR ENDED JUNE 30, 1995
- -------------------------------
First Quarter..............................................................          $ 8.25                     $ 3.75
Second Quarter.............................................................          $ 5.75                     $ 1.88
Third Quarter..............................................................          $ 5.75                     $ 3.50
Fourth Quarter.............................................................          $ 5.50                     $ 3.25


           The stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Like the stock price of other early stage medical device companies, the market price of the Company's Common Stock is subject to significant volatility. Factors such as reports on the clinical efficacy and safety of the Company's products, product and component supply issues, government approval status, fluctuations in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors, developments with respect to patents or proprietary rights, public concern as to the safety of products developed by the Company or others may have a significant effect on the market price of the Common Stock. In addition, the price of the Company's stock could be affected by stock price volatility in the medical device industry or the capital markets in general without regard to the Company's operating performance.

           As of September 19, 1995, there were 113 stockholders of record.

           The Company currently intends to retain future earnings to fund the development and growth of its business and, therefore, does not anticipate paying cash dividends within the foreseeable future. Any future payment of dividends will be determined by the Company's Board of Directors and will depend on the Company's financial condition, results of operations and other factors deemed relevant by its Board of Directors.

ITEM 6.              SELECTED FINANCIAL DATA

           The following table summarizes certain selected financial data, which should be read in conjunction with the Company's Consolidated Financial Statements and with Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere herein. The selected financial data as of June 30, 1995 and 1994, and for each of the years in the three-year period ended June 30, 1995 are derived from consolidated financial statements that have been audited by Arthur Andersen LLP, independent public accountants, which are included elsewhere herein and are qualified by reference to such consolidated financial statements. The selected financial data as of June 30, 1993, 1992 and 1991 are derived from audited financial statements not included herein.

                                                                              Year Ended June 30,
                                             -----------------------------------------------------------------------------------

                                                 1995               1994              1993               1992            1991
                                             -----------        -----------        -----------        -----------    -----------
STATEMENT OF OPERATIONS DATA:

Net sales..................................  $   966,989        $   399,689        $   149,775        $    53,890    $      --

Cost of goods sold.........................      347,457            117,835             50,463             42,547           --
                                             -----------        -----------        -----------        -----------    -----------
Gross profit ..............................      619,532            281,854             99,312             11,343           --

Operating expenses:

     Research and development .............    5,678,024          4,323,671          3,390,037          2,305,858      2,866,123

     Selling, general and administrative       2,906,589          2,519,037          2,154,070          1,273,428        613,302
                                             -----------        -----------        -----------        -----------    -----------
           Total operating expenses .......    8,584,613          6,842,708          5,544,107          3,579,286      3,479,425

Interest and other income (net)............      726,271            635,129            323,075             75,240        116,237
                                             -----------        -----------        -----------        -----------    -----------

Net loss ..................................  $(7,238,810)       $(5,925,725)       $(5,121,720)       $(3,492,703)   $(3,363,188)
                                             ===========        ===========        ===========        ===========    ===========

Net loss per share ........................  $      (.79)       $      (.66)       $      (.65)       $      (.53)   $      (.59)
                                             ===========        ===========        ===========        ===========    ===========

Shares used in computing net loss per share    9,218,008          8,945,968          7,882,857          6,529,766      5,725,102

                                                                                        JUNE 30,
                                                          ----------------------------------------------------------------------
                                                               1995           1994           1993         1992          1991
                                                               ----           ----           ----         ----          ----
BALANCE SHEET DATA:

Cash, cash equivalents and
  marketable securities.............................      $  11,852,619  $  18,468,154  $  24,385,755  $  3,372,529  $  1,223,470
Working capital.....................................          8,988,373      9,676,289     20,489,855     2,825,599       468,939
Total assets........................................         13,560,593     19,756,148     25,195,514     4,089,522     1,487,791
Convertible debt....................................                 --             --             --            --     1,000,000
Capital lease obligations, net of current portion...                 --         72,562        183,818       220,890       150,623
Redeemable Convertible Preferred Stock..............                 --             --             --    12,548,453     5,548,453
Accumulated deficit.................................        (27,808,921)   (20,570,111)   (14,644,386)   (9,522,666)   (6,029,963)
Common stockholders' equity.........................      $  11,443,555  $  18,503,398  $  24,134,127  $ (9,444,338) $ (6,011,935)


ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SUMMARY

           Cyberonics was founded in 1987 to design, develop and bring to market medical devices which provide a novel therapy, vagus nerve stimulation, for the treatment of epilepsy and other debilitating neurological disorders. Clinical trials of the Company's investigational NeuroCybernetic Prosthesis ("NCP(R)" System) began with the first patient implant in November 1988 under an Investigational Device Exemption ("IDE") from the United States Food and Drug Administration ("FDA"). The Company has been unprofitable to date, has no significant revenues and expects to incur operating losses through the next several years due to continuing requirements for research and development activities (including product and process development and clinical trials and related regulatory activities), sales and marketing activities and manufacturing start-up. For the period from inception through June 30, 1995, the Company had incurred a cumulative net deficit of approximately $27.8 million.

           Cyberonics is continuing the clinical testing of the NCP System under its IDE from the FDA. In January 1994, the Company announced that its amended PMA application was accepted for filing by the FDA. While the amended PMA application has been accepted for filing, the FDA further informed the Company that, based on its initial scientific review of the amended PMA application, there were "significant deficiencies" in the submission and that an amendment containing certain additional clinical and technical information must be provided before the regulatory review process could continue. In January 1995, the Company announced that it had submitted a major PMA amendment responding to the FDA's questions and concerns, thus providing a mechanism for continued PMA review.

           In response to further discussions with the FDA, the Company announced in July 1994 that it would initiate an additional confirmatory U.S. clinical trial for the NCP System. Based on these discussions with the FDA, this study is an additional requirement of the FDA's regulatory approval process for the NCP System for the treatment of epilepsy patients experiencing refractory partial seizures.

           In October 1994, the Company announced that the FDA had requested that Cyberonics submit a request to withdraw its PMA application and resubmit an application at such time the company has completed its additional study. In January 1995, the Company announced that the FDA had agreed that Cyberonics' initial PMA application need not be voluntarily withdrawn. The decision allows the Company's PMA application to remain active during the course of the additional study and decreases the likelihood of needing to repeat the major regulatory steps required for full PMA submission and filing acceptance. At that time, the Company also announced the submission of a major PMA amendment responding to the FDA's questions regarding the PMA application that was accepted for filing in January 1994. During the first half of fiscal 1996, the Company expects to receive from the FDA the results of their review of the PMA application as currently on file, which includes the aforementioned PMA amendment responding to previously received FDA questions.

           In January 1995, the Company also announced that it had received permission to begin enrolling patients into its additional confirmatory trial, under which an additional 200 patients are expected to be treated with vagus nerve stimulation therapy at approximately 20 major investigational centers in the United States. Completion of the confirmatory trial and submission of the data is expected to take at least through June 1996, and may take significantly longer.

           There can be no assurance that the Company will adequately address the concerns raised by the FDA, or that additional concerns will not be raised by the FDA in the future. The timing of the PMA approval process is unpredictable and there can be no assurance as to when or whether the Company will receive pre-market approval. The Company is currently clinically testing the NCP System under an Investigational Device Exemption ("IDE") from the FDA and cannot commence marketing or commercial sales of the NCP System in the United States until it receives pre-market approval from the FDA. The Company's business, financial condition and results of operations are critically dependent upon receiving FDA approval of the Company's PMA application.

           Cyberonics is pursuing government and third-party reimbursement approvals for the NCP System in the United States and in international markets. The Company believes that such approvals will be critical to market acceptance of the NCP System when and if regulatory approvals are obtained. There can be no assurance that third-party reimbursement will be available to enable the Company to successfully market the NCP System in the United States when and if the Company's PMA is approved or, if available, that the level of reimbursement will be sufficient to enable the Company to sell the NCP System on a profitable basis.

           The health-care industry in the United States is undergoing substantial reform, and there is substantial uncertainty and turmoil surrounding the issues of funding, reimbursement and regulatory approval. While the Company believes that the NCP System will be favorably viewed in the context of the currently pending health-care reform objectives, there can be no assurances that the pending health-care reforms will not adversely affect regulatory or reimbursement approvals for the NCP System. The Company does not expect to achieve significant sales unless and until both regulatory and reimbursement approvals are obtained for the NCP System and even if such approvals are obtained, there can be no assurance the Company will achieve significant sales.

           In June 1994, the Company was granted regulatory approval to market the NCP System in the twelve-member countries of the European Union after having obtained "CE marking," the designation of market approval now universally accepted by all European Union member countries. The Company has obtained government and third-party reimbursement in certain of the European Union member countries and is continuing to pursue full reimbursement approval for substantially all of the remaining European Union member countries. The Company does not believe that significant sales volume can be generated without full reimbursement approval. There can be no assurances as to when or whether such reimbursement will be obtained in any of these European Union member countries or, if obtained, whether the levels of reimbursement will be sufficient to enable the Company to sell the NCP System on a profitable basis.

           The Company believes that existing and future antiepileptic drug compounds will be the primary competition for its NCP System, although the Company could also face competition from other medical devices. Three new antiepileptic drugs, felbamate, gabapentin and lamotrigine recently received FDA approval. No other major antiepileptic drugs have been introduced in the United States since 1978. In August 1994, the manufacturer of felbamate announced that, in conjunction with recommendations from the FDA, it was advising that patients be withdrawn from the drug based on reports of serious complications. There can be no assurance that the NCP System will achieve market acceptance for the treatment of epilepsy or any other indication.

           The Company relies upon sole source suppliers for certain of the key components and materials used in its products. The Company routinely experiences discontinuation or unavailability of components and materials requiring qualification of alternative sources or, if no such alternative sources are identified, product design changes. Qualifying alternative sources and redesigning products can be time consuming. In addition, such changes generally require regulatory submissions and approvals. Specifically, the Company is aware of future product design changes that will be required to incorporate a new battery and microprocessor into the NCP Generators' circuitry. Although the Company believes that these changes will be made without disruption, any extended delays in or inability to secure alternate sources for these or other components and materials could result in product supply and manufacturing interruptions which could have a material adverse effect on the Company's ability to manufacture its products and therefore on its business, financial condition and results of operations.

LIQUIDITY AND CAPITAL RESOURCES

           From inception through February 1993 the Company financed its operations primarily through private placements of its securities and had raised approximately $16.5 million in net proceeds. In February 1993, the Company completed an initial public offering of 2,000,000 shares of its Common Stock, generating net proceeds to the Company of approximately $22 million. Additionally, through June 30, 1995, the Company has funded approximately $530,000 of its equipment needs with proceeds from an equipment lease agreement. Except for capital lease obligations, the Company had no short- or long-term borrowings outstanding at June 30, 1995. The Company has no credit facilities available at this time.

           The Company expects to incur substantial additional costs related to clinical trials and regulatory activities, expansion of manufacturing capabilities, sales and marketing activities associated with preparation for United States and international market entry and product and process development. In addition, if regulatory and reimbursement approvals are obtained, the Company will incur substantial marketing and distribution expenses. The amount and timing of anticipated expenditures will depend upon numerous factors both within and outside of the Company's control. Factors within the Company's control include the nature and timing of additional clinical trials for partial seizures and for other indications, and the nature and timing of marketing and sales activities. Factors affecting the amount and timing of expenditures which are largely beyond the Company's control include the clinical trial and regulatory activities associated with the Company's effort to obtain FDA approval of its PMA application for partial seizures. Moreover, even if the Company obtains PMA approval for the NCP System for partial seizures, the Company's ability to generate income from operations will be dependent upon obtaining reimbursement approval from government and third-party payors as well as receiving market acceptance for the NCP System. Therefore, while the Company believes that its current resources will be sufficient to fund its operations at least through the fiscal year ending June 30, 1996, the Company may require additional funds either before or after that date. There can be no assurance that the Company will be able to raise such capital when needed or that the terms upon which capital will be available will be favorable to the Company.

           The Company's liquidity will be reduced as amounts are expended for continuing clinical trials and related regulatory affairs, manufacturing start-up, product and process development, and expansion of sales and marketing activities. While not currently anticipated, the Company's liquidity could also be substantially reduced if significant amounts were expended for additional facilities and equipment.

           In order to ensure that existing levels of working capital are sufficient to complete the Company's confirmatory clinical trial, during April 1995 the Company implemented a cost reduction program whereby it is seeking to reduce or eliminate expenses for activities which do not relate to United States clinical trial activities. This program has resulted in the curtailment of certain operational activities not directly related to obtaining United States regulatory approval for the NCP System.

RESULTS OF OPERATIONS

           Net Sales. Cyberonics has been granted regulatory approval to market and sell the NCP System internationally in the twelve member countries of the European Union (the United Kingdom, Germany, The Netherlands, France, Spain, Italy, Belgium, Denmark, Greece, Portugal, Ireland and Luxenbourg) and has permission to sell in certain other international markets including Sweden, Norway, Switzerland, Israel, Australia, South Africa, Hong Kong and China. Cyberonics is engaged in obtaining reimbursement approvals from the various health care provider systems that exist in these countries and has received partial or complete reimbursement approvals in a number of these markets. During the year ending June 30, 1996, the Company expects that the substantial majority of its net sales will be generated from its international markets, the extent of which will depend, in part, on the success of future efforts to obtain broader international reimbursement approval and additional countries' regulatory approvals.

           In the United States, the Company has permission from the FDA to sell the NCP Systems used in clinical trials for up to $6,000 per system. Given the experimental nature of the device, the Company believes that widespread reimbursement from government and third party payors is unlikely in connection with its clinical studies. Therefore, the Company has not aggressively sought to sell the NCP Systems used in the clinical studies. Moreover, the Company is not eligible for reimbursement for NCP Systems implanted in patients covered by Medicare or Medicaid. The Company does not expect to achieve significant sales unless and until both regulatory and reimbursement approvals are obtained for the NCP System.

           Net sales for the year ended June 30, 1995 totaled $966,989 compared to $399,689 and $149,775 for the years ended June 30, 1994 and 1993, respectively. Domestic sales depend entirely upon the Company conducting clinical trial activities under arrangements with certain investigational centers, some of which receive research funding from the Company. Domestic sales made in connection with such clinical studies have been limited to date and are expected to decline in the future as the Company is not presently seeking reimbursement for implants associated with its current United States clinical trial. Arrangements with certain investigational centers employ risk-sharing provisions. Domestic sales made under risk-sharing arrangements are deferred until Cyberonics receives payment from the centers and the centers in turn receive third-party reimbursement or satisfy other terms set forth in their respective arrangements. Sales, net of risk-sharing provisions, for the year ended June 30, 1995, consisted of $762,802 from international markets, $179,787 from domestic risk-sharing arrangements and $24,400 from domestic investigational centers to which the Company provides research funding.

           Gross Profit. In determining gross profit, cost of sales is calculated primarily to include the acquisition cost of raw materials and components, direct labor and allocated manufacturing overhead. Direct labor and overhead constitute a substantial majority of cost of sales. The Company is obligated to pay royalties ranging from 7% to 7.75% on the first $12 million in net sales, and from 4% to 4.75% thereafter. Minimum royalty obligations under the Company's license agreements totaled $46,000 during each of the years ended June 30, 1995, 1994 and 1993, and will continue at or above this level in future years. Royalties up to the minimum amount are presently classified as research and development expenses. Any future amounts which may exceed this minimum will be included as a component of the Company's cost of sales.

           The Company's gross margin percentage was 64.1% for the year ended June 30, 1995 compared to 70.5% and 66.3% for fiscal 1994 and 1993, respectively. The fiscal 1995 decrease is attributable primarily to the addition of royalties in excess of minimum amounts into cost of sales during the year and higher component and third-party contractor costs, offset partially by a shift in international sales mix toward markets where the Company sells its products directly, resulting in higher average selling prices and consequently, higher gross margins. Continued fluctuations in gross margin percentages can be expected prior to the Company achieving commercial levels of production volume, particularly if the Company continues to experience period-to-period changes in unit production.

           Research and Development Expenses. Research and development expenses are comprised of both expenses related to the Company's product and process development efforts and expenses associated with conducting clinical trials and certain related regulatory activities. Research and development expenses totaled $5,678,024, $4,323,671 and $3,390,037 during the years ended June 30, 1995, 1994 and 1993, respectively. The increased level of research and development expenditures is due primarily to increased personnel costs associated with continued product and process development and process certification efforts, and the implementation of a Company-wide quality system and the costs associated with the Company's confirmatory clinical trial. The Company expects research and development spending to increase significantly during fiscal 1996 as the Company's confirmatory clinical trial proceeds.

           Selling, General and Administrative Expenses. Selling, general and administrative expenses totaled $2,906,589, $2,519,037 and $2,154,070 during the years ended June 30, 1995, 1994 and 1993, respectively. The continued increases from year to year were primarily due to expanded international market development and marketing activities.

           Interest Income, net. Net interest income totaled $688,909, $629,993 and $326,408 during the years ended June 30, 1995, 1994 and 1993, respectively. The Company expects to have interest income that will partially offset operating losses for several fiscal quarters. Interest income increased during fiscal 1995 in comparison with fiscal 1994, despite lower levels of invested funds, due to improved interest rates in United States fixed income markets.

           Other Income (Expense), net. Other income (expense) totaled $37,362, $5,136 and $(3,333) during the three years ended June 30, 1995, 1994 and 1993, respectively. For fiscal 1995 and 1994, other income consisted of net gains resulting from foreign currency transactions.

           Income Taxes. At June 30, 1995, the Company had net operating loss carryforwards for federal income tax purposes of approximately $24.7 million which expire during the years 2003 through 2010, and tax credit carryforwards of approximately $1 million for federal income tax purposes which do not expire. Due to its net operating loss history, to date the Company has incurred no income tax expense for financial reporting purposes. Current federal income tax regulations with respect to changes in ownership could limit the utilization of the Company's net operating loss carryforwards.

           Effect of Inflation. The Company believes that inflation has not had a material impact on its operating or financial ratios during the year ended June 30, 1995 as compared to the years ended June 30, 1994 and 1993.

ITEM 8.              FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

           The information required by this Item is incorporated by reference to the Consolidated Financial Statements set forth on pages F-1 through F-14 hereof.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

           Not applicable.

                                    PART III

           Certain information required by Part III is omitted from this Report in that the Registrant intends to file a definitive proxy statement pursuant to Regulation 14A with the Securities and Exchange Commission (the "Proxy Statement") relating to its annual meeting of stockholders not later than 120 days after the end of the fiscal year covered by this Report, and such information is incorporated by reference herein.

ITEM 10.             DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

           The information concerning the Company's directors required by this
Item is incorporated by reference to the Company's Proxy Statement under the heading "Election of Directors."

           Information regarding executive officers is included in Part I hereof under the caption "Executive Officers of the Registrant" and is incorporated by reference into this Item 10.

ITEM 11.             EXECUTIVE COMPENSATION

           The information required by this Item is incorporated by reference to the Company's Proxy Statement.

ITEM 12.             SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                     MANAGEMENT

           The information required by this Item is incorporated by reference to the Company's Proxy Statement.

ITEM 13.             CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

           The information required by this Item is incorporated by reference to the Company's Proxy Statement.

                                     PART IV

ITEM 14.             EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON
                     FORM 8-K

           (a)       Documents Filed with Report

                     1. Financial Statements. The following consolidated financial statements of Cyberonics, Inc. and subsidiary, and the Report of Independent Public Accountants are included at pages F-1 through F-14 of this Form 10-K:

                                            DESCRIPTION                                                 PAGE NO.
- ----------------------------------------------------------------------------------------------------------------
Report of Independent Public Accountants............................................................       F-1
Consolidated Balance Sheets as of June 30, 1995 and 1994............................................       F-2
Consolidated Statements of Operations for the Three Years Ended June 30, 1995.......................       F-3
Consolidated Statements of Stockholders' Equity for the Three Years Ended June
30, 1995............................................................................................       F-4
Consolidated Statements of Cash Flows for the Three Years Ended June 30, 1995.......................       F-5
Notes to Consolidated Financial Statements..........................................................       F-6


                     2.        Exhibits

Exhibit
Number                         Description
- ------                         -----------
3.1*                           Restated Certificate of Incorporation of Registrant.
3.2*                           Bylaws of Registrant.
10.1(1)                        1988 Incentive Stock Plan, as amended.
10.2*(1)                       1991 Employee Stock Purchase Plan.
10.3*                          License Agreement dated March 15, 1988 between the Registrant and Dr. Jacob Zabara.
10.4*                          Patent License Agreement effective as of July 28, 1989 between the Registrant and
                               Huntington Medical Research Institute.
10.5*                          Lease Agreement dated as of May 8, 1990, together with amendments thereto dated
                               February 27, 1991 and August 20, 1991, respectively, between the Registrant and
                               Collecting Bank, N.A.
10.6*                          Form of Indemnification Agreement.
10.7*                          Stock Purchase Warrant dated May 1, 1992.
10.8*                          Amended and Restated Stockholders Agreement dated October 16, 1992.
11                             Statement Regarding Computation of Net Loss Per Share.
23.1                           Consent of Independent Public Accountants.
24                             Power of Attorney (see page 33).

* Incorporated by reference to the Company's Registration Statement on Form S-1 (Reg. No. 33-45118) declared effective February 10, 1993.

(1)   Document indicated is a compensatory plan.

      (b)  Rep rts on Form 8-K.

           Not Applicable

      (c)  Exhibits

           See Item 14(a)(3) above

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                 Registrant

                                 CYBERONICS, INC.


September 20, 1995               BY:       /s/ Reese S. Terry, Jr.
                                           -----------------------
                                           Reese S. Terry, Jr.
                                           Chairman of the Board, President and
                                           Chief Executive Officer

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Reese S. Terry, Jr. and John K. Bakewell, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Report on Form 10-K, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and conforming all that each of said attorneys-in-fact, or his substitute or substitutes, any do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

                  Signature                                     Capacity in Which Signed                           Date
                  ---------                                     ------------------------                           ----
/s/ Reese S. Terry, Jr.                                     Chairman of the Board, President                September 20, 1995
- --------------------------------------------
Reese S. Terry, Jr.                                            and Chief Executive Officer
                                                              (Principal Executive Officer)

/s/ John K. Bakewell                                   Vice President, Finance and Administration           September 20, 1995
- --------------------------------------------
John K. Bakewell                                               and Chief Financial Officer
                                                      (Principal Financial and Accounting Officer)

/s/ Robert P. Cummins                                                   Director                            September 20, 1995
- --------------------------------------------
Robert P. Cummins

/s/ Thomas A. Duerden                                                   Director                            September 20, 1995
- --------------------------------------------
Thomas A. Duerden, Ph.D.

/s/ Dennis J. Gorman                                                    Director                            September 20, 1995
- --------------------------------------------
Dennis J. Gorman

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cyberonics, Inc.:

We have audited the accompanying consolidated balance sheets of Cyberonics, Inc., and subsidiary as of June 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cyberonics, Inc., and subsidiary as of June 30, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1995, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP



Houston, Texas
August 1, 1995

                                                             CYBERONICS, INC.

                                                        CONSOLIDATED BALANCE SHEETS

                                                                                           JUNE 30,
                                                                                -------------------------------
                                                                                   1995                1994
                                                                               ------------        ------------
ASSETS
Current Assets:
     Cash and cash equivalents .........................................       $  8,862,993        $  4,608,063
     Securities held to maturity .......................................          1,029,898           5,529,471
     Accounts receivable ...............................................            339,658              74,031
     Inventories .......................................................            605,556             425,299
     Prepaid expenses...................................................            267,306             219,613
                                                                               ------------        ------------
            Total Current Assets .......................................         11,105,411          10,856,477
Securities held to maturity ............................................          1,959,728           8,330,620
Property and equipment, net ............................................            481,975             551,216
                                                                                     13,479              17,835
                                                                               ------------        ------------
Other assets, net ......................................................       $ 13,560,593        $ 19,756,148
                                                                               ============        ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
     Accounts payable ..................................................       $    574,915        $    279,874
     Accrued liabilities ...............................................          1,480,497             791,853
     Current portion of capital lease obligations ......................             61,626             108,461
                                                                               ------------        ------------
            Total Current Liabilities ..................................          2,117,038           1,180,188
Capital lease obligations, net of current portion ......................               --                72,562
Commitments and Contingencies
Stockholders' Equity:
     Preferred Stock, $.01 par value per share; 2,500,000 shares
       authorized; no shares issued and outstanding ....................               --                  --
     Common Stock, $.01 par value per share; 25,000,000 shares
       authorized; 9,499,261 and 9,051,054 shares issued and outstanding
       at June 30, 1995 and 1994, respectively .........................             94,993              90,511
     Additional paid-in capital ........................................         39,329,006          39,205,998
     Deferred compensation .............................................           (131,800)           (223,000)
     Accumulated deficit ...............................................        (27,808,921)        (20,570,111)
     Cumulative translation adjustment .................................            (39,723)               --
                                                                               ------------        ------------
            Total Stockholders' Equity .................................         11,443,555          18,503,398
                                                                               ------------        ------------
                                                                               $ 13,560,593        $ 19,756,148
                                                                               ============        ============

                 See accompanying notes to financial statements

                                CYBERONICS, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      YEARS ENDED JUNE 30,
                                                       -------------------------------------------------
                                                           1995               1994               1993
                                                       -----------        -----------        -----------
Net sales ......................................       $   966,989        $   399,689        $   149,775
Cost of sales ..................................           347,457            117,835             50,463
                                                       -----------        -----------        -----------
               Gross profit ....................           619,532            281,854             99,312
Operating expenses:
     Research and development ..................         5,678,024          4,323,671          3,390,037
     Selling, general and administrative .......         2,906,589          2,519,037          2,154,070
                                                       -----------        -----------        -----------
            Total operating expenses ...........         8,584,613          6,842,708          5,544,107
                                                       -----------        -----------        -----------
               Loss from operations ............        (7,965,081)        (6,560,854)        (5,444,795)
Interest income, net ...........................           688,909            629,993            326,408
Other income (expense), net ....................            37,362              5,136             (3,333)
                                                       -----------        -----------        -----------
               Net loss ........................       $(7,238,810)       $(5,925,725)       $(5,121,720)
                                                       ===========        ===========        ===========

               Net loss per share ..............       $      (.79)       $      (.66)       $      (.65)
                                                       ===========        ===========        ===========
               Shares used in computing net loss
                  per share ....................         9,218,008          8,945,968          7,882,857
                                                       ===========        ===========        ===========



                 See accompanying notes to financial statements

                                                             CYBERONICS, INC.

                                              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                           ADDITIONAL                                 CUMULATIVE
                                                      COMMON STOCK           PAID-IN      DEFERRED      ACCUMULATED  TRANSLATION
                                                ------------------------
                                                  SHARES       AMOUNT        CAPITAL    COMPENSATION      DEFICIT     ADJUSTMENT
                                                ----------  ------------  ------------  ------------   ------------  ------------
Balances at June 30, 1992 .....................  1,134,724  $     11,347  $    472,381  $   (405,400)  $ (9,522,666) $       --
Issuances of Common Stock in initial public
  offering, net of offering costs .............  2,000,000        20,000    22,010,129
Conversions of all Preferred Stock upon closing
  of initial public offering ..................  5,768,034        57,680    16,490,773
Stock options exercised .......................      6,868            69        16,515
Warrants exercised ............................      5,185            52           (52)
Issuance of Common Stock under Employee
  Special Recognition Stock Program ...........      1,320            13        13,806
Amortization of deferred compensation .........                                               91,200
Net loss for the year .........................                                                          (5,121,720)
                                                ----------  ------------  ------------  ------------   ------------  ------------
Balances at June 30, 1993 .....................  8,916,131        89,161    39,003,552      (314,200)   (14,644,386)         --
Stock options exercised .......................    105,040         1,051        28,635
Issuance of Common Stock under Employee
Stock Purchase Plan ...........................     25,333           253       165,448
Issuance of Common Stock under Employee
  Special Recognition Stock Program ...........      3,050            31        27,795
Issuance of Common Stock, other ...............      1,500            15       (19,432)
Amortization of deferred compensation .........                                               91,200
Net loss for the year .........................                                                          (5,925,725)
                                                ----------  ------------  ------------  ------------   ------------  ------------
Balances at June 30, 1994 .....................  9,051,054        90,511    39,205,998      (223,000)   (20,570,111)         --
Stock options exercised .......................    415,616         4,156        27,775
Issuance of Common Stock under Employee
Stock Purchase Plan ...........................     32,391           324        94,485
Issuance of Common Stock under Employee
  Special Recognition Stock Program ...........        200             2           748
Amortization of deferred compensation .........                                               91,200
Translation adjustment ........................                                                                           (39,723)
Net loss for the year .........................                                                          (7,238,810)
                                                ==========  ============  ============  ============   ============  ============
Balances at June 30, 1995 ..................... $9,499,261  $     94,993  $ 39,329,006  $   (131,800)  $(27,808,921) $    (39,723)
                                                ==========  ============  ============  ============   ============  ============



                 See accompanying notes to financial statements

                                CYBERONICS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      YEARS ENDED JUNE 30
                                                          ------------------------------------------
                                                              1995           1994           1993
                                                          ------------   ------------   ------------
Cash Flow From Operating Activities:
     Net loss ..........................................  $ (7,238,810)  $ (5,925,725)  $ (5,121,720)
     Non-cash items included in net loss:
         Depreciation and amortization .................       329,738        314,266        237,860
         Compensation expense related to certain stock
           options and common stock issuances ..........        91,200         91,200         91,200
         Issuance of Common Stock under Employee
           Stock Recognition Program ...................           750         27,826         13,819
     Change in operating assets and liabilities:
         Accounts receivable ...........................      (265,627)       (58,228)       (15,629)
         Inventories ...................................      (180,257)      (230,040)       (57,249)
         Prepaid expenses ..............................       (47,693)      (143,399)         3,189
         Accounts payable and accrued liabilities ......       983,685        332,500         65,344
Other ..................................................         4,356         (4,228)         6,223
                                                          ------------   ------------   ------------
               Net Cash Used In Operating Activities ...    (6,322,658)    (5,595,828)    (4,776,963)
Cash Flow From Investing Activities:
     Purchases of property and equipment ...............      (260,497)      (356,606)      (267,184)
     Purchases of marketable securities ................    (8,050,344)   (15,483,500)   (15,946,461)
     Maturities of marketable securities ...............    18,920,809     17,569,870           --
                                                          ------------   ------------   ------------
               Net Cash Provided By (Used In)
                 Investing Activities ..................    10,609,968      1,729,764    (16,213,645)
Cash Flow From Financing Activities:
     Proceeds from:
         Issuance of Common Stock, net of offering costs       126,740        175,970     22,046,737
         Issuance of Redeemable Convertible Preferred
           Stock .......................................          --             --        4,000,000
         Capital leases obligations ....................          --             --          128,838
     Payments of capital lease obligations .............      (119,397)      (141,137)      (118,202)
                                                          ------------   ------------   ------------
               Net Cash Provided By Financing Activities         7,343         34,833     26,057,373
                                                          ------------   ------------   ------------
     Effect of exchange rate changes on cash and cash
       equivalents .....................................       (39,723)          --             --
                                                          ------------   ------------   ------------
               Net Increase (Decrease) In Cash and
                 Cash Equivalents ......................     4,254,930     (3,831,231)     5,066,765
     Cash and cash equivalents at beginning of year ....     4,608,063      8,439,294      3,372,529
                                                          ------------   ------------   ------------
               Cash and cash equivalents at end of year.  $  8,862,993   $  4,608,063   $  8,439,294
                                                          ============   ============   ============



Interest payments totaled $13,348, $29,104 and $39,730 during the years ended June 30, 1995, 1994 and 1993, respectively.

Investing and financing activities not resulting in cash receipts or payments consist of conversions of $16,548,453 of Redeemable Convertible Preferred Stock into shares of the Company's Common Stock during the year ended June 30, 1993.

                 See accompanying notes to financial statements

                                CYBERONICS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  JUNE 30, 1995

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED DATA

           Description of Business. Cyberonics, Inc. ("Cyberonics" or the "Company"), was incorporated in the State of Delaware on December 9, 1987, to design, develop, manufacture and bring to market medical devices which deliver a novel therapy, vagus nerve stimulation, for the treatment of epilepsy and other debilitating neurological disorders. Cyberonics markets its proprietary implantable device, the NCP(R) System, internationally while it continues clinical testing under Investigational Device Exemption ("IDE") from the United States Food and Drug Administration ("FDA"). Cyberonics cannot commence marketing or commercial sales of the device in the United States unless and until it receives premarket approval from the FDA. Cyberonics is headquartered in Webster, Texas.

           Consolidation. In November 1992, the Company established Cyberonics Europe S.A., a wholly-owned subsidiary focused on the Company's international markets. The accompanying consolidated financial statements include the Company and its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

           Presentation. Certain amounts in the financial statements of prior years have been reclassified to conform to the presentation used for the year ended June 30, 1995.

           Foreign Currency Translation. The balance sheet accounts of Cyberonics Europe S.A. are generally translated into U.S. dollars at exchange rates in effect on reporting dates. Income statement items are translated at average exchange rates in effect during the accounting period. Gains and losses resulting from foreign currency transactions denominated in currency other than the functional currency are included in other income and expense.

           Cash and Cash Equivalents. The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

           Marketable Securities. Effective July 1, 1994, the Company adopted Financial Accounting Standards Board Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under Statement No. 115, securities that the Company has the intent and ability to hold to maturity are classified as "held to maturity" and reported at amortized cost. Securities that are held for current resale are classified as "trading securities" and reported at fair value with unrealized gains and losses included in results of operations. Securities not classified as either "securities held to maturity" or "trading securities" are classified as "securities available for sale" and reported at fair value, with unrealized gains and losses excluded from results of operations and reported as a separate component of stockholders' equity. Adopting Statement No. 115 had no effect on the Company's financial position or results of operations.

           At June 30, 1995 and 1994, the Company's entire investment portfolios consisted of securities held to maturity. Securities held to maturity are primarily various types of corporate bonds, floating rate notes and asset-backed investments with various maturity dates over the next 18 months and have a fair market value of $3,002,788 and a gross unrealized holding gain of $13,162 at June 30, 1995. At June 30, 1995, the Company's investment portfolio consists of the following:

                                                     FAIR MARKET       CARRYING
                                                        VALUE            VALUE
                                                     -----------      ----------
Securities held to maturity--
    Current--
      Corporate debt                                  $1,001,740      $1,029,898
    Noncurrent--
      Corporate debt                                   1,352,640       1,382,323
      Collateralized mortgage obligations                648,408         577,405
                                                      ----------      ----------
                                                       2,001,048       1,959,728
                                                      ----------      ----------
            Total securities held to maturity         $3,002,788      $2,989,626
                                                      ==========      ==========



           Inventories. Cyberonics states its inventories at the lower of cost, first-in, first-out (FIFO) method, or market. Cost includes the acquisition cost of raw materials and components, direct labor and overhead.

           Property and Equipment. Property and equipment are carried at cost, less accumulated depreciation. Maintenance, repairs and minor replacements are charged to expense as incurred; significant renewals and betterments are capitalized. For financial reporting purposes, the Company computes depreciation using the double declining balance method over useful lives ranging from three to seven years.

           Revenue Recognition. Revenue from product sales is generally recognized upon shipment to the customer. Domestic sales have depended entirely upon the Company conducting clinical trial activities under arrangements with certain investigational centers, some of which receive research funding from the Company. Arrangements with certain investigational centers employ risk-sharing provisions. Domestic sales made under risk-sharing arrangements are deferred until Cyberonics receives payment from the centers and the centers in turn receive third-party reimbursement or satisfy other terms set forth in their respective arrangements. Sales, net of risk-sharing provisions, for the year ended June 30, 1995, consisted of $762,802 from international markets, $179,787 from domestic risk-sharing arrangements and $24,400 from domestic investigational centers to which the Company provides research funding.

           Research and Development. All research and development costs are expensed as incurred.

           Warranty Expense. The Company provides at the time of shipment for the estimated costs which may be incurred under its product warranties.

           License Agreements. The Company has executed licensing agreements under which it has secured the rights provided under certain patents. License fees and royalties, payable under the terms of these agreements, are expensed as incurred.

           Income Taxes. In 1992, the Financial Accounting Standards Board issued Statement No. 109, "Accounting for Income Taxes." Effective July 1, 1992, Cyberonics adopted the provisions of the new statement, changing from its previous method of accounting for income taxes as set forth in APB Opinion No.
11. In adopting Statement No. 109, there was no effect on the Company's net loss for the year ended June 30, 1993 and no cumulative effect on the Company's accumulated deficit at July 1, 1992. Deferred income taxes reflect the impact of temporary differences between financial accounting and tax bases of assets and liabilities. Such differences relate primarily to the Company's election to defer the deduction of certain start-up costs for federal income tax purposes, the deductibility of certain accruals and reserves and the effect of tax loss and tax credit carryforwards not yet utilized. Reflecting its tax loss carryforward position, a reserve is established to fully offset the Company's net deferred tax assets at June 30, 1995.

        Net Loss Per Share. The Company's net loss per share is based on the weighted average number of common shares outstanding, adjusted as described below. With one exception, common equivalent shares are excluded from the per share calculations, as the effect of their inclusion is antidilutive. Pursuant to Securities and Exchange Commission Staff Accounting Bulletins, all common, preferred and common equivalent shares issued during the 12 months preceding or in contemplation of the Company's initial public offering (using the treasury stock method and the Company's initial public offering price of $12 per share) have been included in the calculation of common and common equivalent shares outstanding as if they were outstanding for all periods prior to completion of the Company's initial public offering. Options and warrants granted by the Company prior to December 31, 1991 and not in contemplation of an offering have been excluded from the calculation of common and common equivalent shares outstanding because such options and warrants are antidilutive. Shares of Redeemable Convertible Preferred Stock are treated as if converted to common stock on the respective dates of original issuance.

NOTE 2.  INVENTORIES

           Inventories consist of the following:

                                                               JUNE 30,
                                                     ---------------------------
                                                       1995               1994
                                                     --------           --------
Raw materials and components                         $259,402           $248,463
Work-in-process                                       180,944            102,335
Finished goods                                        165,210             74,501
                                                     --------           --------
                                                     $605,556           $425,299
                                                     ========           ========

NOTE 3.  PROPERTY AND EQUIPMENT

           Property and equipment consist of the following:

                                                            JUNE 30,
                                                -------------------------------
                                                   1995                1994
                                                -----------         -----------
Furniture and fixtures                          $   231,478         $   199,282
Office equipment                                     46,256              40,123
Computer equipment                                  555,455             438,115
Research and development equipment                   93,147              91,578
Manufacturing equipment                             466,779             367,054
Leasehold improvements                              243,124             237,810
                                                -----------         -----------
                                                  1,636,239           1,373,962
Accumulated depreciation                         (1,154,264)           (822,746)
                                                -----------         -----------
                                                $   481,975         $   551,216
                                                ===========         ===========

NOTE 4.  ACCRUED LIABILITIES

           Accrued liabilities are as follows:

                                                              JUNE 30,
                                                  ------------------------------
                                                     1995                1994
                                                  ----------          ----------
Clinical costs                                    $  804,587          $  224,964
Payroll and other compensation                       297,977             163,710
Professional services                                144,000             216,076
Customer deposits                                     85,279             108,600
Warranties                                           106,635              57,503
Other                                                 42,019              21,000
                                                  ----------          ----------
                                                  $1,480,497          $  791,853
                                                  ==========          ==========

NOTE 5.  PREFERRED STOCK

           In October 1992, the Company issued an additional 500,000 Series D shares of its Redeemable Convertible Preferred Stock (the "Preferred Stock") in exchange for proceeds totaling $4,000,000, bringing the aggregate shares of Series A through D Preferred Stock issued and outstanding to 3,845,357. In February 1993, concurrent with the closing of the Company's initial public offering, all Series A through D preferred shares, with a paid in value totaling $16,548,453, were converted into 5,768,034 shares of the Company's Common Stock at a conversion rate of three common shares for each two shares of Preferred Stock. Except for certain registration rights, all rights, preferences and privileges associated with the Company's previously outstanding Preferred Stock were terminated upon conversion.

           Effective upon the February 1993 closing of its initial public offering, 2,500,000 shares of undesignated Preferred Stock became authorized and available for future issuance, of which none have been issued through June 30, 1995. With respect to the shares authorized, the Company's Board of Directors, at its sole discretion, may determine, fix and alter dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any such series, and may determine the designation, terms and conditions of the issuance of any such shares.

NOTE 6.  STOCKHOLDERS' EQUITY

           Common Stock. During the year ended June 30, 1993, stock option exercises, warrant exercises and issuances of Common Stock under the Employee Stock Recognition Program increased the number of common shares by 6,868, 5,185 and 1,320, respectively. In February 1993, the Company issued 2,000,000 shares of its Common Stock in an initial public offering. Proceeds from the issuance totaled $22,030,129, net of underwriting discounts and other offering costs of $1,989,871. As described in Note 5, concurrent with the closing of the offering, all outstanding shares of Preferred Stock were converted into shares of the Company's Common Stock at a rate of three common shares for each two shares of Preferred Stock. During the year ended June 30, 1994, stock option exercises and issuances of Common Stock under the Company's Employee Stock Purchase Plan, the Company's Employee Stock Recognition Program and for other purposes increased the number of common shares by 105,040, 25,333, 3,050 and 1,500, respectively.

           During the year ended June 30, 1995, stock option exercises and issuances of Common Stock under the Company's Employee Stock Purchase Plan and the Company's Employee Stock Recognition Program increased the number of common shares by 415,616, 32,391 and 200, respectively.

           Warrants. In connection with the execution of certain lease agreements, Cyberonics granted warrants to a third-party leasing company to effectively purchase up to 9,104 shares of the Company's Common Stock. During the year ended June 30, 1993, the warrant holder exercised its rights to purchase 7,534 shares, netting 5,185 shares upon the execution of a cashless exercise. A warrant for the purchase of 1,570 shares remains outstanding at June 30, 1995, carries an exercise price of $5.33 per common share, is currently exercisable, expires in February 1998 or earlier in the event of a merger and carries certain registration rights.

NOTE 7.  STOCK INCENTIVE AND PURCHASE PLANS

           Stock Options. The Company has reserved 1,500,000 shares of its Common Stock for future issuance pursuant to its Amended 1988 Incentive Stock Option Plan (the "Stock Option Plan"). Options granted under the Stock Option Plan consist primarily of Incentive Stock Options ("ISO's") and, in general, vest ratably over the five year period following their date of grant. The vesting of certain options is based upon the achievement of specific Company milestones; options to purchase 204,000 shares vest ratably over the five-year period following date of grant, with an additional 50 percent of all unvested shares vesting upon FDA panel recommendation of the Company's Premarket Approval
(PMA) application, and with all remaining unvested shares vesting upon FDA approval of the PMA application; options to purchase 105,000 shares vest in increments upon achievement of certain operational objectives or 10 years from their date of grant; 22,500 shares vest in increments upon satisfaction of certain marketing milestones or 10 years from their date of grant; and 6,000 shares vest upon the achievement of certain third-party reimbursement milestones or 10 years from their date of grant. In certain circumstances involving a change in control, the vesting of options is accelerated.

         Transactions involving options are summarized as follows:

                                                     OPTIONS OUTSTANDING
                                             -------------------------------------
                                               SHARES
                                  SHARES     ----------------------    PRICE PER
                                 RESERVED      TOTAL    EXERCISABLE      SHARE
                                 --------    --------   -----------  -------------
  Balances at June 30, 1992       690,100     741,650     244,410    $ .07 -  3.00
  Granted                        (266,249)    266,249        --       3.00 -  8.00
  Options becoming exercisable       --          --       151,969      .07 -  7.00
  Exercised                          --        (6,868)     (6,868)     .37 -  3.00
  Canceled or forfeited            62,582     (62,582)       --        .37 -  7.00
                                 --------    --------    --------

  Balances at June 30, 1993       486,433     938,449     389,511      .07 -  8.00
  Granted                         (67,400)     67,400        --       7.00 - 11.75
  Options becoming exercisable       --          --       201,714      .07 - 10.25
  Exercised                          --      (105,040)   (105,040)     .13 -  3.00
  Canceled or forfeited             8,096      (8,096)       --        .07 - 10.25
                                 --------    --------    --------

  Balances at June 30, 1994       427,129     892,713     486,185      .13 - 11.75
  Shares reserved                 500,000        --          --           --
  Granted                        (613,800)    613,800        --       3.25 -  5.25
  Options becoming exercisable       --          --       133,523      .13 - 11.75
  Exercised                          --      (429,666)   (429,666)     .13 -  3.00
  Canceled or forfeited           273,396    (273,396)       --        .13 - 11.75
                                 --------    --------    --------

  Balances at June 30, 1995       586,725     803,451     190,042    $ .07 -  7.75
                                 ========    ========    ========

         For certain options granted, the Company recognizes as compensation expenses the excess of the deemed value for accounting purposes of the Common Stock on the date the options were granted over the aggregate exercise price of such options. This compensation expense is amortized ratably over the vesting period of each option. An aggregate deferred expense of $456,000 resulted from the issuance of certain options during the year ended June 30, 1992. The Company recognized $91,200 of this amount as compensation expense in each of the years ended June 30, 1995, 1994 and 1993.

         Stock Purchase Plan. In January 1992, the Company's shareholders adopted the Cyberonics, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan"), which became effective in April 1993. Under the Stock Purchase Plan, 100,000 shares of the Company's Common Stock are reserved for issuance. Subject to certain limits, the Stock Purchase Plan allows eligible employees to purchase shares of the Company's Common Stock through payroll deductions of up to 15 percent of their respective current compensation at a price equaling the lesser of 85 percent of the fair market value of the Company's Common Stock on (i) the first business day of the purchase period or (ii) the last business day of the purchase period. Purchase periods, under provisions of the Stock Purchase Plan, are six months in length and begin on the first business days of June and December, respectively. At June 30, 1995, 42,276 shares remain available for future issuances under the Stock Purchase Plan.

         Stock Recognition Program. In May 1992, the Company's Board of Directors established the Cyberonics Employee Stock Recognition Program. Since its inception, a total of 8,600 shares of the Company's Common Stock has been reserved for issuance as special recognition grants. The shares are granted to employees for special performances and/or contributions at the discretion of the Company's President, based on nominations made by fellow employees. At June 30, 1995, 4,030 shares remain available for future issuances under the program.

NOTE 8.  INCOME TAXES

         Components of the Company's loss before taxes are as follows:

                                            YEARS ENDED JUNE 30,
                              ------------------------------------------------
                                  1995              1994              1993
                              -----------       -----------       -----------
  Domestic                    $(6,604,780)      $(5,749,017)      $(5,121,720)
  Foreign                        (634,030)         (176,708)             --
                              -----------       -----------       -----------
                              $(7,238,810)      $(5,925,725)      $(5,121,720)
                              ===========       ===========       ===========

         A reconciliation of the statutory federal income tax rate to the Company's effective income tax rate is as follows:

                                                        YEARS ENDED JUNE 30,
                                                     -------------------------
                                                      1995      1994      1993
                                                     -----     -----     -----
  U.S. statutory rate                                (34.0)%   (34.0)%   (34.0)%
  Effect of unused tax loss and tax credit            31.4      32.7      33.3
    carryforwards
  Amortization of deferred compensation                 .4        .5        .6
  Other, net                                           2.2        .8        .1
                                                     -----     -----     -----
                                                       0.0%      0.0%      0.0%
                                                     =====     =====     =====

         Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                            JUNE 30,
                                                   --------------------------
                                                       1995           1994
                                                   -----------    -----------
  Deferred tax assets:
    Federal net operating loss carryforwards       $ 8,406,147    $ 6,166,683
    Tax credit carryforwards                         1,003,964        699,395
    Start-up costs, net of amortization                170,676        303,916
    Depreciation                                        77,448         89,054
    Clinical costs                                      60,180         76,488
    Other, net                                         189,979        160,429
                                                   -----------    -----------
        Total deferred tax assets                    9,908,394      7,495,965
  Total deferred tax liabilities, net                  (12,676)        (7,158)
  Deferred tax valuation reserve                    (9,895,718)    (7,488,807)
                                                   -----------    -----------
        Net deferred tax assets and liabilities    $      --      $      --
                                                   ===========    ===========

         At June 30, 1995 the Company has net operating loss carryforwards of approximately $24,700,000 for federal income tax purposes, which expire during the years 2003 through 2010, and tax credit carryforwards of approximately $1,000,000 for federal income tax purposes which do not expire. As required under Statement No. 109, for financial reporting purposes, a valuation allowance totaling $9,895,718 is established as of June 30, 1995, to fully offset the Company's net deferred tax assets, including those relating to its carryforwards. The valuation allowance increased by $2,406,911 during fiscal 1995 due primarily to the Company's additional net operating losses. Current federal income tax regulations with respect to changes in ownership could limit the utilization of the Company's net operating loss carryforwards.

NOTE 9. EMPLOYEE RETIREMENT SAVINGS PLAN

         In September 1994, Cyberonics implemented an employee retirement savings plan (the "Plan") which qualifies under Section 401(k) of the Internal Revenue Code. The Plan is designed to provide eligible employees with an opportunity to make regular contributions into a long-term investment and savings program. Substantially all U.S. employees are eligible to participate in the Plan beginning with the first quarterly open enrollment date following start of employment. Employer contributions are made solely at the Company's discretion. No employer contribution was made to the Plan for the year ended June 30, 1995.

NOTE 10.  COMMITMENTS AND CONTINGENCIES

         Clinical Testing. The ability of the Company to successfully develop, manufacture and market its proprietary products is dependent upon many factors, including regulatory approval. Cyberonics is currently involved in clinical trials for the testing of an implantable device and is committed for the costs to complete those trials currently in process. The Company has recorded an accrual for estimated costs incurred which had not yet been billed as of the respective balance sheet dates.

         License Agreements. The Company executed a license agreement which provides Cyberonics with worldwide exclusive rights under three United States patents (and their international counterparts) covering the method and devices of the implantable NeuroCybernetic Prosthesis System (the "NCP System") for vagus nerve stimulation for the control of epilepsy and other movement disorders. The license agreement provides that the Company will pay a royalty equal to the greater of $36,000 per year or at the rate of 6 percent on the first $12 million of sales and at the rate of 3 percent thereafter for the remaining term of the licensed patents. The license agreement runs for successive three-year terms, renewable at the Company's election. The license agreement, and its periods of extension, may not be terminated by the licensor without cause. The Company's royalty payments pursuant to this agreement are ratably charged to expense.

         On July 28, 1989, the Company executed a license agreement for a specific application of the patented "Implantable Electrode Array" to be used in the control of epilepsy and other movement disorders. The licensor retains all rights to this patent for applications outside the above specified use. Pursuant to the license agreement, as amended in 1991, the Company was obligated to pay a license fee of $200,000, of which all had been paid as of June 30, 1995. The Company has a limited-term option to expand the licensed field of use for additional indications for a license fee of $15,000 per indication and has made partial payments for certain such indications. Amounts due under this agreement are being charged to expense as incurred. In addition, the Company is obligated to pay the licensor an earned royalty of 1 percent of the Company's net sales price of implantable systems incorporating the licenser's standard electrodes and 1.75 percent of net sales incorporating the licenser's bi-directional electrodes. The Company paid royalties of $26,000 during fiscal year 1995 and $10,000 during each of the fiscal years 1994 and 1993, and has agreed to pay minimum royalties of $35,000 in fiscal 1996 and each fiscal year thereafter for the life of the licensed patents. Beginning in fiscal 1997, if total combined annual royalties paid to the licensor are not equal to at least $200,000 each fiscal year and if the Company elects not to make a payment sufficient to meet such minimum royalty, the licensor may convert the license regarding the bi-directional lead to a non-exclusive license.

         Lease Agreements. The company leases its domestic office and production facility under an operating lease agreement which extends through October 1997. Future minimum lease payments relating to this lease agreement are as follows:

             Year ended June 30-
               1996                                               $200,805
               1997                                                199,092
               1998                                                 66,363
                                                                  --------
                                                                  $466,260
                                                                  ========

         Obligations for property and equipment purchased under capital leases relate primarily to office, computer and research equipment and leasehold improvements to the Company's facility. These obligations are due as follows:

  Year ended June 30, 1996                                           $ 73,035
  Amount representing interest                                        (11,409)
                                                                     --------
  Current portion of capital lease obligations                       $ 61,626
                                                                     ========


         Other Arrangements. During fiscal 1995, the Company entered into arrangements with certain key employees which provide compensation in the event that more than 50 percent of the Company's ownership becomes held by a single party. The maximum amount of potential future payments under these arrangements totals approximately $700,000 at June 30, 1995.

NOTE 11.  CONCENTRATIONS OF CREDIT RISK

         The Company's cash equivalents and securities held to maturity represent potential concentrations of credit risk. The Company minimizes potential concentrations of credit risk in cash equivalents and marketable securities by placing investments in high quality financial instruments and, as required by its corporate investment policy, limiting the amount of investment in any one issuing party. At June 30, 1995, management believes that the Company has no significant concentrations of credit risk and has incurred no impairments in the carrying values of its cash equivalents and securities held to maturity.

NOTE 12.  GEOGRAPHIC AREA INFORMATION

         The Company's business activities are represented by a single industry segment, the manufacturing and distribution of medical products. For management purposes, the Company is segmented into two geographic areas: North America and Europe (which includes all export sales to unaffiliated customers in Europe, the Middle East, Africa and Asia/Pacific). Sales between geographic areas are made at prices which would approximate transfers to unaffiliated distributors. Because of the interdependence of the Company's geographic areas, the operating loss as presented below may not be representative of the geographic distribution which would occur if the areas were not interdependent.

         The Company's net sales, losses from operations and assets by geographic area for the fiscal years that separate geographic business units have operated are as follows:

                                              NORTH
                                             AMERICA       EUROPE     ELIMINATIONS   CONSOLIDATED
                                          ------------    ---------   ------------   ------------
1995
- ----
  Customer sales                          $    204,187    $ 762,802    $    --      $    966,989
  Intercompany sales                           778,437         --       (778,437)           --
                                          ------------    ---------    -----        ------------
  Total net sales                         $    982,624    $ 762,802    $(778,437)   $   (966,989)
                                          ============    =========    =========    ============
  Loss from operations                    $ (7,917,323)   $(671,384)   $ 623,626    $ (7,965,081)
                                          ============    =========    =========    ============
  Identifiable assets                     $ 13,509,248    $ 282,305    $(230,960)   $ 13,560,593
                                          ============    =========    =========    ============

1994
- ----
  Customer sales                          $    198,000    $ 201,689    $    --      $    399,689
  Intercompany sales                           159,500         --       (159,500)           --
                                          ------------    ---------    -----        ------------
  Total net sales                         $    357,500    $ 201,689    $(159,500)   $    399,689
                                          ============    =========    =========    ============
  Loss from operations                    $ (6,534,208)   $(185,004)   $ 158,358    $ (6,560,854)
                                          ============    =========    =========    ============
  Identifiable assets                     $ 19,699,687    $  95,371    $ (38,910)   $ 19,756,148
                                          ============    =========    =========    ============


NOTE 13.  QUARTERLY FINANCIAL INFORMATION - UNAUDITED

         The tables below contain summarized unaudited quarterly data for the years ended June 30, 1995 and 1994. The Company believes this information reflects all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation of the quarterly information presented. The operating results for any quarter presented are not necessarily indicative of the results that may be expected for future periods.

                                    FIRST          SECOND         THIRD          FOURTH         ANNUAL
                                   QUARTER        QUARTER        QUARTER        QUARTER         TOTALS
                                 -----------    -----------    -----------    -----------    -----------
1995
- ----
  Net sales                      $   144,687    $   141,920    $   282,721    $   397,661    $   966,989
  Gross profit                        84,311        105,152        194,014        236,055        619,532
  Operating expenses               1,769,209      1,890,731      1,990,212      2,934,461      8,584,613
  Net loss                        (1,550,496)    (1,625,489)    (1,621,297)    (2,441,528)    (7,238,810)
  Net loss per share             $      (.17)   $      (.18)   $      (.17)   $      (.26)   $      (.79)
  Shares used in computing net
    loss per share                 9,052,990      9,065,170      9,268,992      9,484,878      9,218,008


                                    FIRST          SECOND          THIRD         FOURTH         ANNUAL
                                   QUARTER        QUARTER         QUARTER       QUARTER         TOTALS
                                 -----------    -----------    -----------    -----------    -----------

1994
- ----
  Net sales                      $    72,552    $    77,402    $   165,800    $    83,935    $   399,689
  Gross profit                        45,304         47,887        110,793         77,870        281,854
  Operating expenses               1,753,057      1,903,244      1,627,386      1,559,021      6,842,708
  Net loss                        (1,526,638)    (1,726,073)    (1,361,035)    (1,311,979)    (5,925,725)
  Net loss per share             $      (.17)   $      (.19)   $     (.15)    $     (.15)    $      (.66)
  Shares used in computing net
    loss per share                 8,916,947      8,923,566      8,950,388      8,992,972      8,945,968


         Quarterly and annual loss per share are computed independently based upon the applicable number of weighted average common shares and share equivalents for each period.

                                     ANNEX V

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    --------

                                   FORM 10-K/A
                                 AMENDMENT NO. 1

(Mark One)

/X/ Annual Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 [Fee Required] For the fiscal year ended: June 30, 1995

                                       OR

/ / Transition Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 [No Fee Required] For the transition period from ____________ to
____________

                         Commission File Number 0-19806

                                    --------

                                CYBERONICS, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                            76-0236465
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                           Identification Number)

17448 Highway 3, Ste. 100, Webster, Texas                      77598-4135
(address of principal executive offices)                       (zip code)

       Registrant's telephone number, including area code: (713) 332-1375

        SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT: None

 SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT: Common Stock,
                                 $.01 par value
                                (Title of Class)

                                    --------

         Indicate by check mark if disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes  X  No    .
    ---    ---

         The aggregate market value of voting stock held by non-affiliates of the registrant as of September 19, 1995, was $18,359,376 based upon the last sales price reported for such date on the NASDAQ National Market System. For purposes of this disclosure, shares of Common Stock held by persons who hold more than 5% of the outstanding shares of Common Stock and shares held by officers and directors of the registrant, have been excluded in that such persons may be deemed to be affiliates. This determination is not necessarily conclusive.

         At October 13, 1995, registrant had outstanding 9,501,085 shares of Common Stock.

                                    --------

================================================================================

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

         Information regarding executive officers is included in Part I hereof under the caption "Executive Officers of the Registrant" and is incorporated by reference into this Item 10.

         The names and certain information about the Company's directors are set forth below:

                                                                                   DIRECTOR
        NAME                  AGE           PRINCIPAL OCCUPATION                     SINCE
- ------------------------      ---    -------------------------------------------   --------
Reese S. Terry, Jr. ........   53    Chairman of the Board, Executive Vice
                                     President and Secretary of the Company           1987
Robert P. Cummins ..........   42    Chief Executive Officer and President
                                     of the Company; General Partner, Vista
                                     Partners, L.P. and Vista III Partners, L.P.      1988
Thomas A. Duerden, Ph.D. ...   65    Independent Business Consultant                  1988
Dennis J. Gorman ...........   37    General Partner, Sevin Rosen Funds               1988

         Except as set forth below, each of the nominees has been engaged in the principal occupation described above during the past five years. There is no family relationship between any director or executive officer of the Company.

         Mr. Terry co-founded the Company in December 1987 and served as a Director and Chief Executive Officer of the Company until February 1990, when he became Chairman of the Board and Executive Vice President. In May 1995, Mr. Terry assumed the additional duties of President and Chief Executive Officer until Mr. Cummins was appointed to these positions in September, 1995. Mr. Terry has also served as Secretary of the Company from its inception and served as Chief Financial Officer of the Company from its inception until July 1992. He has over 25 years experience in the implantable medical device and electronics industry. From 1976 to 1986, Mr. Terry held executive positions with Intermedics, Inc., a medical device and electronics company, including serving as Vice President of Engineering, Vice President of Corporate Technical Resources and, most recently, as Vice President of Quality. Mr. Terry holds a B.S. and an M.S. in electrical engineering from the University of Kentucky.

         Mr. Cummins became a director of the Company in June 1988. He was appointed to be the President and Chief Executive Officer of the Company on September 21, 1995. Until September, 1995, he was also a general partner of Vista Partners, L.P., a venture capital partnership which he joined in 1984, a general partner of Vista III Partners, L.P., a venture capital firm formed in 1986 and Vice President of Vista Ventures Inc., a venture capital advisory firm. Mr. Cummins is a director of Sigma Circuits Inc., a public company. Mr. Cummins holds a B.A. in government from Dartmouth College, and an M.B.A. from the University of Illinois.

         Dr. Duerden is an independent business consultant and has been a director of the Company since March 1989. From 1979 through 1988, Dr. Duerden served as Chairman and Chief Executive Officer of Electro Biology, Inc., an orthopedic device company. From December 1988 through January 1990, Dr. Duerden served as Chairman of the

Board and Chief Executive Officer of Tonometrics, Inc., a medical diagnostic device company. Dr. Duerden holds a B.S. and a Ph.D. in physics from Manchester University.

               Mr. Gorman has been a director of the Company since March 1988. Mr. Gorman is a general partner of the partnership that controls Sevin Rosen Fund III, L.P. and other venture capital funds affiliated with Sevin Rosen Management Company, a position he has held since 1984. Mr. Gorman holds an S.B. and an S.M. in electrical engineering and computer science, and a masters degree in business from the Massachusetts Institute of Technology.

BOARD MEETINGS AND COMMITTEES

         The Board of Directors of the Company held a total of twelve meetings, and acted by written consent one time, during the fiscal year ended June 30, 1995. The Board has an Audit Committee and a Compensation Committee. There is no nominating committee or other committee performing a similar function.

         The Audit Committee, which consisted of Dennis J. Gorman and Mitchell
J. Blutt, a former director of the Company met one time during the fiscal year ended June 30, 1995. This Committee recommends engagement of the Company's independent public accountants and is primarily responsible for approving the services performed by such accountants and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls. The Audit Committee currently consists of directors Dennis J. Gorman and Thomas
A. Duerden.

         The Compensation Committee, which consisted of directors Robert P. Cummins and Thomas A. Duerden in fiscal 1995, met or acted by unanimous written consent seven times during the last fiscal year. This Committee establishes salary and incentive compensation of the executive officers of the Company and administers the Company's employee benefit plans. The Compensation Committee currently consists of directors Dennis J. Gorman and Thomas A. Duerden.

         During the fiscal year ended June 30, 1995, no current director missed more than one meeting of the Board of Directors or Committee on which such director served.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission (the "SEC"). Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms received by it, the Company believes that, for the fiscal year ended June 30, 1995, all Section 16(a) filing requirements applicable to its officers, directors and ten-percent stockholders were complied with, except that Forms 5 for Mr. Terry, Mr. Martin, Mr. Bakewell and Mr. Ford were filed late.

ITEM 11. EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth the compen-sation paid by the Company for the year ended June 30, 1995 to the Chief Executive Officer of the Company for fiscal 1995 and each of the other most highly compensated executive officers of the Company whose total compensation exceeded $100,000 (collectively, the "Named Executive Officers"):

                                                                                    LONG-TERM
                                                                                  COMPENSATION
                                                                                     AWARDS
                                                                                  ------------
                                                        ANNUAL COMPENSATION        SECURITIES
                                             FISCAL   ----------------------       UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                   YEAR    SALARY ($)    BONUS ($)       OPTIONS (#)    COMPENSATION
- ---------------------------                  ------   ----------    ---------      ------------    ------------
  Allen W. Hill(1) .......................    1995     $170,290     $10,190          25,000          $24,500(2)
    President and Chief Executive Officer     1994      174,524       2,234            --              --
                                              1993      150,643        --            37,500            --

  Reese S. Terry, Jr .....................    1995      127,746      11,158          20,000            5,544(3)
    Chairman of the Board and Executive       1994      121,763       2,234            --              --
    Vice President                            1993      115,340        --              --              --

  Remi E. Martin .........................    1995      139,851      33,843          20,000            --
    Vice President, International             1994      100,000      10,862(4)         --              --
                                              1993      100,000        --              --             9,403(5)

  John K. Bakewell(6) ....................    1995      101,620       8,630          55,000             226(3)
    Vice President Finance and Adminis-       1994       96,380      12,234            --              --
    tration and Chief Financial Officer       1993       13,159        --            45,000            --

  Stephen D. Ford ........................    1995       98,762       8,158          45,000             220(3)
    Vice President, Manufacturing             1994       95,000       2,234            --              --
                                              1993       80,417        --            20,000            --

- -------------------------------
(1) Mr. Hill resigned from the Company effective May 5, 1995. Reese S. Terry assumed the responsibilities of president and chief executive officer from May 5, 1995 to September 21, 1995. Robert P. Cummins, the Company's current chief executive officer was appointed chief executive officer on September 21,1995.

(2) Mr. Hill received $24,500 during the fiscal year ended June 30, 1995 pursuant to his separation agreement. See "--Employment Agreements."

(3)      Represents premium paid by the Company for term life insurance.

(4) Includes $2,234 paid pursuant to the Company-wide bonus plan and $8,628 paid pursuant to a sales-related plan applicable only to Mr. Martin.

(5)      Consists of sales commissions paid.

(6) Mr. Bakewell joined the Company in May 1993. Mr. Bakewell's bonus in fiscal 1994 includes a $10,000 bonus related to Mr. Bakewell's relocation to Houston.

         Option Grants in Last Fiscal Year. The following table sets forth each grant of stock options made during the year ended June 30, 1995 to each of the Named Executive Officers:

                                                 INDIVIDUAL GRANTS                              POTENTIAL REALIZABLE
                          ------------------------------------------------------------           VALUE AT ASSUMED
                          NUMBER OF       PERCENT OF                                            ANNUAL RATES OF STOCK
                          SECURITIES     TOTAL OPTIONS                                           PRICE APPRECIATION
                          UNDERLYING      GRANTED TO        EXERCISE                            FOR OPTION TERM ($)(1)
                           OPTIONS       EMPLOYEES IN        PRICE          EXPIRATION        ------------------------
         NAME             GRANTED (#)     FISCAL YEAR        ($/SH)            DATE             5%              10%
- -----------------------   --------------------------------------------------------------------------------------------
  Allen W. Hill .......     25,000            4.5%        4.75              8/01/95(2)          --               --

  Reese S. Terry, Jr ..     20,000            3.6%        4.75              9/21/04           59,745          151,406

  Remi E. Martin ......     20,000            3.6%        4.75              9/21/04           59,745          151,406

  John K. Bakewell ....     15,000            2.7%        4.75              9/21/04           44,809          113,554
                            15,000            2.7%        3.50             12/09/04           33,017           83,671
                            25,000            4.5%        3.25              5/02/05           51,098          129,492

  Stephen D. Ford .....     20,000            3.6%        4.75              9/21/04           59,745          151,406
                            25,000            4.5%        3.2               5/02/05           51,098          129,492

- ---------------
(1) Potential realizable value is based on an assumption that the stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

(2) Mr. Hill resigned from the Company effective May 5, 1995. All of the unexercised options held by Mr. Hill expired 90 days after his resignation.


         Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Values. The following table sets forth, for each of the Named Executive Officers, each exercise of stock options during the fiscal year ended June 30, 1995 and the year-end value of unexercised options:

                                                                  NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                              SHARES                             UNDERLYING-UNEXERCISED                IN-THE-MONEY
                             ACQUIRED            VALUE        OPTIONS AT FISCAL YEAR-END:       OPTIONSAT FISCAL YEAR-END:
          NAME            ON EXERCISE(#)    REALIZED-($)(1)  EXERCISABLE/UNEXERCISABLE(#)(2)  EXERCISABLE/UNEXERCISABLE($)(3)
  ------------------      --------------    ---------------  -------------------------------  -------------------------------
  Allen W. Hill              317,500          $1,149,350               -- / --                             -- / --
  Reese S. Terry, Jr.           --                  --                 -- / 20,000                         -- / --
  Remi E. Martin                --                  --             41,250 / 53,750                   $157,988 / $129,263
  John K. Bakewell              --                  --             20,250 / 79,750                   $  1,500 / $ 44,750
  Stephen D. Ford               --                  --             24,917 / 65,083                   $ 24,375 /  $44,375

- -------------------
(1) Represents market value of underlying securities at date of exercise less option exercise price.

(2) Options granted by the Company are generally exercisable by the Optionee ahead of vesting. Unvested shares purchased on exercise of an option are subject to a repurchase right of the Company, and may not be sold by an optionee until vested. Options indicated as "Exercisable" are those options which were both vested and exercisable as of June 30, 1995. All other options are indicated as "Unexercisable."

(3) Market value of underlying securities at fiscal year-end ($4.50/per share) minus the exercise price.

BOARD COMPENSATION

         Directors do not receive any cash compensation for their services as members of the Board of Directors. Nonemployee directors are automatically granted options to purchase 2,000 shares of the Company's Common Stock on a yearly basis pursuant to the terms of the Company's 1988 Incentive Stock Plan. Pursuant to the Option Plan, on June 1, 1995 each nonemployee director was automatically granted an option to purchase 2,000 shares of Common Stock at an exercise price of $4.00 per share.

EMPLOYMENT AGREEMENTS

         The Company entered into a separation agreement with Allen Hill effective as of May 5, 1995 pursuant to which Mr. Hill received $15,167 per month beginning on June 5, 1995 and ending on September 5, 1995.

         The Company entered into Change of Control Agreements with Mr. Bakewell and Mr. Ford, both Named Executive Officers, in May 1995, pursuant to which such officers will receive an amount equal to 50% of his then-current annual salary in the event of any change of control of the Company before May 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Mr. Hill, although not a member of the Compensation Committee, assisted the Compensation Committee in assessing the Company's executive compensation structure, other than with respect to himself.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth as of October 13, 1995 certain information with respect to the beneficial ownership of the Company's Common Stock (i) by each person known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) by each director of the Company, (iii) by each of the Named Executive Officers and (iv) by all directors and executive officers as a group. Except as otherwise noted below, the Company knows of no agreements among its stockholders which relate to voting or investment of its shares of Common Stock.

                                                           SHARES OF COMMON STOCK
                                                            BENEFICIALLY OWNED(1)
                                                         -------------------------
  DIRECTORS, EXECUTIVE OFFICERS AND                                     PERCENTAGE
      FIVE PERCENT STOCKHOLDERS                           NUMBER         OWNERSHIP
- -------------------------------------------              ---------      ----------
  Vista III, L.P.(2)                                     1,573,204         16.6%
    36 Grove Street
    New Canaan, CT 06840

  Sevin Rosen Fund III, L.P.(3)                          1,368,750         14.4%
  Dennis J. Gorman(4)                                    1,378,350         14.5%
    Two Galleria Tower
    13455 Noel Road
    Dallas, TX 75240

  Pfizer Hospital Products Group, Inc.                   1,106,849         11.6%
    235 East 42nd Street
    New York, NY 10017

  Reese S. Terry, Jr.(5)                                   940,165          9.9%
    c/o Cyberonics, Inc.
    17448 Highway 3, Suite 100
    Webster, TX 77598-4135

  Chemical Venture Capital Associates                      517,198          5.4%
    270 Park Avenue, 5th Floor
    New York, NY 10012

  Robert P. Cummins(6)                                      16,000           *

  Allen W. Hill(7)                                         342,081          3.6%

  Remi E. Martin(8)                                         56,920           *

  John K. Bakewell(9)                                       32,672           *

  Stephen D. Ford(10)                                       38,550           *

  Thomas A. Duerden, Ph.D.(11)                              29,500           *

  All officers and directors as a group                  2,844,155         29.5%
    (8 persons)(12)

- -------------------------------
* Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options and warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Mr. Cummins, the chief executive officer and a director of the Company, is a limited partner of the partnership that controls Vista III, L.P.
         (3) Mr. Gorman, a director of the Company, is a general partner of the partnership that controls Sevin Rosen Fund III, L.P.

(4) Includes 1,368,750 shares owned by Sevin Rosen Fund III, L.P. Mr. Gorman, a director of the Company, is a general partner of the partnership that controls Sevin Rosen Fund III, L.P. Mr. Gorman disclaims beneficial ownership of the shares held by Sevin Rosen Fund III, L.P. except to the extent of his proportionate interest in that fund. Also includes 1,800 shares owned by Mr. Gorman's wife's self directed IRA. Also includes 6,000 shares subject to options exercisable within 60 days of October 13, 1995.

(5) Includes 148,500 shares held in trusts for the benefit of Mr. Terry's children of which Mr. Terry serves as trustee. Also includes 4,165 shares subject to options exercisable within 60 days of October 13, 1995.

(6) Includes 6,000 shares subject to options exercisable within 60 days of October 13, 1995.

(7)      Mr. Hill resigned from the Company effective May 5, 1995.

(8) Includes 43,750 shares subject to options exercisable within 60 days of October 13, 1995.

(9) Includes 31,542 shares subject to options exercisable within 60 days of October 13, 1995.

(10) Includes 36,082 shares subject to options exercisable within 60 days of October 13, 1995.

(11) Includes 6,000 shares subject to options exercisable within 60 days of October 13, 1995.

(12) Includes 143,456 shares subject to options held by executive officers and directors which are exercisable within 60 days of October 13, 1995. Also includes shares which may be determined to be beneficially owned by officers and directors. See Notes 3, 5, and 7. Excludes shares held by Allen Hill, who resigned from the Company effective May 5, 1995.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Certain stockholders of the Company, including Messrs. Hill and Terry and venture capital firms affiliated with directors Cummins and Gorman, are entitled to certain registration rights with respect to the Common Stock and certain stock options held by them.

         The Company's Bylaws provide that the Company is required to indemnify its officers and directors to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary, and that the Company is required to advance expenses to its officers and directors as incurred. Further, the Company has entered into indemnification agreements with its officers and directors. The Company believes that its charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

         The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and its officers, directors, principal stockholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned thereunto duly authorized.

                                          Registrant

                                          CYBERONICS, INC.


October 26, 1995                          BY:  /s/ Reese S. Terry, Jr.
                                               --------------------------------
                                               Reese S. Terry, Jr.
                                               Chairman of the Board, Executive
                                               Vice President and Secretary

Pursuant to the requirements of the Securities Exchange Act of 1934, this amendment has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

         Signature                                 Capacity in Which Signed                      Date
- -----------------------------           -----------------------------------------------     ----------------
/s/ Robert P. Cummins                   President, Chief Executive Officer and Director     October 26, 1995
- -----------------------------                   (Principal Executive Officer)
Robert P. Cummins

*/s/ John K. Bakewell                      Vice President, Finance and Administration       October 26, 1995
- -----------------------------                    and Chief Financial Officer
John K. Bakewell                          (Principal Financial and Accounting Officer)

*/s/ Reese S. Terry, Jr.                                 Director                           October 26, 1995
- -----------------------------
Reese S. Terry, Jr.

*/s/ Thomas A. Duerden                                   Director                           October 26, 1995
- -----------------------------
Thomas A. Duerden, Ph.D.

*/s/ Dennis J. Gorman                                    Director                           October 26, 1995
- -----------------------------
Dennis J. Gorman

*By: /s/ Reese S. Terry
- -----------------------------
Reese S. Terry, Jr., Attorney-in-Fact

                                    ANNEX VI

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-Q


(Mark One)

/X/       Quarterly report pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

For the fiscal quarter ended:  March 31, 1996 or

/ /       Transition report pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

For the transition period from                  to
                               ----------------    ----------------

Commission file number:  0-19806

                                CYBERONICS, INC.
             (Exact name of registrant as specified in its charter)

                  Delaware                                       76-0236465
  -----------------------------------------             ------------------------
      (State or other jurisdiction of                         (I.R.S. Employer
       incorporation or organization)                     Identification Number)


         17448 Highway 3, Suite 100
               Webster, Texas                                    77598-4135
  -----------------------------------------             ------------------------
  (address of principal executive offices)                       (zip code)


      Registrant's telephone number, including area code:  (713) 332-1375


Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes  /X/   No / /

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

             CLASS                                   OUTSTANDING AT MAY 1, 1996
 Common Stock - $0.01 par value                               9,511,295

================================================================================

                                CYBERONICS, INC.

                                     INDEX

                                                                                  Page No.
                                                                                  --------
         PART I.  FINANCIAL INFORMATION

Item 1   Financial Statements:
             Consolidated Balance Sheets
             March 31, 1996 (unaudited) and June 30, 1995 ......................    3
             Consolidated Statements of Operations (unaudited)
             three and nine months ended March 31, 1996 and 1995 ...............    4
             Consolidated Statements of Cash Flows (unaudited)
             nine months ended March 31, 1996 and 1995 .........................    5
             Notes to Consolidated Financial Statements ........................    6
Item 2   Management's Discussion and Analysis of Financial
         Condition and Results of Operations ...................................    8

         PART II.  OTHER INFORMATION

Item 6   Exhibits and Reports on Form 8-K ......................................   14

                         PART I - FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

                                CYBERONICS, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                      MARCH 31,       JUNE 30,
                                                                        1996           1995
                                                                   --------------  ------------
                                    ASSETS                                         (unaudited)

 Cash and cash equivalents .....................................   $  4,273,134    $  8,862,993


 Securities held to maturity ...................................           --         1,029,898
 Accounts receivable ...........................................        467,211         339,658
 Inventories ...................................................        620,129         605,556

 Prepaid expenses ..............................................        230,642         267,306

                                                                   ------------    ------------
       Total current assets ....................................      5,591,116      11,105,411
 Securities held to maturity ...................................        219,201       1,959,728

 Property and equipment, net ...................................        362,275         481,975
 Other assets, net .............................................         11,987          13,479

                                                                   ------------    ------------
                                                                   $  6,184,579    $ 13,560.593
                                                                   ============    ============

                     LIABILITIES AND STOCKHOLDERS' EQUITY
 Accounts payable ..............................................   $     57,014    $    574,915
 Accrued liabilities ...........................................      1,616,252       1,480,497
 Capital lease obligations .....................................           --            61,626
                                                                   ------------    ------------
       Total current liabilities ...............................      1,673,266       2,117,038
 Commitments and contingencies

 Stockholders' equity:
   Preferred stock, $.01 par value, 2,500,000 shares authorized;
     none issued or outstanding ................................           --              --
   Common stock, $.01 par value, 25,000,000 shares authorized;
     9,509,345 and 9,499,261 shares issued and outstanding at
     March 31, 1996 and June 30, 1995, respectively ............         95,093          94,993
   Additional paid-in capital ..................................     39,194,453      39,329,006

   Deferred compensation .......................................         (7,136)       (131,800)
   Accumulated deficit .........................................    (34,753,862)    (27,808,921)
   Cumulative translation adjustments ..........................        (17,235)        (39,723)

                                                                   ------------    ------------
       Total stockholders' equity ..............................      4,511,313      11,443,555
                                                                   ------------    ------------
                                                                   $  6,184,579    $ 13,560,593
                                                                   ============    ============

                See accompanying notes to financial statements.

                                CYBERONICS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)


                                                                        For the Three                For the Nine
                                                                        Months Ended                 Months Ended
                                                                          March 31,                   March 31,
                                                               --------------------------    --------------------------
                                                                    1996          1995           1996          1995
 Net sales .................................................   $   292,818    $   282,721    $   885,364    $   569,328
 Cost of goods sold ........................................        71,615         88,707        227,934        185,851
                                                               -----------    -----------    -----------    -----------
 Gross profit ..............................................       221,203        194,014        657,430        383,477

 Operating expenses:
     Research and development ..............................     1,999,229      1,310,138      6,035,392      3,674,720
     Selling, general and ..................................       665,947        680,074      1,936,456      1,975,432
      administrative .......................................          --             --             --
         Total operating expenses  .........................     2,665,176      1,990,212      7,971,848      5,650,152
                                                               -----------    -----------    -----------    -----------
 Loss from operations ......................................    (2,443,973)    (1,796,198)    (7,314,418)    (5,266,675)
 Interest income, net ......................................       168,606        178,128        438,593        483,364
 Other expense .............................................       (64,929)        (3,227)       (69,116)       (13,971)
                                                               -----------    -----------    -----------    -----------
 Net loss ..................................................   $(2,340,296)   $(1,621,297)   $(6,944,941)   $(4,797,282)
                                                               ===========    ===========    ===========    ===========
 Net loss per share ........................................   $     (0.25)   $     (0.17)   $     (0.73)   $     (0.53)
                                                               ===========    ===========    ===========    ===========
 Shares used in computing
   net loss per share ......................................     9,509,345      9,268,992      9,504,508      9,129,051
                                                               ===========    ===========    ===========    ===========


                See accompanying notes to financial statements.

                                CYBERONICS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                                  FOR THE NINE MONTHS ENDED
                                                                                          MARCH 31,
                                                                                 ---------------------------
                                                                                    1996            1995
                                                                                 -----------    ------------
 Cash Flow From Operating Activities:
   Net loss ..................................................................   $(6,944,941)   $ (4,797,282)
   Non-cash items included in net loss:
     Depreciation and amortization ...........................................       171,350         207,087
     Compensation expense (income) related to certain stock options and
       common stock issuances ................................................       (42,100)         68,400
   Change in operating assets and liabilities:
     Accounts receivable .....................................................      (127,553)       (179,321)
     Inventories .............................................................       (14,573)       (193,483)
     Prepaid expenses ........................................................        36,664           2,908
     Accounts payable and accrued liabilities ................................      (382,146)         24,748
                                                                                 -----------    ------------
         Net Cash Used In Operating Activities ...............................    (7,303,299)     (4,866,943)
 Cash Flow From Investing Activities:
   Purchases of property and equipment .......................................       (51,650)       (160,216)
   Purchases of marketable securities ........................................    (2,393,740)     (4,423,490)
   Maturities of marketable securities .......................................     5,164,165      10,570,801
                                                                                 -----------    ------------
         Net Cash Provided By Investing Activities ...........................     2,718,775       5,987,095
 Cash Flow From Financing Activities:
   Proceeds from issuance of Common Stock ....................................        32,311          74,738
   Payments of capital lease obligations .....................................       (61,626)        (95,175)
   Other .....................................................................         1,492           6,888
                                                                                 -----------    ------------
         Net Cash Used In Financing Activities ...............................       (27,823)        (13,549)

 Effect of  exchange rate changes on cash and cash equivalents ...............        22,488          16,023
                                                                                 -----------    ------------
         Net (decrease) increase in cash and cash equivalents ................    (4,589,859)      1,122,626

 Cash and cash equivalents, at beginning of period ...........................     8,862,993       4,608,063
                                                                                 -----------    ------------
 Cash and cash equivalents, at end of period .................................   $ 4,273,134    $  5,730,689
                                                                                 ===========    ============


                See accompanying notes to financial statements.

                                CYBERONICS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

                                 March 31, 1996

NOTE 1 - BASIS OF PRESENTATION:

         The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information, and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the full year ending June 30, 1996. The financial information presented herein should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended June 30, 1995.

NOTE 2 - CASH, CASH EQUIVALENTS AND INVESTMENTS:

         At March 31, 1996 and June 30, 1995, the Company's entire investment portfolio consisted of securities held to maturity. Securities held to maturity are primarily various types of corporate bonds, floating rate notes and asset-backed investments with various maturity dates over the next 18 months and have a fair market value of $206,683 and a gross unrealized holding loss of $12,518 at March 31, 1996.

NOTE 3 - REVENUE RECOGNITION:

         Revenue from product sales is generally recognized upon shipment to the customer. Domestic sales depend entirely upon the Company conducting clinical trial activities under arrangements with certain investigational centers, some of which receive research funding from the Company. Arrangements with certain investigational centers employ risk-sharing provisions. Domestic sales made under risk-sharing arrangements are deferred until Cyberonics receives payment from the centers and the centers in turn receive third-party reimbursement or satisfy other terms set forth in their respective arrangements. Sales, net of risk-sharing provisions, for the nine months ended March 31, 1996 consisted of $775,833 from international markets and $109,531 from domestic risk-sharing arrangements.

NOTE 4 - INVENTORIES:

         Inventories consist of the following:

                                                        March 31, 1996  June 30, 1995
                                                        --------------  -------------
                                                         (unaudited)
 Raw materials and components ........................     $297,310       $259,402
 Work-in-process .....................................      207,429        180,944
 Finished goods ......................................      115,390        165,210
                                                           --------       --------
                                                           $620,129       $605,556
                                                           ========       ========

         NOTE 5 - ACCRUED LIABILITIES:

         Accrued liabilities are as follows:

                                                         March 31, 1996     June 30, 1995
                                                         --------------     -------------
                                                          (unaudited)
 Clinical costs ......................................      $1,130,341      $  804,587
 Payroll and other compensation ......................         157,481         297,977
 Professional services ...............................         105,588         144,000
 Customer deposits ...................................          61,116          85,279
 Warranties ..........................................         148,204         106,635

 Other ...............................................          13,522          42,019

                                                            ----------      ----------
                                                            $1,616,252      $1,480,497
                                                            ==========      ==========


NOTE 6 - AGREEMENT AND PLAN OF MERGER:

         On April 8, 1996, the Company and St. Jude Medical, Inc. ("St. Jude") entered into an Agreement and Plan of Merger (the "Merger Agreement") and a Common Stock Purchase Agreement (the "Stock Purchase Agreement"). Pursuant to the Stock Purchase Agreement, upon approval of the Merger Agreement by holders of a majority of the Company's outstanding Common Stock, St. Jude will purchase 2,181,818 shares of the Company's newly-issued Common Stock for $5.50 per share, providing proceeds to the Company of $12 million before deducting commissions and other offering costs. Subject to approval by the Company's stockholders and certain regulatory approvals, the Merger Agreement gives St. Jude the right, but not the obligation, to acquire the Company on or before October 18, 1996 in a merger pursuant to which the holders of Company Common Stock (other than St. Jude) will receive cash totaling approximately $72 million.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         This Quarterly Report on Form 10-Q contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of important factors. For a discussion of important factors that could affect the Company's results, please refer to the Summary section and financial statement line item discussions below. Readers are also encouraged to refer to the Company's Annual Report on Form 10-K (including the Form 10-K/A filed with respect thereto) for a further discussion of the Company's business and the risks and opportunities attendant thereto.

SUMMARY

         Cyberonics was founded in 1987 to design, develop and bring to market medical devices which provide a novel therapy, vagus nerve stimulation, for the treatment of epilepsy and other debilitating neurological disorders. Clinical trials of the Company's investigational NeuroCybernetic Prosthesis ("NCP(R)" System) began with the first patient implant in November 1988 under an Investigational Device Exemption ("IDE") from the United States Food and Drug Administration ("FDA"). The Company has been unprofitable to date, has had minimal revenues and expects to incur operating losses through the next several years due to continuing requirements for research and development activities (including product and process development and clinical trials and related regulatory activities), sales and marketing activities and manufacturing start-up. For the period from inception through March 31, 1996, the Company had incurred a cumulative net deficit of approximately $34.8 million.

         Cyberonics is continuing the clinical testing of the NCP System under its IDE from the FDA. In January 1994, the Company announced that its amended PMA application was accepted for filing by the FDA. While the amended PMA application has been accepted for filing, the FDA further informed the Company that, based on its initial scientific review of the amended PMA application, there were "significant deficiencies" in the submission and that an amendment containing certain additional clinical and technical information must be provided before the regulatory review process could continue.

         In response to further discussions with the FDA, the Company announced in July 1994 that it would initiate an additional confirmatory U.S. clinical trial for the NCP System. Based on these discussions with the FDA, this study is an additional requirement of the FDA's regulatory approval process for the NCP System for the treatment of epilepsy patients experiencing refractory partial seizures.

         In October 1994, the Company announced that the FDA had requested that Cyberonics submit a request to withdraw its PMA application and resubmit an application at such time the company has completed its additional study. In January 1995, the Company announced that the FDA had agreed that Cyberonics' initial PMA application need not be voluntarily withdrawn. The decision allows the Company's PMA application to remain active during the course of the additional study and decreases the likelihood of needing to repeat the major regulatory steps required for full PMA submission and filing acceptance. At that time, the Company also announced the submission of a major PMA amendment responding to the FDA's questions regarding the PMA application that was accepted for filing in January 1994.

         In January 1995, the Company also announced that it had received permission to begin enrolling patients into its additional confirmatory trial, under which an additional 265 patients were targeted for enrollment at 20 major investigational centers in the United States. Approximately 190 to 200 patients are expected to complete the confirmatory trial. Completion of the trial and submission of the data is expected to take at least through the fall of 1996, and may take significantly longer.

         In October 1995, the Company announced that the FDA had completed its scientific review of the PMA application as currently on file, including the aforementioned PMA amendment responding to previously received FDA questions. The findings of the review, as communicated in written correspondence from the FDA call for Cyberonics to complete and submit the results of its ongoing additional clinical study and to provide clarifications and additional information on the existing PMA application.

         There can be no assurance that the Company will adequately address the concerns raised by the FDA, or that additional concerns will not be raised by the FDA in the future. The timing of the PMA approval process is unpredictable and there can be no assurance as to when or whether the Company will receive pre-market approval. The Company is currently clinically testing the NCP System under an Investigational Device Exemption ("IDE") from the FDA and cannot commence marketing or commercial sales of the NCP System in the United States until it receives pre-market approval from the FDA. The Company's business, financial condition and results of operations are critically dependent upon receiving FDA approval of the Company's PMA application.

         Cyberonics is pursuing government and third-party reimbursement approvals for the NCP System in the United States and in international markets. The Company believes that such approvals will be critical to market acceptance of the NCP System when and if regulatory approvals are obtained. There can be no assurance that third-party reimbursement will be available to enable the Company to successfully market the NCP System in the United States when and if the Company's PMA is approved or, if available, that the level of reimbursement will be sufficient to enable the Company to sell the NCP System on a profitable basis.

         The health care industry in the United States is undergoing substantial change, and there is substantial uncertainty and turmoil surrounding the issues of funding, reimbursement and regulatory approval.
While the Company believes that the NCP System will be favorably viewed in the context of the changing health care industry, there can be no assurances that the pending health care reforms will not adversely affect regulatory or reimbursement approvals for the NCP System. The Company does not expect to achieve significant sales unless and until both regulatory and reimbursement approvals are obtained for the NCP System and even if such approvals are obtained, there can be no assurance the Company will achieve significant sales.

         In June 1994, the Company was granted regulatory approval to market the NCP System in the original twelve-member countries of the European Union after having obtained "CE marking," the designation of market approval now universally accepted by all European Union member countries. The Company has obtained government and third-party reimbursement approval in certain of the European Union member countries and is continuing to pursue full reimbursement approval for substantially all of the remaining European Union member countries. The Company does not believe that significant sales volume can be generated without full reimbursement approval. There can be no assurances as to when or whether such reimbursement will be obtained in any of these European Union member countries or, if obtained, whether the levels of reimbursement will be sufficient to enable the Company to sell the NCP System on a profitable basis.

         The Company believes that existing and future antiepileptic drug compounds will be the primary competition for its NCP System, although the Company could also face competition from other medical devices. Three new antiepileptic drugs, felbamate, gabapentin and lamotrigine recently received FDA approval. No other major antiepileptic drugs have been introduced in the United States since 1978. In August 1994, the manufacturer of felbamate announced that, in conjunction with recommendations from the FDA, it was advising that patients be withdrawn from the drug based on reports of serious complications. There can be no assurance that the NCP System will achieve market acceptance for the treatment of epilepsy or any other indication.

         The Company relies upon sole source suppliers for certain of the key components and materials used in its products. The Company routinely experiences discontinuation or unavailability of components and materials requiring qualification of alternative sources or, if no such alternative sources are identified, product design changes. Qualifying alternative sources and redesigning products can be time consuming. In addition, such changes generally require regulatory submissions and approvals. Specifically, the Company is aware of future product design changes that will be required to incorporate a new battery and microprocessor into the NCP Generators' circuitry. Although the Company believes that these changes will be made without disruption, any extended delays in or inability to secure alternate sources for these or other components and materials could result in product supply and manufacturing interruptions which could have a material adverse effect on the Company's ability to manufacture its products and therefore on its business, financial condition and results of operations.


LIQUIDITY AND CAPITAL RESOURCES

         From inception through February 1993 the Company financed its operations primarily through private placements of its securities and had raised approximately $16.5 million in net proceeds. In February 1993, the Company completed an initial public offering of 2,000,000 shares of its Common Stock, generating net proceeds to the Company of approximately $22 million. Additionally, through March 31, 1996, the Company has funded approximately $530,000 of its equipment needs with proceeds from an equipment lease agreement. The Company has no short- or long-term borrowings outstanding at March 31, 1996, and has no credit facilities available at this time.

         The Company expects to incur substantial additional costs related to clinical trials and regulatory activities, expansion of manufacturing capabilities, sales and marketing activities associated with preparation for United States and international market entry and product and process development. In addition, if regulatory and reimbursement approvals are obtained, the Company will incur substantial marketing and distribution expenses. The amount and timing of anticipated expenditures will depend upon numerous factors both within and outside of the Company's control. Factors within the Company's control include the nature and timing of additional clinical trials for partial seizures and for other indications, and the nature and timing of marketing and sales activities. Factors affecting the amount and timing of expenditures which are largely beyond the Company's control include the clinical trial and regulatory activities associated with the Company's effort to obtain FDA approval of its PMA application for partial seizures. Moreover, even if the Company obtains PMA approval for the NCP System for partial seizures, the Company's ability to generate income from operations will be dependent upon obtaining reimbursement approval from government and third-party payors as well as receiving market acceptance for the NCP System. Therefore, while the Company believes that its current resources will be sufficient to fund its operations at least through the remainder of its current fiscal year ending June 30, 1996, the Company will require additional funds after that date.

         On April 8, 1996, the Company and St. Jude Medical, Inc. ("St. Jude") entered into an Agreement and Plan of Merger (the "Merger Agreement") and a Common Stock Purchase Agreement (the "Stock Purchase Agreement"). Pursuant to the Stock Purchase Agreement, upon approval of the Merger Agreement by holders of a majority of the Company's outstanding Common Stock, St. Jude will purchase 2,181,818 shares of the Company's newly-issued Common Stock at $5.50 per share, representing a cash investment in the Company of $12 million before deducting commissions and other offering costs. The Company believes that the proceeds from this investment, if and when received, will be sufficient to fund its operations as an independent entity through at least June 30, 1997. In the event that the Company's stockholders do not approve the Merger Agreement and, as a result, St. Jude does not make the equity investment, the Company will need to raise additional capital from other sources. Moreover, even if the St. Jude investment is consummated, the Company would need to raise additional capital in the event that the Merger is not consummated. The availability of financing will depend upon a number of important factors, including the state of the United States capital markets and economy in general and the health care and medical device segments in particular, the status of the Company's international sales activities and the status of the Company's clinical and regulatory activities. There can be no assurance that the Company will be able to raise such capital when needed or that the terms upon which capital will be available will be favorable to the Company.

         In addition to providing the Company with $12 million of additional capital upon stockholder approval, the Merger Agreement further gives St. Jude the right, but not the obligation, to acquire the Company on or before October 18, 1996 in a merger pursuant to which the holders of Company Common Stock (other than St. Jude) will receive cash totaling approximately $72 million.

         The Company's liquidity will continue to be reduced as amounts are expended for continuing clinical trials and related regulatory affairs, manufacturing start-up, product and process development, and expansion of sales and marketing activities. While not currently anticipated, the Company's liquidity could also be substantially reduced if significant amounts were expended for additional facilities and equipment.

RESULTS OF OPERATIONS

         Net Sales. Cyberonics has been granted regulatory approval to market and sell the NCP System internationally in the original twelve member countries of the European Union (the United Kingdom, Germany, The Netherlands, France, Spain, Italy, Belgium, Denmark, Greece, Portugal, Ireland and Luxembourg) and has permission to sell in certain other international markets including Sweden, Norway, Switzerland, Israel, Australia, South Africa, Hong Kong and China. Cyberonics is engaged in obtaining reimbursement approvals from the various health care provider systems that exist in these countries and has received partial or complete reimbursement approvals in a number of these markets. During the year ending June 30, 1996, the Company expects that the substantial majority of its net sales will be generated from its international markets, the extent of which will depend, in part, on the success of future efforts to obtain broader international reimbursement approval and additional countries' regulatory approvals.

         In the United States, the Company has permission from the FDA to sell the NCP Systems used in clinical trials for up to $6,000 per system. Given the experimental nature of the device, the Company believes that widespread reimbursement from government and third party payors is unlikely in connection with its clinical studies. Therefore, the Company has not aggressively sought to sell the NCP Systems used in the clinical studies. The Company does not expect to achieve significant sales unless and until both regulatory and reimbursement approvals are obtained for the NCP System.

         Net sales for the three months ended March 31, 1996 totaled $292,818 compared to $282,721 for the three months ended March 31, 1995. Net sales for the nine months ended March 31, 1996 totaled $885,364 compared to $569,328 in the same period of the prior year. Domestic sales depend entirely upon the Company conducting clinical trial activities under arrangements with certain investigational centers, some of which receive research funding from the Company. Domestic sales made in connection with such clinical studies have been limited to date and are expected to decline in the future as the Company is not presently seeking reimbursement for implants associated with its current United States clinical trial. Arrangements with certain investigational centers employ risk-sharing provisions. Domestic sales made under risk-sharing arrangements are deferred until Cyberonics receives payment from the centers and the centers in turn receive third-party reimbursement or satisfy other terms set forth in their respective arrangements. Sales, net of deferred risk-sharing provisions, for the nine months ended March 31, 1996, consisted of $775,833 from international markets and $109,531 from domestic risk-sharing arrangements.

         Gross Profit. In determining gross profit, cost of sales is calculated primarily to include the acquisition cost of raw materials and components, direct labor and allocated manufacturing overhead. Direct labor and overhead constitute a substantial majority of cost of sales. The Company is obligated to pay royalties ranging from 7% to 7.75% on the first $12 million in cumulative net sales, and from 4% to 4.75% thereafter. Minimum royalty obligations under the Company's license agreements totaled $46,000 during the year ended June 30, 1995, and will continue at or above this level in future years. Royalties up to the minimum amount are presently classified as research and development expenses. Any future amounts which may exceed this minimum will be included as a component of the Company's cost of sales.

         The Company's gross margin percentage was 75.5% for the three months ended March 31, 1996 compared to 68.6% for the prior year period. The improvement is attributable primarily to a shift in international sales mix toward markets where the Company sells its products directly, resulting in higher average selling prices and consequently, higher gross margins.
Continued fluctuations in gross margin percentages can be expected prior to the Company achieving commercial levels of production volume, particularly if the Company continues to experience period-to-period changes in unit production.

         Research and Development Expenses. Research and development expenses consist of both expenses related to the Company's product and process development efforts and expenses associated with conducting clinical trials and certain related regulatory activities. Research and development expenses totaled $1,999,229 and $1,310,138 during the three months ended March 31, 1996 and 1995, respectively. Research and development expenses were $6,035,392 and $3,674,720 during the nine months ended March 31, 1996 and 1995, respectively. The increased level of research and development expenditures is due primarily to the costs associated with the Company's confirmatory clinical trial which
was at its peak level of activity during the third quarter.   With the most
costly phases of the trial now being complete, the Company expects the costs associated with clinical and regulatory activities to decrease during the fourth quarter.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses totaled $665,947 and $680,074 during the three months ended March 31, 1996 and 1995, respectively. Selling, general and administrative expenses totaled $1,936,456 and $1,975,432 during the nine months ended March 31, 1996 and 1995, respectively. The third quarter decrease from period to period was primarily due to broad expense control efforts and a credit of approximately $110,000 related to deferred compensation amortization for unvested and expired employee stock options for terminated employees, mostly offset by additional expenditures for international marketing activities. The Company expects to incur higher selling, general and administrative expenses in developing its international market and in anticipation of regulatory and reimbursement approvals for the NCP System, and expects these expenses to increase significantly when and if such approvals are obtained.

         Interest Income, net. Net interest income totaled $168,606 and $178,128 during the three months ended March 31, 1996 and 1995, respectively, and $438,593 and $483,364 for the nine months ended March 31, 1996 and 1995, respectively. The Company expects to have interest income that will partially offset operating losses for several fiscal quarters.

         Other Income (Expense), net. Other expense totaled $64,929 and $3,227 during the three months ended March 31, 1996 and 1995, respectively, and $69,116 and $13,971 for the nine months ended March 31, 1996 and

1995, respectively. Other income (expense) consists of net gains and losses resulting from foreign currency transactions.

         Income Taxes.   Due to its net operating loss history, to date the
Company has incurred no income tax expense for financial reporting purposes. Current federal income tax regulations with respect to changes in ownership could limit the utilization of the Company's net operating loss carryforwards.

         Effect of Inflation. The Company believes that inflation has not had a material impact on its operating or financial ratios during the three and nine months ended March 31, 1996 as compared to the prior year periods.

                          PART II - OTHER INFORMATION


ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

         (a)     Exhibits.

                 10.1 Employment Agreement dated September 30, 1995 between the Company and Robert P. Cummins, as amended on January 10, 1996 and April 10, 1996.

                 10.2     Employment Retention Agreement dated September 30,
                          1995 between the Company and John K. Bakewell, as amended on April 10, 1996.

                 10.3 Change of Control Agreement dated May 8, 1995 between the Company and John K. Bakewell as amended on January
                          10, 1996 and April 10, 1996.

                 10.4 Change of Control Agreement dated May 8, 1995 between the Company and Steve Ford, as amended on January 10, 1996.

                 10.5 Retention Bonus Agreement dated as of October 1, 1996 between the Company and Steve Ford.

         (b)     Reports on Form 8-K.

                 The Company filed a Current Report on Form 8-K on April 9, 1996 relating to an Agreement and Plan of Merger entered into with St. Jude Medical, Inc. and a wholly-owned subsidiary of St. Jude.

                                   SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                         CYBERONICS, INC.
                         Registrant



                         BY:       /s/ JOHN K. BAKEWELL
                                 -----------------------------------------
                                 John K. Bakewell
                                 Vice President, Finance and Administration
                                 and Chief Financial Officer (principal
                                 financial and accounting officer)


Dated:  May 2, 1996

P
R
O
X
Y

                                PRELIMINARY COPY
                      CONFIDENTIAL, FOR USE OF THE SEC ONLY

                                CYBERONICS, INC.

                    PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



     THE UNDERSIGNED STOCKHOLDER OF CYBERONICS, INC., A DELAWARE CORPORATION, HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT, EACH DATED _________ __, 1996, AND HEREBY APPOINTS REESE S. TERRY AND JOHN K. BAKEWELL, AND EACH OF THEM, PROXIES AND ATTORNEYS-IN-FACT, WITH FULL POWER TO EACH OF SUBSTITUTION, ON BEHALF AND IN THE NAME OF THE UNDERSIGNED, TO REPRESENT THE UNDERSIGNED AT THE SPECIAL MEETING OF STOCKHOLDERS OF CYBERONICS, INC. TO BE HELD ON ______________ __, 1996 AT ______ _.M.,
CENTRAL STANDARD TIME, AT ________________________________________________, AND
AT ANY ADJOURNMENT OR ADJOURNMENTS THEREOF, AND TO VOTE ALL SHARES OF COMMON STOCK THAT THE UNDERSIGNED WOULD BE ENTITLED TO VOTE IF THEN AND THERE PERSONALLY PRESENT, ON THE MATTERS SET FORTH BELOW.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS ON THE REVERSE SIDE HEREOF AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXYHOLDERS DEEM ADVISABLE.


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                   SEE REVERSE
                                      SIDE

X PLEASE MARK
  VOTES AS IN
  THIS EXAMPLE



1. PROPOSAL TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER (THE "MERGER AGREEMENT") BY AND AMONG ST. JUDE MEDICAL, INC., SJM ACQUISITION CORP. AND CYBERONICS, INC., DATED APRIL 8, 1996, AND TO APPROVE ALL TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

                           FOR     AGAINST     ABSTAIN
                           / /       / /         / /


2. PROPOSAL TO APPROVE THE SALE OF 2,181,818 SHARES OF CYBERONICS COMMON STOCK TO ST. JUDE MEDICAL, INC. AT A CASH PURCHASE PRICE OF $5.50.

                           FOR     AGAINST     ABSTAIN
                           / /       / /         / /

3. TO VOTE OR OTHERWISE REPRESENT THE SHARES ON ANY AND ALL SUCH OTHER BUSINESS RELATED TO THE CONDUCT OF THE SPECIAL MEETING WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF, ACCORDING TO THEIR DISCRETION AND IN THEIR DISCRETION.


PLEASE SIGN EXACTLY AS NAME APPEARS ON YOUR STOCK CERTIFICATE. IF THE STOCK IS HELD BY JOINT TENANTS OR AS COMMUNITY PROPERTY, BOTH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS, ATTORNEYS AND CORPORATE OFFICERS SHOULD INSERT THEIR TITLES.

SIGNATURE:______________________________________   DATE_______________________

SIGNATURE:______________________________________   DATE_______________________